                                            REGISTRATION STATEMENT NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                          TOUCH AMERICA HOLDINGS, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                         4813                                        81-0540231
 (State or Other Jurisdiction                   (Primary Standard Industrial                         (I.R.S. Employer
              of                                    Classification Code)                           Identification No.)
Incorporation or Organization)

                               130 N. MAIN STREET
                           BUTTE, MONTANA 59701-9331
                                 (406) 497-5100

         (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Office)

                          PATRICK T. FLEMING SECRETARY
                          TOUCH AMERICA HOLDINGS, INC.
                               130 N. MAIN STREET
                           BUTTE, MONTANA 59701-9331
                                 (406) 497-5100

            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:

                                JOHN T. O'CONNOR
                      Milbank, Tweed, Hadley & McCloy LLP
                            1 Chase Manhattan Plaza
                            New York, New York 10005
                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of The Montana Power Company with and into The Montana Power, L.L.C. as described in the attached proxy statement/prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION
                TO BE REGISTERED                    REGISTERED (1)         SHARE(2)             PRICE(3)             FEE(4)
Common Stock, no par value(5)....................     107,132,544              $            $1,107,750,504.96     $276,937.62
Preferred Stock, no par value....................       580,389                $             $55,495,744.75        $13,873.94

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(1) This Registration Statement covers the maximum number of shares of the Registrant's common stock and preferred stock that may be issued in the merger described herein.

(2) Not applicable.

(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(f) based on the average of the high and low sale prices of the common stock of The Montana Power Company on July 11, 2001 as reported on the New York Stock Exchange ($10.34) and the maximum number of such shares (107,132,544) that may be exchanged for the common stock being registered and the average of the bid and asked price of the preferred stock of The Montana Power Company as reported on the over-the-counter market ($103.375 on July 10, 2001 for the $6.875 Series, $77.75 on June 26, 2001 (the most recent date available for this information) for the $6.00 Series, and $96.50 on June 29, 2001 (the most recent date available for this information) for the $4.20 Series) and the maximum number of such shares (580,389) that may be exchanged for the preferred stock being registered.

(4) The required fee pursuant to Section 6(b) of the Securities Act of 1933, as amended ($290,811.56), has been reduced by the amount of the fee previously paid to the Commission with respect to the transaction ($453,733.35) in accordance with Rule 457(b).
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                    [MONTANA_POWER_LOGO]                                                       [LOGO]

                                                                   JULY 13, 2001

              RESTRUCTURING PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

    The Board of Directors of The Montana Power Company announced in March 2000 that it would begin the process of divesting The Montana Power Company's multiple energy businesses in order to focus on its telecommunications business, Touch America, Inc. Following this announcement, The Montana Power Company successfully sold its oil and gas, coal and independent power production businesses, and now asks for your vote to sell its utility business and complete the restructuring.

    The Board has approved a merger whereby Touch America Holdings, Inc., a recently created company, will own what is today the telecommunications business of The Montana Power Company. In the merger, shareholders of The Montana Power Company will be deemed to receive one share of Touch America Holdings, Inc. for each share of The Montana Power Company. Immediately following this merger, the remaining energy business of The Montana Power Company, its utility business, will be sold to NorthWestern Corporation. Upon completion of this merger and the sale of the utility business to NorthWestern, Touch America Holdings, Inc. will own Touch America, Inc. and Tetragenics Company, which will be its telecommunications operating business.

    The Montana Power Company will hold a special meeting of our shareholders to consider and vote on the merger and the sale of the utility business to NorthWestern. In addition, shareholders of common stock will be asked to vote in favor of the redemption of The Montana Power Company's outstanding Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series. Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions on your proxy card.

    The place, date and time of the special meeting is as follows:

                            The Mother Lode Theatre
                                  316 W. Park
                                 Butte, Montana
                   September 14, 2001, 1:30 p.m., local time

    I ENTHUSIASTICALLY SUPPORT THE RESTRUCTURING AND JOIN WITH THE MONTANA POWER COMPANY'S BOARD IN RECOMMENDING THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN AND THE REDEMPTION OF THE PREFERRED STOCK.

------------------------

Sincerely,
/s/ Robert P. Gannon
Robert Gannon
Chairman and Chief Executive Officer
The Montana Power Company

    FOR A DISCUSSION OF RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE RESTRUCTURING, SEE "RISK FACTORS" BEGINNING ON PAGE 17.

    Up to 107,132,544 shares of Touch America Holdings' common stock, par value $.01 per share, and up to 580,389 shares of Touch America Holdings' Preferred Stock, par value $.01 per share, may be issued in connection with the merger. The Touch America Holdings' common stock will be listed on the New York Stock Exchange and the Pacific Exchange, Inc. Touch America Holdings' common stock will trade under the ticker symbol "TAA".

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    THIS PROXY STATEMENT/PROSPECTUS IS DATED JULY 13, 2001, AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT JULY 20, 2001.

                              [MONTANA_POWER_LOGO]
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 2001

                            ------------------------

To the Shareholders of The Montana Power Company:

    It is our pleasure to invite you to a special meeting of the shareholders of The Montana Power Company on Friday, September 14, 2001, at 1:30 p.m., local time, at the Mother Lode Theatre, 316 W. Park, Butte, Montana, for the following purpose:

    To consider and vote upon three separate but related proposals:

    PROPOSAL ONE: Approval of the agreement and plan of merger among The Montana Power Company, Touch America Holdings, Inc., a Delaware corporation and wholly owned subsidiary of The Montana Power Company, and The Montana Power, L.L.C., a Montana limited liability company and wholly owned subsidiary of Touch America Holdings, dated as of February 20, 2001, the result of which is that holders of common shares of The Montana Power Company will be deemed to receive one share of Touch America Holdings' common stock for each share of common stock of The Montana Power Company and holders of shares of Preferred Stock, $6.875 Series of The Montana Power Company will be deemed to receive one share of Touch America Holdings' Preferred Stock, $6.875 Series for each share of Preferred Stock, $6.875 Series of The Montana Power Company.

    PROPOSAL TWO: Approval of the sale of substantially all of the assets of The Montana Power Company relating to its utility business as contemplated by the Unit Purchase Agreement between NorthWestern Corporation, The Montana Power Company and Touch America Holdings, Inc. dated as of September 29, 2000 as amended as of June 21, 2001.

    PROPOSAL THREE: Approval of the redemption of The Montana Power Company's outstanding Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series.

    Approval of the merger agreement is contingent upon the approval of the sale of the utility business to NorthWestern. The Montana Power Company, Touch America Holdings and The Montana Power, L.L.C. will not complete the merger unless The Montana Power Company's shareholders approve the sale of the utility business to NorthWestern. We cannot complete the merger and the sale of the utility business to NorthWestern unless holders of at least two-thirds of all the shares outstanding and entitled to vote at the special meeting vote together as a single class to approve the merger agreement and the sale of the utility business to NorthWestern.

    Approval of the redemption of the preferred stock is not contingent upon the approval of the sale of the utility business to NorthWestern or the merger agreement. We cannot complete the redemption of the preferred stock unless holders of a least a majority of all of our common shares outstanding and entitled to vote at the special meeting vote to approve the redemption of the preferred stock.

    If the redemption of the preferred stock is not approved by at least a majority of all of our common shareholders, each shareholder of The Montana Power Company's Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be deemed to receive in the merger one share of Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, for each outstanding share of The Montana Power Company's Preferred Stock $4.20 Series and Preferred Stock $6.00 Series, respectively. The terms of the Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be identical to the terms of The Montana Power Company Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, respectively.

    Separately, and independent of the merger and this special meeting, the Board has determined it would be in the best interest of The Montana Power Company and its shareholders to initiate a tender offer for the Preferred Stock, $6.875 Series of The Montana Power Company. We are not asking for you to take any action on this matter at the current time.

    Shareholders who owned either our common or preferred stock on July 18, 2001 are entitled to vote on the merger agreement and the sale of the utility business to NorthWestern at the special meeting. Shareholders who owned our common stock on July 18, 2001 are entitled to vote on the redemption of the preferred stock.

    The members of the Board present at the relevant meetings have adopted and approved the sale of the utility business to NorthWestern, the merger agreement and the redemption of the preferred stock and recommended that our shareholders vote for each of these proposals.

    We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of it by the Board.

    The accompanying proxy is solicited by the Board of Directors of The Montana Power Company, a Montana corporation, for use at the special meeting on September 14, 2001, or at any adjournment thereof.

    The accompanying proxy statement was mailed on or about July 20, 2001. These materials are also available on our home page (www.mtpower.com).

    FOR MORE INFORMATION ABOUT THE RESTRUCTURING DESCRIBED ABOVE AND THE RELATED TRANSACTIONS, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, THE MERGER AGREEMENT ATTACHED TO IT AS ANNEX A, AND THE UNIT PURCHASE AGREEMENT, AS AMENDED, ATTACHED TO IT AS ANNEX B.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. WE ARE ALSO OFFERING YOU THE CHANCE TO CAST YOUR VOTE BY TELEPHONE OR COMPUTER. YOU MAY VOTE BY TELEPHONE OR COMPUTER BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

    PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME. FOLLOWING THE MERGER, TOUCH AMERICA HOLDINGS, INC. WILL MAIL APPROPRIATE TRANSMITTAL MATERIALS AND INSTRUCTIONS ADVISING YOU OF THE PROCEDURE TO BE USED FOR SURRENDER OF YOUR MONTANA POWER COMPANY SHARE CERTIFICATES IN EXCHANGE FOR SHARE CERTIFICATES OF TOUCH AMERICA HOLDINGS, INC. PRIOR TO THIS EXCHANGE, YOUR EXISTING SHARE CERTIFICATES OF THE MONTANA POWER COMPANY WILL BE DEEMED TO REPRESENT FOR ALL PURPOSES THE RIGHT TO RECEIVE CERTIFICATES REPRESENTING TOUCH AMERICA HOLDINGS, INC.'S SHARES.

                                          By Order of the Board of Directors,
                                          /s/ Patrick T. Fleming
                                          Corporate Secretary

Butte, Montana
July 13, 2001

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about The Montana Power Company and Touch America Holdings, Inc. from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from MPC at the following address:

                           The Montana Power Company
                  C/O Corporate Investor Communications, Inc.
                               111 Commerce Road
                              Carlstadt, NJ 07072

                         Individual Shareholders Should
                                     Call:
                                 1-800-793-1283

                         Banks and Brokers Should Call:
                                 (201) 896-2633

    If You Would Like to Request Documents, Please do so by September 5, 2001, in Order to Receive Them Before Your Special Meeting.

    See "Where You Can Find More Information" below on page 88.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING...............       1

SUMMARY.....................................................       5
  General...................................................       5
  The Restructuring.........................................       7
  The Companies.............................................      12

RISK FACTORS................................................      17

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA OF
  MPC.......................................................      24

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL DATA OF TOUCH AMERICA HOLDINGS..................      25

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      26

THE SPECIAL MEETING.........................................      27
  Date, Time and Place......................................      27
  Purpose of the Special Meeting............................      27
  Record Date; Shares Entitled to Vote; Quorum..............      27
  Vote Required.............................................      28
  Voting by MPC Directors and Executive Officers............      28
  Voting of Proxies.........................................      28
  Changing the Vote.........................................      29
  Revocability of Proxies...................................      29
  Solicitation of Proxies...................................      29

THE RESTRUCTURING...........................................      30
  General Description of the Restructuring..................      30
  Background of the Restructuring...........................      30
  Reasons for the Restructuring and the MPC Board
    Recommendation..........................................      32
  Use of Proceeds from the Sale of the Energy Businesses....      35
  Interests of MPC's Directors and Management in the
    Restructuring...........................................      35
  Outstanding Stock-Based Grants Under MPC's Long-Term
    Incentive Plan..........................................      36
  Change of Control Agreements..............................      37
  Employee Benefit Plans....................................      38
  Indemnification...........................................      40
  Listing of Touch America Holdings' Capital Stock..........      40
  Dividends.................................................      41
  Dividend Reinvestment and Common Stock Purchase Plan......      41
  Material U.S. Federal Income Tax Consequences of the
    Merger..................................................      41
  Accounting Treatment......................................      43
  Dissenters' or Appraisal Rights...........................      43
  Resale of Touch America Holdings' Common Stock............      45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS; DIRECTORS;
  AND EXECUTIVE OFFICERS....................................      46
  Security Ownership of Certain Beneficial Owners of MPC....      46
  Security Ownership of Management of MPC...................      46

                                                                PAGE
                                                              --------
REGULATORY MATTERS..........................................      49
  General...................................................      49
  Federal Energy Regulatory Commission......................      49
  United States Antitrust Law...............................      50
  State Approvals or Filings................................      50
  Other Permits or Licenses.................................      51

THE MERGER AGREEMENT........................................      52
  The Merger Between MPC and The Montana Power, L.L.C.......      52
  Timing....................................................      52
  Merger Consideration......................................      52
  Conditions to the Completion of the Merger................      52
  Termination of the Merger Agreement.......................      52

THE PURCHASE AGREEMENT......................................      53
  The Sale of the Utility Business to NorthWestern..........      53
  Timing of Closing.........................................      53
  Consideration.............................................      53
  Amendment Regarding Power Supply Contract with Advanced
    Silicon Materials, LLC..................................      53
  Conditions to the Completion of the Sale of the Utility
    Business to NorthWestern................................      53
  No Solicitation by MPC and Touch America Holdings.........      54
  Termination of the Purchase Agreement.....................      56
  Termination Fees; Reimbursement of Expenses...............      57
  Interim Operations of MPC.................................      58
  Indemnification...........................................      60
  Amendment; Extension and Waiver...........................      61
  Representations and Warranties............................      62

THE REDEMPTION OF THE PREFERRED STOCK.......................      62

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
  TOUCH AMERICA HOLDINGS....................................      64

DESCRIPTION OF TOUCH AMERICA HOLDINGS' CAPITAL STOCK........      76
  General...................................................      76
  Common Stock..............................................      76
  Preferred Stock...........................................      76

COMPARISON OF SHAREHOLDER RIGHTS............................      79
  Corporate Governance......................................      79
  Authorized Capital Stock..................................      79
  Number of Directors.......................................      79
  Classified Board..........................................      80
  Cumulative Voting.........................................      80
  Vacancies on the Board....................................      80
  Removal of Directors......................................      81
  Vote Required for Shareholder Actions.....................      81
  Shareholder Action By Written Consent.....................      82
  Special Meetings of Shareholders..........................      82
  Amendments to Governing Documents.........................      83
  Preemptive Rights.........................................      83
  Indemnification of Directors, Officers, Employees and
    Agents..................................................      84
  Limitation on Director Liability..........................      84
  Business Combinations.....................................      85

                                                                PAGE
                                                              --------
  Dissenters' or Appraisal Rights...........................      85
  Anti-Takeover Statutes....................................      86
  Shareholder Rights Plan...................................      86

LEGAL MATTERS...............................................      86

EXPERTS.....................................................      87

SHAREHOLDER PROPOSALS.......................................      87

OTHER MATTERS...............................................      87

WHERE YOU CAN FIND MORE INFORMATION.........................      88

       ANNEXES
---------------------
Annex A                 Agreement and Plan of Merger

Annex B                 Unit Purchase Agreement and Amendment No. 1

Annex C                 Montana Business Corporation Act Sections 35-1-826 through
                          35-1-839

                 QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

Q: WHEN AND WHERE IS THE SHAREHOLDERS MEETING?

A: The special shareholders meeting will take place on Friday, September 14, 2001 at The Mother Lode Theatre, 316 W. Park, Butte, Montana.

Q: WHAT WILL HAPPEN IN THE RESTRUCTURING?

A: The restructuring is comprised of three steps: (1) the redemption of preferred stock, (2) the merger and (3) the sale of the utility business to NorthWestern. First, prior to the merger, MPC will redeem the outstanding Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series. Second, MPC will merge with and into The Montana Power, L.L.C., with The Montana Power, L.L.C., which is wholly owned by Touch America Holdings surviving the merger. As a result of this merger, Touch America Holdings will become the owner of the telecommunications business and the utility business of MPC, and shareholders of MPC will become stockholders of Touch America Holdings. Finally, immediately following the merger, Touch America Holdings will sell The Montana Power, L.L.C. to NorthWestern. As a result of the restructuring, NorthWestern will own and control MPC's regulated electric and natural gas utilities which represented approximately 67% of MPC's 2000 consolidated revenue, (excluding intersegment revenues and discontinued operations). At the same time, Touch America Holdings will own Touch America, Inc. and Tetragenics Company, its telecommunications operating businesses.

Q: WHAT WILL I RECEIVE FOR MY SHARES?

A: As a result of the merger, each common shareholder of MPC will be deemed to receive one share of Touch America Holdings' common stock for each MPC common share that he or she holds and each MPC preferred shareholder will be deemed to receive one share of Touch America Holdings' Preferred Stock, $6.875 Series for each MPC Preferred Stock, $6.875 Series that he or she holds. See "Description of Touch America Holdings' Capital Stock" below on page 76.

    If the redemption of the preferred stock is not approved by at least a majority of all common shares outstanding and entitled to vote at the special meeting, each shareholder of Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be deemed to receive in the merger one share of Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, for each outstanding share of Preferred Stock $4.20 Series and Preferred Stock $6.00 Series, respectively. The terms of the Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be identical to the terms of the Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, respectively. See "The Redemption of the Preferred Stock" below on page 62.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: On October 24, 2000, the MPC Board voted to eliminate common dividend payments effective the first quarter of 2001. The final quarterly dividend declared by MPC was $.20 per share payable on November 1, 2000. However, preferred dividends of MPC will not be affected by this decision.

    Following the restructuring and for the foreseeable future, Touch America Holdings does not expect to pay dividends on its common stock.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the special meeting. You also have the option to vote by telephone or computer. If voting by telephone or computer, dial the toll-free number or access the Internet address indicated on your proxy. You will be prompted to enter the control number printed on your proxy and to follow the subsequent simple directions that will be provided. You may also vote in person at the special meeting. However, if your broker holds your shares in street name and you intend to come to the meeting and vote, you must bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote. See "The Special Meeting--Voting of Proxies" below on page 28.

    If you sign, date and send your proxy and do not indicate how you want to vote, we will count your proxy as a vote for the approval of the proposals. See "The Special Meeting--Voting of Proxies" below on page 28.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote you can choose to do any of the following:
    (1) Send a later-dated, signed proxy card to MPC's Secretary; (2) submit a later vote by telephone or computer as described above; or (3) attend the special meeting in person and vote. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote. See "The Special Meeting--Revocability of Proxies" below on page 29.

Q: WHAT DO I DO IF I WANT TO REVOKE MY PROXY?

A: You may revoke your proxy card by sending a notice of revocation to MPC's
    Secretary at the address under "The Summary--The Companies" below on page 12.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES?

A: If you provide your broker with voting instructions to vote your "street name" shares, your broker will be permitted to vote on the restructuring. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote on the restructuring. You should therefore be sure to provide your broker with instructions on how to vote your shares. You should check the voting form used by your brokers to see if they offer telephone or computer voting.

    If you do not give voting instructions to your broker, you will not be counted as voting for purposes on the restructuring unless you appear and vote in person at the special meeting. If your broker holds your shares in "street name" and you intend to come to the meeting and vote, you must bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote. See "The Special Meeting--Voting of Proxies" below on page 28.

Q: WHAT WILL HAPPEN IF I ABSTAIN FROM VOTING OR FAIL TO VOTE?

A: The delivery of a properly executed proxy card that does not contain voting instructions will be voted in favor of the proposals. However, the failure to deliver a properly executed proxy card will have the same effect as a vote against all the proposals. An abstention or failure to vote at the meeting will also have the same effect as a vote against proposals. See "The Special Meeting--Voting of Proxies" below on page 28.

Q: SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. If the merger is completed, Touch America Holdings will mail to you appropriate transmittal materials and instructions advising you of the procedure to be used for the surrender of MPC share certificates for share certificates of Touch America Holdings. Following the merger, your existing MPC share certificates will automatically be deemed to represent for all purposes the right to receive share certificates of Touch America Holdings.

Q: WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE RESTRUCTURING?

A: The affirmative vote of at least two-thirds of the shares outstanding and entitled to vote as of the record date, July 18, 2001, either in person or by proxy, voting together as a single class, is required to approve the merger agreement and the sale of the utility business to NorthWestern.

    The affirmative vote of at least a majority of the common shares outstanding and entitled to vote as of the record date, July 18, 2001, either in person or by proxy, is required to approve the redemption of the Preferred Stock, $4.20 Series and the Preferred Stock, $6.00 Series. See "The Special Meeting--Vote Required" below on page 27.

Q: WHO ELSE MUST APPROVE THE RESTRUCTURING?

A: In connection with the sale of the utility business to NorthWestern, in addition to the approval of MPC's shareholders, the purchase agreement, as amended, requires that MPC and NorthWestern obtain the approval of state and federal regulatory agencies before the sale of the utility business to NorthWestern can be completed. At the federal level, these approvals include approval of the Federal Energy Regulatory Commission. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on January 17, 2001. At the state level, regulatory approval must be obtained from the Montana Public Service Commission. The Federal Energy Regulatory Commission issued an order on February 20, 2001 authorizing the transaction under Section 203 of the Federal Power Act. See "Regulatory Matters" below on page 49.

    In connection with the merger, in addition to the approval of MPC shareholders, the merger agreement requires that Touch America Holdings list its common stock on the New York Stock Exchange and the Pacific
    Exchange, Inc. and receive a ruling from the IRS or an opinion of outside counsel satisfactory to the MPC Board with respect to tax consequences of the merger. The merger agreement also requires certain approvals from the Federal Energy Regulatory Commission. The Federal Energy Regulatory Commission's order on February 20, 2001 authorized the disposition or transfer of control over jurisdictional facilities in connection with the merger. On March 30, 2001, the Federal Energy Regulatory Commission approved the transfer of the Milltown Hydroelectric License. See "Regulatory Matters" below on page 49.

    The redemption does not require any approvals in addition to the approval of MPC's common shareholders.

Q: TO WHAT EXTENT ARE THE MERGER, THE SALE OF THE UTILITY BUSINESS AND THE
    REDEMPTION OF THE PREFERRED STOCK CONTINGENT UPON EACH OTHER?

A: Approval of the merger agreement is contingent upon the approval of the sale of the utility business to NorthWestern. However, the approval of the redemption of the preferred stock is not contingent upon approval of either the merger agreement or the sale of the utility business to NorthWestern, nor are the approval of the merger agreement and the sale of the utility business to NorthWestern contingent upon approval of the redemption of the preferred stock.

Q: WHEN IS THE RESTRUCTURING EXPECTED TO BE COMPLETED?

A: We are working as quickly as possible and expect to complete the restructuring within 6 months from the date of this proxy statement/prospectus.

Q: DO I HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A: Yes. If you follow the relevant procedures under Montana law, you may demand
    "dissenters' rights" and receive fair market value for your MPC shares in cash. You will receive such cash in lieu of Touch America

    Holdings' shares, but only if you deliver notice of intent to exercise such dissenters' rights to MPC prior to the vote to approve the merger agreement and the sale of the utility business to NorthWestern AND do not vote in favor of the merger proposal and the sale of the utility business to NorthWestern proposal. See "The Restructuring--Dissenters' or Appraisal Rights" below on page 43.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about any aspects of the restructuring or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact:

                  CIC Corporate Investor Communications, Inc.
                               111 Commerce Road
                              Carlstadt, NJ 07072

                      Individual shareholders should call:
                                 1-800-793-1283

                         Banks and Brokers should call:
                                 (201) 896-2633

Q: WHERE CAN I FIND MORE INFORMATION ABOUT MPC?

A: You can find more information about MPC from various sources described under "Where You Can Find More Information" below on page 88.

Q: HOW IMPORTANT IS MY VOTE?

A: YOUR VOTE IS CRITICAL BECAUSE THE MERGER AND THE SALE OF THE UTILITY BUSINESS
    TO NORTHWESTERN CANNOT BE CONSUMMATED WITHOUT THE AFFIRMATIVE VOTE OF TWO-THIRDS OF MPC'S SHAREHOLDERS VOTING TOGETHER AS A SINGLE CLASS, AND THE REDEMPTION OF THE PREFERRED STOCK CANNOT BE CONSUMMATED WITHOUT THE AFFIRMATIVE VOTE OF A MAJORITY OF MPC'S COMMON SHAREHOLDERS. AN ABSTENTION OR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER, THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN AND THE REDEMPTION OF THE PREFERRED STOCK.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE RESTRUCTURING FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE RESTRUCTURING, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 88. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

                                    GENERAL

RECOMMENDATIONS BY THE MPC BOARD (PAGE 32)

    At the September 29, 2000 MPC Board meeting, at which all the board members but one were present, regarding the sale of the utility business to NorthWestern, and the October 24, 2000 MPC Board meeting, at which all the board members but two were present, regarding the restructuring, the merger and the redemption of the preferred stock, after due consideration the MPC Board:

    - determined that the restructuring is consistent with, and in furtherance of, the best interest of MPC and its shareholders;

    - determined that the sale of the utility business to NorthWestern and the other transactions contemplated by the purchase agreement, as amended, are consistent with, and in furtherance of, the best interest of MPC and its shareholders;

    - adopted and approved the purchase agreement, as amended, and the other transactions contemplated by the purchase agreement, as amended;

    - determined that the merger is consistent with, and in furtherance of, the best interest of MPC and its shareholders;

    - adopted and approved the merger agreement and the other transactions contemplated by the merger agreement;

    - determined to recommend that MPC shareholders vote for the approval of the merger agreement and the sale of the utility business to NorthWestern;

    - determined that the redemption of the preferred stock is consistent with, and in furtherance of, the best interest of MPC and it shareholders; and

    - adopted and approved the redemption and determined to recommend that MPC shareholders vote for the approval of the redemption of the preferred stock.

    At the June 19, 2001 executive committee meeting of the MPC Board at which all executive committee board members but one were present the executive committee of the MPC Board (which action was ratified by the MPC Board on June 26, 2001), after due consideration:

    - adopted and approved the amendment to the purchase agreement and the other transactions contemplated by the amendment.

INTERESTS OF MPC'S DIRECTORS AND MANAGEMENT IN THE RESTRUCTURING (PAGE 35)

    At the completion of the restructuring, Touch America Holdings' Board of Directors will consist entirely of the current MPC Board:

    - Robert P. Gannon,

    - Jerrold P. Pederson,

    - Tucker Hart Adams,

    - Alan F. Cain,

    - John G. Connors,

    - R.D. Corette,

    - Kay Foster,

    - John R. Jester,

    - Carl Lehrkind III,

    - Deborah D. McWhinney and

    - Noble E. Vosburg.

    At the completion of the restructuring, it is anticipated that the following officers of MPC and Touch America, Inc. will become executive officers of Touch America Holdings:

    - Robert P. Gannon,

    - Jerrold P. Pederson,

    - Michael J. Meldahl,

    - Patrick T. Fleming,

    - Michael E. Zimmerman,

    - Perry J. Cole,

    - Daniel G. Gay, and

    - Daniel J. Sullivan.

    Robert P. Gannon, currently the Chairman and Chief Executive Officer of MPC, will continue as Chairman and Chief Executive Officer of Touch America Holdings.

U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 41)

    In the opinion of Thelen Reid & Priest LLP, MPC's outside tax counsel, the merger will qualify as a tax-free reorganization, and neither MPC, its shareholders, nor Touch America Holdings will recognize gain or loss for U.S. federal income tax purposes.

                               THE RESTRUCTURING

THE MERGER BETWEEN MPC AND THE MONTANA POWER, L.L.C. (PAGE 52)

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE PRINCIPAL DOCUMENT GOVERNING THE MERGER.

    CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 52)

    The completion of the merger is subject to, among other things, federal regulatory approval and MPC receiving a ruling from the IRS or an opinion of outside counsel satisfactory to the MPC Board with respect to tax consequences of the merger.

    TERMINATION OF THE MERGER AGREEMENT (PAGE 52)

    The merger agreement may be terminated at any time prior to the completion of the merger:

    - by MPC's shareholders, or

    - by the MPC Board if it should determine that the merger would not be advisable or not be in the best interests of MPC or MPC's shareholders.

THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN (PAGE 53)

    THE PURCHASE AGREEMENT, AS AMENDED, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE PURCHASE AGREEMENT, AS AMENDED. IT IS THE PRINCIPAL DOCUMENT GOVERNING THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN.

    AMENDMENT TO PURCHASE AGREEMENT (PAGE 53)

    Touch America Holdings, MPC and NorthWestern have entered into an amendment with respect to MPC's contract to supply power at fixed prices with Advanced Silicon Materials, LLC. Subsequently, MPC agreed to make a one time cash payment of $62.5 million to Advanced Silicon Materials, LLC to cancel the power supply contract between MPC and Advanced Silicon Materials, LLC, effective June 30, 2001.

    MUTUAL CONDITIONS TO THE COMPLETION OF THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN (PAGE 53)

    The completion of the sale of the utility business to NorthWestern depends upon meeting a number of conditions, including the accuracy of representations and warranties, regulatory approvals and third party consents.

    ADDITIONAL CLOSING CONDITIONS FOR NORTHWESTERN'S BENEFIT (PAGE 54)

    In addition, NorthWestern's obligation to complete the sale of the utility business to NorthWestern is subject to, among other things, the completion of the merger and the termination of a number of MPC benefit plans.

    TERMINATION OF THE PURCHASE AGREEMENT (PAGE 56)

    The purchase agreement, as amended, may be terminated at any time prior to the completion of the sale of the utility business to NorthWestern by mutual written agreement of Touch America Holdings, MPC and NorthWestern and under other circumstances as described below on page 56.

    TERMINATION FEES; REIMBURSEMENT OF EXPENSES (PAGE 57)

    MPC or Touch America Holdings must pay a termination fee of $50 million and a reimbursement of expenses fee of up to $10 million to NorthWestern upon certain circumstances as described below on page 57.

    THE REDEMPTION OF THE PREFERRED STOCK (PAGE 62)

    On October 24, 2000, the members of the MPC Board present at the meeting unanimously approved the redemption of all the outstanding Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series. Pursuant to MPC's Restated Articles of Incorporation, dated March 24, 1998, the redemption of this preferred stock depends on an affirmative vote of at least a majority of the holders of MPC common stock. The redemption of this preferred stock is a taxable transaction.

    As of December 31, 2000 the amount outstanding under the Preferred Stock, $6.00 Series was $16,000,000, and the amount outstanding under the Preferred Stock, $4.20 Series was $6,000,000.

    A DESCRIPTION OF THE RESTRUCTURING

    The following charts reflect the corporate structure of MPC and Touch America Holdings prior to the restructuring, immediately following the merger, and following the sale of the utility business to NorthWestern, at which point the restructuring will be complete.

STEP I

                THE MONTANA POWER COMPANY PRIOR TO RESTRUCTURING
 (POST-SALE OF OIL & GAS, INDEPENDENT POWER AND COAL BUSINESSES AND POST-MERGER
                        OF ENTECH, INC. INTO ENTECH LLC)

                                     [LOGO]

STEP II

                                   THE MERGER

                                     [LOGO]

STEP III

                                  POST-MERGER

                                     [LOGO]

STEP IV

                                  POST-MERGER
 (PRIOR TO THE SALE OF THE UTILITY BUSINESS BUT AFTER THE TRANSFER (BY MEANS OF DIVIDEND) OF ENTECH LLC, TETRAGENICS COMPANY AND TOUCH AMERICA TO TOUCH AMERICA
                                HOLDINGS, INC.)

                                     [LOGO]

STEP V

          TOUCH AMERICA HOLDINGS AFTER COMPLETION OF THE RESTRUCTURING
                      (AFTER THE SALE OF UTILITY BUSINESS)

                                     [LOGO]

                                 THE COMPANIES

THE MONTANA POWER COMPANY
40 E. Broadway Street
Butte, Montana 59701-9394
(406) 497-2000

Utility Business

    MPC currently operates regulated electric and natural gas utilities. MPC's electric and natural gas service territory covers approximately 107,600 square miles, or approximately 73 percent of Montana. Dominant industries operating within MPC's service territory are manufacturing of wood, petroleum, and metal products; metal and coal mining; agriculture; and tourism and recreation. MPC serves approximately 446,000 customers, or approximately 80 percent of the population within its service territory.

    MPC's regulated electric utility purchases, transmits bulk quantities of energy, and distributes energy from transmission system to consumer electric energy. MPC provides electric energy to 191 communities and their surrounding rural areas throughout Montana. MPC also provides electric energy to Yellowstone National Park.

    In addition to its regulated electric and natural gas utilities, MPC has certain electric generation-related operations. Milltown Dam, constructed in 1906, is a three MW hydroelectric plant located near Missoula, Montana. Generation from the facility is used to serve retail customers of MPC's electric utility. Colstrip Unit 3 and Colstrip Unit 4 are twin 805 MW gross rated coal-fired plants. MPC sold its 30% interest in Colstrip Unit 3 to PPL Montana in December 1999, but MPC's 30% leased interest in Colstrip Unit 4 was not included in that transaction. MPC's Colstrip Unit 4 interest is an unregulated asset. Its leasehold interest is the result of a 1985 sale/leaseback transaction. As lessee, MPC makes annual lease payments and utilizes all of the electrical generation associated with its 30% interest in Colstrip Unit 4, which is approximately 220 MW. MPC has entered into two long-term power sales agreements, which utilize such generation from Colstrip Unit 4.

    MPC also operates a number of direct subsidiaries:

    - One Call Locators, Ltd. operates a line locating service in several states that provides services to utilities and others that own or operate underground pipes and wires,

    - Discovery Energy Solutions, Inc. provides a variety of energy-related products and services designed to reduce the energy costs of its customers, who are primarily industrial, commercial, and institutional entities in the western United States,

    - Canadian-Montana Pipe Line Corporation owns and operates natural gas pipeline border-crossing facilities for the transportation of natural gas between Canada and Montana.

    - Montana Power Services Company was formed as an entity to hold common corporate properties and provides centralized shared administrative services for MPC and its various subsidiaries and business units. This company has held title to various buildings and software licenses shared by such business units, but by the time of completion of the sale of the utility business to NorthWestern, it is expected to have transferred such assets to either Touch America, Inc. or MPC, and

    - Colstrip Community Services Company historically provided real estate and other services in Colstrip, Montana. Such services have been taken over by PPL Montana or the city of Colstrip, and this company no longer has any active operations or services.

    MPC also owns the equity interests in two business trusts established in connection with financing transactions:

    - Montana Power Capital 1 is a statutory business trust created under Delaware law, the sole purpose of which is to issue preferred securities for the benefit of MPC. In November 1996, the entity issued $65 million of preferred securities, the proceeds of which went to MPC.

    - MPC Natural Gas Funding Trust entity is a special purpose statutory Delaware business trust that is the financing vehicle used in connection with recovery of transition costs associated with the transfer of the natural gas utility's production assets to unregulated affiliates in 1997. In December 1998, this entity issued $63 million in transition bonds to refinance these transition costs for the benefit of natural gas customers.

Non-Utility Businesses

    As of April 30, 2001 MPC has sold all of its non-utility energy businesses consisting of its oil and gas business, coal business and independent power production business.

TOUCH AMERICA HOLDINGS, INC.
130 N. Main St.
Butte, Montana 59701-9331
(406) 497-5100

    Touch America Holdings is a company incorporated in the State of Delaware. Following the restructuring, Touch America Holdings will become the owner of the operating businesses of Touch America, Inc. and Tetragenics Company, and the owner of the single membership interest in Entech LLC.

Touch America, Inc.

    Touch America, Inc. owns a fiber-optic network that is expected to reach 26,000 route miles by the end of 2001. The network will span 40 states, connecting major metropolitan cities, such as Los Angeles, Dallas, Chicago, New York City, and Atlanta, and numerous second and third tier cities. At the end of 2000, 18,000 route miles were constructed with approximately 60 percent of those route miles lit and carrying traffic. Touch America, Inc. currently has 27 staffed offices with approximately 900 employees, about 400 of which comprise sales and sales support.

    Touch America, Inc. uses the network to provide voice, data, and video transport services for wholesale, commercial business, and residential customers. Wholesale customers are other telecommunications services providers such as well-established carriers, new emerging carriers, and rural telephone cooperatives. Commercial business customers include businesses such as banks, national supermarket and drugstore chains, software developers, airlines, and federal government contractors. Touch America, Inc. provides basic telecommunications services to these customers as well as new leading edge services. Products and services include:

    - Dedicated and dial-up Internet access;

    - Frame Relay/Asynchronous Transfer Mode (ATM), voice, and wireless services;

    - Transport products including wavelengths, private line, and bandwidth sales and leases;

    - Gigabit Ethernet; and

    - Internet Protocol (IP) services including virtual private networks.

    Touch America, Inc. is focused on increasing network traffic principally through a combination of relationships with anchor customers, large-volume commercial and wholesale customers, alliances with third parties, and acquisitions, as described below.

    On June 30, 2000, Touch America, Inc. acquired from Qwest Communications International Inc. 250,000 customers that purchase wholesale and retail private line, frame relay, ATM, and other long-distance telecommunications services. These customers are located in the Northwest, Southwest, Rocky Mountain, and upper Midwest regions. Touch America, Inc. also acquired approximately 1,800 miles of fiber within these regions.

    Touch America, Inc. is constructing 4,300 miles of its fiber network under an agreement with AT&T. This portion of the network includes new fiber routes from:

    - Minneapolis to Chicago;

    - St. Louis to Plano, Illinois;

    - Sacramento to Salt Lake City;

    - Salt Lake City to Denver;

    - Denver through Nebraska and Iowa to Chicago; and

    - Seattle to Billings, Montana.

    It is expected that AT&T and other third parties will cover approximately half of the estimated $488 million total project cost.

    In 1999, Touch America, Inc. and Xcel Energy, formerly New Century Energies, entered into a joint venture, Northern Colorado Telecommunications LLC, to provide a full range of telecommunications services to businesses in the Denver metropolitan area by connecting metropolitan fiber with Touch America, Inc.'s broadband fiber network. Currently, fiber is being connected to buildings in downtown Denver.

    In 2000, Touch America, Inc. and Sierra Pacific Communications, a subsidiary of Sierra Pacific Resources entered into a joint venture, Sierra Touch America, LLC, to construct a 750-mile fiber optic network between Sacramento and Salt Lake City. Sierra Touch America, LLC also will assume part interest in the metropolitan fiber networks that Sierra Pacific Communications has in Reno and Las Vegas. Customers served by the local networks will have the opportunity to access and receive information directly from Touch America, Inc.'s broadband fiber network.

    In January 2000, Touch America, Inc. entered into a Lease and Exchange Option Agreement with Velocita, formerly PF.Net Construction Corp., a telecommunications company based in New Jersey. Touch America, Inc. will lease approximately 5,900 route miles from Velocita, and Velocita will lease approximately 4,400 route miles from Touch America, Inc. with all segments expected to be complete by the end of 2001.

    Primarily through its PCS and LMDS technologies, Touch America, Inc. is creating "last mile" connections, which provide a wireless connection to the fiber network. In 1999, Touch America, Inc. and Qwest Wireless, formerly US West Wireless, entered into a joint venture, TW Wireless, to provide "one number" telephone service in an eight-state region of the Pacific Northwest and Upper Midwest. That service provides a customer with one directory number for cell phones and home or business telephones.

TOUCHAMERICA'S BROADBAND NETWORK                                        06-20-01

                                     [LOGO]

Tetragenics Company

    Tetragenics, an affiliate of Touch America, Inc., develops, manufactures, and markets alarm control systems, communication monitoring and control systems, automation systems, intelligent remote units, and computer based products. Tetragenics provides the tools to monitor and control any type of communication system, such as microwave, fiber optic, hardwire, satellite, and radio.

    In 1999, Tetragenics formed a partnership with New Horizon Technologies, LLC, where Tetragenics is 50.5% owner of this partnership. New Horizon Technologies provides monitoring and energy information systems technologies.

    Tetragenics provides engineering, research and design, and network operating system monitoring equipment to Touch America, Inc. Tetragenics also provides engineering services and equipment for TW Wireless, the joint venture between Touch America, Inc. and Qwest Wireless Tetragenics also provides services to a variety of other customers.

Entech LLC

    Entech Inc., a Montana corporation, is a wholly-owned subsidiary which owns MPC's non-regulated businesses. Prior to the restructuring, Entech, Inc. will merge with and into Entech LLC, a Montana limited liability company and a wholly-owned subsidiary of MPC.

    Following the restructuring, Entech LLC will become a wholly-owned subsidiary of Touch America Holdings. Entech LLC will not own any operating companies but will remain in existence solely to satisfy any contingent obligations or liabilities that may exist in connection with the sales of the oil and gas business, the coal business and the independent power production business. See "Background of the Restructuring" below on page 30.

    MARKET PRICE AND DIVIDEND INFORMATION

    MPC's common shares are listed on the New York Stock Exchange and the Pacific Exchange, Inc. The following table presents the closing price of one MPC common share, as reported on the New York Stock Exchange Composite Transaction reporting system on September 29, 2000, the last full trading day prior to the public announcement of the sale of the utility business to NorthWestern, and on July 12, 2001, the last trading day for which this information could be calculated prior to the date of this proxy statement/prospectus.

                                                                   MPC
                                                                  COMMON
DATE                                                              SHARE
----                                                          --------------
September 29, 2000..........................................  $        33.38
July 12, 2001...............................................  $        10.18

    On October 24, 2000, the MPC Board voted to eliminate common dividend payments effective the first quarter of 2001. The final quarterly dividend declared by MPC was $.20 per share payable on November 1, 2000. However, preferred dividends of MPC will not be affected by this decision.

    Following the restructuring and for the foreseeable future, Touch America Holdings does not expect to pay dividends on its common stock.

                                  RISK FACTORS

    SHAREHOLDERS OF MPC SHOULD CONSIDER CAREFULLY ALL THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, INCLUDING THE FOLLOWING MATTERS:

RISKS RELATING TO THE RESTRUCTURING

    DELAY IN REGULATORY APPROVALS WILL DELAY AND POSSIBLY PREVENT THE RESTRUCTURING

    The consummation of the restructuring is conditioned upon receiving approval from various governmental regulatory authorities. These include:

    - determination by the Montana Public Service Commission that The Montana Power, L.L.C. will continue to be a fit, willing and able supplier of reasonably adequate services and facilities, at just and reasonable rate. In addition, the Montana Public Service Commission has indicated that it will also evaluate information relating to the treatment of the proceeds from the sale of the utility business to NorthWestern and the potential impact upon the utility business (when owned by NorthWestern) of a separate Montana Public Service Commission proceeding relating to electric generation deregulation costs;

    - approval by the Federal Energy Regulatory Commission under the Federal Power Act; and

    - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

    The Federal Energy Regulatory Commission issued an order on February 20, 2001 authorizing the transaction under Section 203 of the Federal Power Act and a separate order on March 30, 2001 approving the transfer of the Milltown Hydroelectric License. Additionally, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act commenced on December 21, 2000 and expired on January 17, 2001. While we expect to obtain the other required regulatory approvals within 6 months, MPC, Touch America Holdings and NorthWestern cannot be certain that all of the other required approvals and consents will be obtained, nor can they be certain that the approvals and consents will be obtained within the time contemplated by the purchase agreement, as amended. A delay in obtaining the required approvals and consents will delay and possibly prevent the consummation of the sale of the utility business to NorthWestern. In addition, MPC, Touch America Holdings and NorthWestern may obtain the required approvals and consents, but with terms or conditions that would materially affect the rates, terms or conditions of the services provided by the utility business. NorthWestern will not be obligated to consummate the transaction if these terms or conditions have a material adverse effect on MPC or The Montana Power, L.L.C. and their prospective subsidiaries.

    For additional information on the required regulatory approvals, see "Regulatory Matters" below on page 49.

RISKS RELATING TO THE INDUSTRY IN WHICH TOUCH AMERICA HOLDINGS WILL OPERATE FOLLOWING THE RESTRUCTURING

    Following the restructuring, MPC will have been transformed into Touch America Holdings, whose operating businesses will be comprised solely of MPC's telecommunications businesses. You should carefully consider the following factors which relate to Touch America Holdings. While many of these factors were applicable to the telecommunications businesses of MPC prior to the restructuring, following the restructuring the telecommunications business will constitute the entire business of Touch America Holdings as compared to its current status as one of the several operating businesses of MPC. Consequently, the following factors are highly relevant in connection with your decision to approve the restructuring and to be deemed to receive shares of Touch America Holdings in exchange for your shares of MPC.

RISKS RELATING TO TOUCH AMERICA HOLDINGS' BUSINESS

    SUCCESS REQUIRES TIMELY AND COST EFFECTIVE ADAPTATION TO TECHNOLOGICAL
    CHANGE

    Touch America Holdings expects that new products and technologies will emerge and that existing products and technologies, including voice transmission over the Internet and high speed transmission of packets of data, will further develop. These new products and technologies may reduce the prices for Touch America Holdings' services or they may be superior to, and render obsolete, the products and services Touch America Holdings offers and the technologies Touch America Holdings uses. It may be very expensive for Touch America Holdings to upgrade its products and technologies in order to continue to compete effectively. Consequently, Touch America Holdings' future success depends, in part, on its ability to anticipate and adapt in a timely and cost-effective manner to technological changes.

    DIFFICULTIES IN CONSTRUCTING THE NETWORK COULD INCREASE ITS ESTIMATED COST, DELAY ITS SCHEDULED COMPLETION AND REDUCE TOUCH AMERICA HOLDINGS' PROFITABILITY

    The construction, operation and any upgrading of the network is a significant undertaking. Administrative, technical, operational and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of the planned network. Touch America Holdings will also be dependent on timely performance by third-party suppliers and contractors. In addition, important aspects of the network will rely on technology that is in the development stage or that is largely commercially unproven. New technology also may not be compatible with existing technology. Many of these factors and problems are beyond Touch America Holdings' control. As a result, the entire network may not be completed as planned for the cost and in the time frame that is currently estimated. Any significant increase in the estimated cost of the network or any significant delay in its anticipated completion could adversely affect Touch America Holdings' ability to retain, attract and capture customers and realize earnings growth.

    DIFFICULTIES IN EXPANDING THE NETWORK COULD INCREASE ITS ESTIMATED COST AND REDUCE TOUCH AMERICA HOLDINGS' PROFITABILITY

    Future expansions of the network's electronic and software components may be necessary in order to respond to:

    - a growing number of customers;

    - increased demands by customers to transmit larger amounts of data; and

    - changes in customers' service requirements.

    Any expansion of the network will require substantial additional financial, operational and managerial resources. If Touch America Holdings is unable to expand the network on a timely basis and at a commercially reasonable cost, then it will not retain customers or attract and capture new customers necessary for earnings growth.

    IF TOUCH AMERICA HOLDINGS CANNOT QUICKLY AND EFFICIENTLY INSTALL ITS HARDWARE, IT MAY NOT BE ABLE TO EFFECTIVELY GENERATE REVENUE

    Touch America Holdings' network will consist of many different pieces of hardware, including switches, computers that route traffic and perform service functions, fiber optic cables, electronics and combination radio transmitter/receivers, known as transceivers, and associated equipment, which are difficult to install. If this hardware cannot be installed quickly, the time in which customers can be connected to the network and Touch America Holdings can begin to generate revenue from the network will be delayed. If Touch America Holdings fails to complete its network on time or if the network fails to perform as specified, Touch America Holdings' strategy of creating an end-to-end national network will be delayed and it will not achieve targeted earnings growth.

    TOUCH AMERICA HOLDINGS NEEDS TO INCREASE THE VOLUME OF TRAFFIC ON THE NETWORK OR THE NETWORK WILL NOT CONTINUE TO GENERATE PROFITS

    Touch America Holdings must substantially increase the current volume of voice, data, Internet and video transmission on the network in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the network. If Touch America Holdings does not develop sufficient commitments with new large-volume customers as well as maintain its relationships with current customers, Touch America Holdings will be unable to increase traffic on the network, which could adversely affect Touch America Holdings' ability to realize earnings growth.

    TOUCH AMERICA HOLDINGS MAY NOT BE ABLE TO CONNECT ITS NETWORK TO THE NETWORKS OF INCUMBENT OR OTHER CARRIERS ON FAVORABLE TERMS OR AT ALL AND REALIZING ADDITIONAL PROFIT MAY BE DIFFICULT

    Touch America Holdings requires interconnection agreements with incumbent and other carriers to connect its customers to the public telephone network and to other Internet service providers. In addition, it leases telecommunications capacity and obtains rights to use fiber from other carriers in order to extend the range of its network. The costs of obtaining local and long distance services from other carriers comprise a significant proportion of Touch America Holdings' operating expenses.

    There is no assurance that Touch America Holdings will be able to negotiate or renegotiate interconnection agreements in all of its markets on favorable terms, or in a timely fashion. The incumbent carriers are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas and their physical connections from their premises to those of their customers are expensive and difficult to duplicate. The interest of incumbent carriers in retaining a direct relationship with their customers could reduce their willingness to cooperate with Touch America Holdings. Unacceptable interconnection terms or untimely response from incumbent and other carriers may cause poor customer service and make it difficult to attract new customers. It may result in higher costs and loss of customers and could adversely affect Touch America Holdings' ability to realize earnings growth.

    NETWORK FAILURE, BREACHES OR DELAYS AND ERRORS IN TRANSMISSIONS EXPOSE TOUCH AMERICA HOLDINGS TO POTENTIAL LIABILITY, AND LOSS OF CUSTOMERS AND REVENUE

    Touch America Holdings' network will use a collection of communications equipment, software, operating protocols and proprietary applications for the high-speed transportation of large quantities of data among multiple locations. Given this complexity, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to a customer using the network. The network may also contain undetected design faults and software bugs that, despite testing, may be discovered only after the network has been installed and is in use. Network failures, delays and errors could also result from natural disasters, power losses, security breaches and computer viruses. The failure of any equipment or facility on the network could result in the interruption of customer service until necessary repairs or the installation of replacement equipment. These failures, faults or errors could cause delays, service interruptions, expose Touch America Holdings to customer liability or require expensive modifications that could increase costs and result in the loss of customers and could adversely affect Touch America Holdings' ability to realize earnings growth.

    TOUCH AMERICA HOLDINGS' BUSINESS PLAN REQUIRES THE DEVELOPMENT OF EFFECTIVE BUSINESS SUPPORT SYSTEMS TO IMPLEMENT CUSTOMER ORDERS TO PROVIDE AND BILL FOR SERVICES

    Touch America Holdings' business plan depends on its ability to develop effective business support systems. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for implementing customer orders to install circuits and equipment and to begin service and monthly billing for these services.

    These business support systems will be required to expand and adapt with Touch America Holdings' rapid growth. The failure to develop effective business support systems could result in poor customer service, loss of customers, higher costs and adversely affect Touch America Holdings' ability to realize earnings growth.

    TOUCH AMERICA HOLDINGS MUST OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY TO DEVELOP THE NETWORK

    The operation of Touch America Holdings' networks requires that it obtain many local franchises and other permits. Touch America Holdings must also obtain rights to use underground conduit and aerial pole space and other rights-of-way and fiber capacity. The process of obtaining these franchises, permits and rights is time consuming and burdensome and increases the cost of doing business. If it is unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights needed to implement its business plan, the buildout of its network could be slowed materially, adversely affecting the ability to retain and attract customers and realize earnings growth. In addition, the cancellation or non-renewal of the franchises, permits or rights to be obtained, or the loss of the rights-of-way obtained, could have the same adverse results.

RISKS RELATED TO COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY

    TOUCH AMERICA HOLDINGS' OPERATES IN A HIGHLY COMPETITIVE INDUSTRY WITH PARTICIPANTS THAT HAVE GREATER RESOURCES AND EXISTING CUSTOMERS THAN TOUCH AMERICA HOLDINGS, WHICH COULD LIMIT TOUCH AMERICA HOLDINGS' ABILITY TO INCREASE ITS MARKET SHARE

    Touch America Holdings' success depends upon its ability to increase its share of the telecommunication services market by providing high quality services at prices equal to or below those of its competitors. Increased competition could lead to price reductions, fewer large-volume sales, under-utilization of resources, reduced operating margins and loss of market share. Many of its competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

    - greater name recognition

    - greater financial, technical, marketing and other resources

    - larger installed bases of customers and revenue

    - well-established relationships with current and potential customers

    - more extensive knowledge of the high-volume long distance services industry

    - greater international presence

    Touch America Holdings' competitors include, among others, Level 3 Communications, Inc., Global Crossing Ltd., 360networks, Inc., Broadwing Inc., Qwest Communications International, Inc. and Williams Communications
Group Inc., as well as the three U.S. long distance fiber optic networks that are owned by each of AT&T Corp., MCI WorldCom, Inc. and Sprint Corp.

    In addition, significant new competitors could arise as a result of:

    - increased consolidation and strategic alliances in the industry resulting from recent Congressional and Federal Communications Commission actions;

    - allowing foreign carriers to compete in U.S. markets;

    - further technological advances; and

    - further deregulation and other regulatory initiatives.

    LOWER PRICES FOR PRODUCTS AND SERVICES WILL REDUCE TOUCH AMERICA HOLDINGS' PROFIT MARGIN

    AT&T Corp., MCI WorldCom, Inc., Sprint Corp., Global Crossing Ltd., 360networks, Inc., Broadwing Inc., Qwest Communications International, Inc., and Williams Communications Group, Inc. currently own and others are constructing nationwide long-distance fiber optic networks. In addition, there are numerous local and regional long distance networks. Increased capacity may cause significant decreases in the prices for services. Prices may also decline due to capacity increases resulting from technological advances and strategic alliances. These price declines may be particularly severe if recent trends causing increased demand for capacity, such as Internet usage, change. Increased competition has already led to a decline in rates charged for various telecommunications services. Consequently, lower prices may adversely affect Touch America Holdings' ability to realize earnings growth.

RISKS RELATED TO REGULATION

    CHANGES IN REGULATION COULD INCREASE COSTS, REDUCE PROFITABILITY OR THWART GROWTH

    Federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long-distance and cable television industries. This legislation remains subject to judicial review and additional Federal Communications Commission rulemaking. Consequently, its effects are difficult or impossible to predict. In addition, communications services are also subject to significant regulation at the federal, state, local and international levels. Many regulatory actions are under way or are being contemplated by federal, state, local and international authorities. These laws and regulations could increase Touch America Holdings' costs, causing the loss of customers and revenues. Further, these laws and regulations could impede or prohibit growth.

    TOUCH AMERICA HOLDINGS MUST COMPLY WITH FEDERAL AND STATE TAX AND OTHER SURCHARGES ON ITS SERVICE THE LEVELS OF WHICH ARE UNCERTAIN

    Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate services and intrastate services. Interstate surcharges include Federal Universal Service Fees and Common Carrier Regulatory Fees. In addition, state regulators impose similar surcharges and fees on intrastate services. The division of Touch America Holdings' services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the Federal Communications Commission or relevant state commission authorities.

    The Federal Communications Commission is currently considering the jurisdictional nature of ISP-bound traffic, as a result of a March 24, 2000 decision by the United States Court of Appeals for the D.C. Circuit related to the jurisdictional nature of analog, dial-up traffic to the Internet. A change in the characterization of their jurisdictions could cause Touch America Holdings' payment obligations, pursuant to the relevant surcharges, to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, Touch America Holdings may be subject to increases in the surcharges and fees currently paid.

RISKS REGARDING STOCK PRICE AND OPERATIONS

    THE PRICE OF TOUCH AMERICA HOLDINGS' COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS

    The market price for Touch America Holdings' common stock may be volatile. It is expected that Touch America Holdings' common stock will be subject to fluctuations as a result of a variety of factors, including factors beyond its control. These include:

    - quarterly variations in operating results;

    - changes in financial estimates by securities analysts;

    - changes in market valuations of telecommunications and Internet-related companies;

    - announcements by Touch America Holdings or its competitors of new products or of significant acquisitions, strategic relationships or joint ventures;

    - any loss of a major customer;

    - additions or departures of key personnel;

    - any deviations in net revenues or in losses from levels expected by securities analysts;

    - future sales of common stock; and

    - volume fluctuations, which are particularly common among highly volatile securities of Internet related companies.

    OPERATING RESULTS ARE LIKELY TO FLUCTUATE IN FUTURE PERIODS AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS

    Touch America Holdings' annual and quarterly operating results are likely to fluctuate significantly in the future as a result of numerous factors, many of which are outside of Touch America Holdings' control. These factors include:

    - the amount and timing of capital expenditures and other costs relating to the expansion of Touch America Holdings' network and the marketing of Touch America Holdings' services;

    - the ability to develop and commercialize new services by Touch America Holdings or its competitors;

    - the ability to order or deploy Touch America Holdings' services on a timely basis to adequately satisfy end-user demand;

    - Touch America Holdings' ability to successfully operate its network;

    - the rate at which customers subscribe to Touch America Holdings' services;

    - decreases in the prices for Touch America Holdings' services due to competition, volume-based pricing and other factors;

    - Touch America Holdings' ability to retain Internet service provider, enterprises and telecommunications carrier customers and limit end-user churn rates;

    - receipt of timely payment from Touch America Holdings' Internet service provider and other customers;

    - the mix of product and service orders between consumer end-users and business end-users which typically have higher margins;

    - the success of Touch America Holdings' relationships with third parties in generating significant end-user demand;

    - the development and operation of Touch America Holdings' billing and collection systems and other operational systems and processes;

    - the incorporation of enhancements, upgrades and new software and hardware products into Touch America Holdings' network and operational processes that may cause unanticipated disruptions;

    - the changing interpretation and enforcement of regulatory developments and court rulings concerning the 1996 Telecommunications Act, interconnection agreements and the anti-trust laws;

    - Touch America Holdings' ability to integrate the businesses it acquires into its business efficiently; and

    - the availability of equipment and services from key vendors.

As a result, it is likely that in some future quarters Touch America Holdings' operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of Touch America Holdings' common stock would likely decline.

ANTI-TAKEOVER PROVISIONS COULD LIMIT TOUCH AMERICA HOLDINGS' SHARE PRICE AND DELAY A CHANGE OF MANAGEMENT

    Touch America Holdings' certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring Touch America Holdings without the approval of its incumbent board of directors. These provisions, among other things:

    - divide Touch America Holdings' board of directors into three classes, with members of each class to be elected in staggered three-year terms;

    - prohibit stockholder action by written consent in place of a meeting;

    - limit the right of stockholders to call special meetings of stockholders;

    - limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

    - authorize Touch America Holdings' board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

    These provisions could limit the price that investors might be willing to pay in the future for shares of Touch America Holdings' common stock and significantly impede the ability of the holders of Touch America Holdings' common stock to change management. In addition, Touch America Holdings will adopt a Shareholder Protection Rights Plan between the effective date of Touch America Holdings' registration statement on Form S-4 and the effective time of the merger, which has anti-takeover effects. The rights plan, if triggered, would cause substantial dilution to a person or group that attempts to acquire Touch America Holdings on terms not approved by Touch America Holdings' board of directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of Touch America Holdings' common stock. For additional information, see "Description of Touch America Holdings' Capital Stock" below on page 76 and "Comparison of Shareholder Rights" below on page 79.

TOUCH AMERICA HOLDINGS HAS MADE AND MAY MAKE ACQUISITIONS OF COMPLEMENTARY TECHNOLOGIES OR BUSINESSES IN THE FUTURE, WHICH MAY DISRUPT ITS BUSINESS

    Touch America Holdings intends to consider acquisitions of businesses and technologies in the future on an opportunistic basis. Acquisitions of businesses and technologies involve numerous risks, including the diversion of management attention, difficulties in assimilating the acquired operations, loss of key employees from the acquired company, and difficulties in transitioning key customer relationships. In addition, these acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time expenses and the creation of goodwill or other intangible assets that result in significant amortization expense. Any acquisition may not provide the benefits originally anticipated, and there may be difficulty in integrating the service offerings and networks gained through acquisitions and strategic investments with Touch America Holdings' own service offerings and networks. In a strategic investment where the acquisition is of a minority interest in a company, the acquirer may lack control over the operations and strategy of the business, and it cannot be guaranteed that such lack of control will not interfere with the integration of services and distribution channels of the business with Touch America Holdings' own strategy and business operations. Further, there may be unexpected liabilities and contingencies that may accompany such strategic investments and acquisitions. There is no guarantee that Touch America Holdings will:

    - identify attractive acquisition and strategic investment candidates;

    - complete and finance additional acquisitions on favorable terms; or

    - integrate the acquired assets into Touch America Holdings' own business.

Any of these factors could materially harm Touch America Holdings' business or Touch America Holdings' operating results in a given period.

        SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA OF MPC

    MPC is providing the following financial information to aid you in your analysis of the financial aspects of the restructuring. This information is only a summary and you should read it in conjunction with MPC's audited consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 as retroactively reclassified to report MPC's coal businesses and former oil and natural gas businesses as discontinued operations. You should also read this information in conjunction with the historical consolidated financial statements of MPC and the related notes contained in annual reports and other information that MPC has previously filed with the Securities and Exchange Commission, or SEC. See "Where You Can Find More Information" below on page 88.

    As mentioned above, historical financial information presented in MPC's 2000 Annual Report on Form 10-K reflects discontinued operations accounting treatment for MPC's former oil and natural gas operations and MPC's coal operations. The MPC Board approved a definitive agreement to sell MPC's former oil and natural gas operations on August 22, 2000, and it approved a definitive agreement to sell MPC's coal operations on September 14, 2000. Both agreements were subject to customary closing conditions. We applied discontinued operations accounting treatment to both of these operations effective on these dates. As a result, we have reclassified our financial statements for all periods presented to show results of operations, financial position, and cash flows on a continuing/discontinued basis. The following table presents MPC's selected historical condensed consolidated financial data for each of the five years in the period ended December 31, 2000 and for the three months ended March 31, 2001, as it was presented in our Form 10-Q filed with the SEC on May 15, 2001.

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------
                                                 1996       1997       1998       1999       2000     3/31/00    3/31/01
                                               --------   --------   --------   --------   --------   --------   --------
                                                            (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Operating revenues.........................   $  666     $  680     $  771     $  777     $1,000     $  196     $  379
  Operating expenses.........................      509        532        617        639        922        170        336
  Operating income...........................      157        148        154        138         78         26         43
  Net income from continuing operations for
    common shares............................       69         74        122         95         73         15         51
  Basic net income per common share from
    continuing operations....................     0.64       0.67       1.11       0.86       0.69       0.14       0.49
  Basic net income per common share..........     1.02       1.14       1.47       1.34       1.86       0.29       0.58
  Diluted net income per common share from
    continuing operations....................     0.64       0.67       1.11       0.86       0.68       0.14       0.49
  Diluted net income per common share........     1.02       1.14       1.47       1.33       1.84       0.28       0.58
  Ratio of earnings to fixed charges.........     2.52x      2.28x      2.84x      2.49x      2.39x      3.36x      3.10x

                                                                 AT DECEMBER 31,
                                               ----------------------------------------------------
                                                 1996       1997       1998       1999       2000     3/31/00    3/31/01
                                               --------   --------   --------   --------   --------   --------   --------
                                                            (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
  Total assets...............................   $2,698     $2,806     $2,928     $3,049     $2,817     $2,908     $2,720
  Long-term debt.............................      633        653        698        619        309        601        307
  Preferred shares subject to mandatory
    redemption, at stated value..............       65         65         65         65         65         65         65
  Preferred shares, at stated value..........       58         58         58         58         58         58         58
  Common shareholders' equity................      971      1,012      1,089      1,009      1,106      1,021      1,167
  Cash dividends per common share............     0.80       0.80       0.80       0.80       0.60       0.20         --
  Book value per share.......................     8.89       9.24       9.88       9.56      10.66       9.62      11.24
  Average basic common shares outstanding
    (millions)...............................      109        109        110        110        105        107        104

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF TOUCH AMERICA HOLDINGS

    The following selected unaudited pro forma condensed consolidated financial information gives effect to the completion of the proposed merger and sale of the utility business to NorthWestern, as described in this proxy statement/prospectus. In addition, this selected financial information illustrates the effects for the year ended December 31, 2000 and for the three months ended March 31, 2001 of the redemption of preferred stock solicited in this proxy statement/prospectus and the acquisition of certain divested businesses of Qwest Communications International Inc. It also illustrates the effects of the February 2001 sale of Continental Energy Services, Inc. and the April 2001 sale of our coal businesses. The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only. You should not rely on this information as being indicative of the results of operations or financial position that would have been achieved had the proposals solicited in this proxy statement/prospectus occurred at the beginning of each of the periods or on the date indicated or the future results that Touch America Holdings will experience after the restructuring. The selected unaudited pro forma condensed consolidated financial information
(i) has been derived from and should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Statements of Touch America Holdings" and the related notes included on page 66 and (ii) should be read in conjunction with the consolidated financial statements of MPC for 2000, as reported on MPC's Annual Report on Form 10-K filed with the SEC on April 10, 2001, and our Quarterly Report on Form 10-Q filed with the SEC on March 15, 2001. For a chart on Touch America Holdings after the restructuring is completed, see page 11 above.

                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                     ----------------------------------------------------
                                                       1996       1997       1998       1999       2000     3/31/01
                                                     --------   --------   --------   --------   --------   --------
                                                             (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
Operating revenues.................................   $   30     $   47     $   89     $   86     $  478     $  144
Operating expenses.................................       40         49         65         72        413        132
Operating income (loss)............................      (10)        (2)        24         14         65         12
Net income (loss) from continuing operations for
  common shares....................................      (17)        (1)        14         13         38          5
Basic net income (loss) from continuing operations
  per common share.................................    (0.15)     (0.01)      0.13       0.12       0.36       0.05
Diluted net income from continuing operations per
  common share.....................................    (0.15)     (0.01)      0.13       0.12       0.36       0.05

                                                                        AT DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1996       1997       1998       1999       2000     3/31/01
                                                      --------   --------   --------   --------   --------   --------
                                                              (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
UNAUDITED PRO FORMA BALANCE SHEET DATA
Assets relating to telecommunications operations....   $  52      $  102     $  190     $  291     $1,085     $1,133
Long-term debt, excluding debt to be assumed by
  NorthWestern......................................     259         279        324        245         15         15
Preferred shares subject to mandatory redemption....      --          --         --         --         --         --
Preferred shares, at stated value...................      58          58         58         36         36         36
Common shareholders' equity.........................     971       1,012      1,089      1,009      1,126      1,225
Cash dividends per common share from
  telecommunications operations.....................      --          --         --         --         --         --
Book value per share................................    8.89        9.24       9.88       9.56      10.66      11.81
Average common shares outstanding (millions)........     109         109        110        110        105        104

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus and the documents that are incorporated herein by reference include various forward-looking statements about MPC and Touch America Holdings that are subject to risks and uncertainties. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of MPC and Touch America Holdings set forth under:

    - "Questions and Answers About the Restructuring";

    - "Summary";

    - "Selected Unaudited Pro Forma Consolidated Financial Data";

    - "Comparative Per Share Data";

    - "The Restructuring";

    - "The Merger Agreement";

    - "The Purchase Agreement; and

    - "Unaudited Pro Forma Condensed Consolidated Financial Statements--Touch America Holdings".

    Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar expressions are generally forward-looking in nature and not historical facts.

    In addition to the certain factors described under "Risk Factors," the following important factors could cause actual future results for MPC and Touch America Holdings to differ materially from those expressed in the forward-looking statements:

    - changes in economic conditions;

    - changes in laws, regulations or regulatory policies;

    - developments in legal or public policy doctrines;

    - technological developments;

    - an inability to consummate the redemption of preferred stock, the merger or the sale of the utility business to NorthWestern;

    - potential changes in the applicable accounting standards for the restructuring;

    - the risk of a significant delay in the expected completion of, and unexpected consequences resulting from, the restructuring; and

    - any other presently unknown or unforeseen factors.

    Most of these factors are difficult to accurately predict and are generally beyond the control of MPC and Touch America Holdings.

    The areas of risk described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement/prospectus by MPC or Touch America Holdings or anyone acting for them. Except for their ongoing obligations to disclose material information under the federal securities laws, neither MPC nor Touch America Holdings undertake any obligation to release publicly any revisions to any forward-looking statements to report events or circumstances after the date of this proxy statement/prospectus or the occurrence of unanticipated events.

                              THE SPECIAL MEETING

    WE ARE FURNISHING THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS OF MPC AS PART OF THE SOLICITATION OF PROXIES BY THE MPC BOARD FOR USE AT THE SPECIAL MEETING.

DATE, TIME AND PLACE

    MPC will hold its special meeting on Friday, September 14, 2001, at 1:30 p.m., local time, at the Mother Lode Theater, 316 W. Park, Butte, Montana.

PURPOSE OF THE SPECIAL MEETING

    At the special meeting, we are asking holders of record of MPC's common shares and preferred shares to consider and vote on (i) a proposal to approve the merger agreement between MPC, Touch America Holdings and The Montana Power, L.L.C. and (ii) a proposal to approve the sale of the utility business to NorthWestern. See "The Restructuring," below on page 30, "The Merger Agreement" below on page 52 and "The Purchase Agreement" below on page 53. We are also asking holders of record of MPC's common shares to consider and vote on a proposal to approve the redemption of MPC's outstanding Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series. See "The Restructuring" below on page 30 and "The Redemption of the Preferred Stock" below on page 62.

    At the September 29, 2000 MPC Board meeting, at which all the board members but one were present, the October 24, 2000 MPC Board meeting at which all the board members but two were present and the June 19, 2001 executive committee meeting of the MPC Board at which all executive committee board members but one were present (which action was ratified by the MPC Board on June 26, 2001), the MPC Board approved and adopted the merger agreement, and the other transactions contemplated by the merger agreement, the purchase agreement and the amendment to purchase agreement, and approved the redemption of the preferred stock. The MPC Board has determined that these transactions and the restructuring envisioned are consistent with, and in furtherance of, the best interest of MPC and its shareholders.

    MEMBERS OF THE MPC BOARD RECOMMEND THAT MPC'S SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN AND THE REDEMPTION OF THE PREFERRED STOCK.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

    Only MPC's shareholders of record at the close of business on July 18, 2001, the record date, are entitled to notice of and to vote at the special meeting. On June 29, 2001, 103,774,500 MPC common shares were issued and outstanding and held by approximately 29,762 holders of record and approximately 580,389 MPC preferred shares were issued and outstanding and held by approximately 2,527 holders of record. A quorum will be present at the special meeting if the holders of a majority of the votes of shares entitled to vote on the record date are represented in person or by proxy. If a quorum is not present at the special meeting, the special meeting will be adjourned or postponed to solicit additional proxies. Holders of record of MPC common shares and MPC preferred shares on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger agreement and the sale of the utility business to NorthWestern, while holders of record of MPC common shares on the record date are entitled to one vote per share at the special meeting on the proposal to approve the redemption of the preferred stock.

VOTE REQUIRED

    The approval of (i) the merger agreement, and (ii) the sale of the utility business to NorthWestern, requires the affirmative vote of at least two-thirds of the common and preferred shares outstanding and entitled to vote at the special meeting of the shareholders as of the record date, either in person or by proxy, voting together as a single class. The approval of the redemption of the preferred stock requires the affirmative vote of at least a majority of the common shares outstanding and entitled to vote at the special meeting of the shareholders as of the record date, either in person or by proxy. The holders of preferred shares are not entitled to vote on the redemption of these shares.

VOTING BY MPC DIRECTORS AND EXECUTIVE OFFICERS

    At the close of business on June 28, 2001, directors and executive officers of MPC owned and were entitled to vote less than 1% of MPC common shares outstanding on that date. Each MPC director and executive officer has indicated his or her present intention to vote, or cause to be voted, MPC common shares owned by him or her for the approval of the merger agreement, the sale of the utility business to NorthWestern and the redemption of the preferred stock.

VOTING OF PROXIES

    All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. If a proxy card is signed, dated and returned or if a proxy is submitted by telephone or Internet without specifying voting instructions, the shares will be voted for the approval of the merger agreement, sale of the utility business to NorthWestern and the redemption of the preferred stock.

    In addition to manually executing and returning a proxy by mail, shareholders may vote by telephone or the Internet. If voting by telephone or computer, the shareholder should dial the toll-free number or access the Internet address, in each case as indicated in the shareholder's proxy. The shareholders will then be prompted to enter the control number printed on the proxy and to follow the subsequent instructions.

    Abstentions and broker non-votes will be counted as present at the special meeting for purposes of determining a quorum, but will not be counted for any vote.

    Only shares affirmatively voted for the approval of the merger agreement, the sale of the utility business to NorthWestern and the redemption of the preferred stock, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal. The delivery of an improperly executed proxy card or AN ABSTENTION OR FAILURE TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT, THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN AND THE REDEMPTION OF THE PREFERRED STOCK. Also, under New York Stock Exchange and Pacific Exchange, Inc. rules, brokers who hold MPC shares in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers. If a broker holds the shares of a shareholder in street name and the shareholder intends to come to the special meeting and vote, the shareholder must bring a letter from his or her broker identifying him or her as the beneficial owner of the shares and authorizing the shareholder to vote.

    On January 23, 2001, the MPC Board appointed Jerrold P. Pederson, Patrick T. Fleming and Robert P. Gannon as the persons to vote the proxies for the shareholders at the special meeting. The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement, the sale of the utility business to NorthWestern or the redemption of the preferred stock will be voted in favor of any adjournment or postponement.

    MPC does not expect that any matter other than the proposals to approve the merger agreement, the sale of the utility business to NorthWestern and the redemption of the preferred stock will be brought before the special meeting. If, however, other matters incident to the conduct of the meeting are properly presented at the special meeting, the persons named as proxies will vote in accordance with the recommendation of the MPC Board.

CHANGING THE VOTE

    Voting by use of a proxy on the enclosed form, telephone or computer does not preclude a shareholder from changing the shareholder's vote. Shareholders may change their vote at any time prior to the exercise of their vote, by submitting a duly executed proxy, telephone or computer vote to MPC with a later date or by appearing at the special meeting and voting in person. Shareholders may change their vote by any of these methods, regardless of the method used to cast their previous vote.

REVOCABILITY OF PROXIES

    A shareholder may also revoke a proxy at any time prior to its exercise by filing with MPC's Secretary a duly executed revocation of proxy. Attendance at the special meeting without voting will not itself revoke a proxy.

SOLICITATION OF PROXIES

    MPC will mail a copy of this proxy statement/prospectus to each holder of record of MPC shares on the record date. We have selected Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Solicitations will be made by mail and may also be made by our officers, or by other regular employees, or by employees of Corporate Investor Communications, Inc. personally, by telephone or by other electronic means. We also will request that brokers and other nominees solicit proxies or authorizations from shareholders whose shares are held in accounts, street name, at brokerage firms. In addition, we will pay the customary broker or nominee charges for forwarding proxy materials to you. MPC will bear the cost of the solicitation of proxies from its shareholders.

    IF THE MERGER IS COMPLETED, TOUCH AMERICA HOLDINGS WILL MAIL TO YOU APPROPRIATE TRANSMITTAL MATERIALS AND INSTRUCTIONS ADVISING YOU OF THE PROCEDURE TO BE USED FOR THE SURRENDER OF MPC SHARE CERTIFICATES FOR SHARE CERTIFICATES OF TOUCH AMERICA HOLDINGS. FOLLOWING THE MERGER, YOUR EXISTING MPC SHARE CERTIFICATES WILL AUTOMATICALLY BE DEEMED TO REPRESENT FOR ALL PURPOSES THE RIGHT TO RECEIVE SHARE CERTIFICATES OF TOUCH AMERICA HOLDINGS. ACCORDINGLY, MPC SHAREHOLDERS SHOULD NOT SEND IN THEIR MPC SHARE CERTIFICATES UNTIL RECEIVING THESE MATERIALS.

                               THE RESTRUCTURING

    THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS OF THE RESTRUCTURING, THE PRINCIPAL TERMS OF THE PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 29, 2000, AND AMENDED AS OF JUNE 21, 2001, AMONG MPC, TOUCH AMERICA HOLDINGS AND NORTHWESTERN, AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT DATED AS OF FEBRUARY 20, 2001, AMONG MPC, THE MONTANA POWER, L.L.C. AND TOUCH AMERICA HOLDINGS, IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT AND THE PURCHASE AGREEMENT, AS AMENDED. COPIES OF THESE AGREEMENTS ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A AND B, RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE RESTRUCTURING

    In the restructuring, MPC will merge with and into The Montana Power, L.L.C., a Montana limited liability company and wholly-owned subsidiary of Touch America Holdings. Pursuant to the merger agreement, shareholders of MPC will become shareholders of Touch America Holdings. Immediately following the merger, The Montana Power, L.L.C., constituting MPC's utility business, will be sold to NorthWestern. As a result of these transactions, Touch America Holdings will become the owner of the telecommunications operating businesses of Touch America, Inc. and Tetragenics Company.

BACKGROUND OF THE RESTRUCTURING

    MPC was formed in 1912 through the merger of four small regional electric companies. Through an evolutionary expansion into related businesses, as of the beginning of 2000, MPC operated or invested in businesses in North America, Europe and Asia, supplying energy--non-regulated electricity, natural gas, oil and coal--and providing energy and telecommunications services.

    MPC's utility business in the western two-thirds of Montana is transmission and distribution of electricity and natural gas, serving nearly 450,000 total customers. Its nonutility businesses were primarily natural gas exploration, production and marketing, coal mining, and an independent power group, which developed, owned and operated nonutility electric generation facilities.

    In recent years, MPC's growth business has been focused around Touch America, Inc., its telecommunications subsidiary. Presently, Touch
America, Inc. has a 18,000-mile fiber-optic network in the United States and has plans to expand that network to 26,000 miles by the end of 2001. The divestiture would allow a sharper focus on this telecommunications business.

    Given the tremendous growth in the telecommunications industry generally, and Touch America, Inc. specifically, MPC began considering a restructuring of its businesses to focus on the telecommunications business. On March 28, 2000, after a careful review of options and strategies, MPC announced that it would begin the process of divesting MPC's multiple energy businesses, separating them from Touch America, Inc. and Tetragenics. It was MPC's intent to exit the energy businesses quickly in order to create a clear vision for the future and to focus on Touch America, Inc.

    The decision to divest the energy businesses of MPC was based on a belief that the divestiture would allow a focus on the fast-growing telecommunications business of Touch America, Inc., while enabling the energy companies to grow, thrive and add value under new ownership. The MPC Board focused on the fact that MPC's structure, which had been created to be responsive to the demands of a regulated intrastate utility business, could not continue to meet the demands and ensure the success of both the energy and telecommunications businesses, which are very different.

    Consequently, MPC retained Goldman, Sachs & Co. to assist it in the sale of the utility business, the coal business, the oil and gas business and the independent power production business, as well as the restructuring of MPC from an energy related business to Touch America Holdings, a telecommunications business with a simple corporate structure more appropriate to a national telecommunications holding company. With the assistance of Goldman, Sachs & Co., MPC entered into a competitive bid process to determine all qualified buyers for the various businesses.

    Each competitive bid process was initiated by Goldman Sachs & Co. contacting interested parties. A number of these parties expressed interest in certain businesses, entered into confidentiality agreements with MPC and submitted indicative bids. Following a review of the overall price and material terms of the indicative bids, certain parties were then invited to conduct due diligence and submit final bids, along with a description of any material terms relating to the proposed bid. The winning bidder was selected on the basis of overall price, the terms of the offer and additional factors such as closing risk. On determining the superior bid, MPC entered into exclusive negotiations with the winning bidder. In determining a buyer, the MPC Board was particularly focused on achieving strong prices from well-regarded companies with good reputations for integrity, community involvement and fair treatment of all employees. Following a competitive bid process, MPC rapidly entered into agreements with third parties to divest itself of the coal business, the oil and gas business and the independent power production business.

    On August 28, 2000, MPC announced that PanCanadian Petroleum Limited of Calgary had agreed to acquire the oil and gas business for $475 million in cash. PanCanadian Petroleum Limited is one of Canada's largest producers and marketers of crude oil, natural gas and gas liquids. MPC believes that there will be a meshing of business strategies and cultural synergies between PanCanadian Petroleum Limited and the oil and gas business. The sale of the oil and gas business was completed on October 31, 2000. MPC recorded a gain on the sale in the fourth quarter 2000, net of income taxes and a regulatory liability of approximately $33 million, of approximately $62 million. PanCanadian Petroleum Limited is contractually committed to continue total compensation levels to all former employees of MPC's oil and gas business until October 31, 2002 and to provide enhanced severance benefits to any employee terminated during that period other than for cause.

    On September 15, 2000, MPC announced that Westmoreland Coal Company had agreed to acquire the coal business for $138 million in cash. The sale of the coal business was completed on April 30, 2001. MPC recorded a gain on the sale in the second quarter 2001, net of income taxes, of approximately $25 million. Westmoreland Coal Company is contractually committed to continue total compensation levels to all former employees of MPC's coal business until twenty-four months following the completion of the sale of the coal business and to provide enhanced severance benefits to any employee terminated during that period other than for cause.

    On September 20, 2000, MPC announced that privately held BBI Power Corporation had agreed to acquire the independent power production business for $85 million in cash. On January 12, 2001, BBI Power Corporation assigned its right to acquire the independent power production business to a wholly-owned subsidiary, CES Acquisition Corp. The sale of the independent power production business was completed on February 21, 2001. MPC recorded a gain on the sale in the first quarter 2001, net of income taxes, of approximately $31 million. BBI Power Corporation and CES Acquisition Corp. are contractually committed to continue total compensation levels to all former employees of MPC's independent power production business until twenty-four months following the completion of the sale of the independent power production business and to provide enhanced severance benefits to any employee terminated during that period other than for cause.

    Following the announcement of these transactions, and in preparation for the sale of the utility business to NorthWestern, on September 26, 2000, MPC announced the formation of a stand-alone transition organization to assist MPC with the divestiture of the utility business, comprised of the following individuals: J.D. Haffey, E.M. Senechal, E.J. Kindt, D.N. Ottolino,
P.K. Merrell, W.A. Pascoe, D.A. Johnson, P.R. Corcoran and M.P. Manion. All of these individuals are officers of the MPC utility division. The leadership group will provide NorthWestern with an experienced team to lead the utility business into the future, and to reassure MPC's customers and the public that a ready, willing and able organization will continue to provide safe and reliable electric and natural gas service to its customers in Montana.

    MPC received three final bids in relation to the sale of the utility business. After reviewing each bid with respect to price, material terms, and additional factors such as closing risk, the MPC Board determined that NorthWestern's bid was superior. In reaching this conclusion, the MPC Board took into account, among other things, its belief that NorthWestern was a well-regarded company with a good reputation for integrity, community involvement and fair treatment of all employees. NorthWestern is an energy and communications solutions company with $5 billion in annual revenues and a long history of providing electric and natural gas service to customers in South Dakota and Nebraska. MPC then entered into exclusive negotiations with NorthWestern and determined not to negotiate with the two remaining bidders. On October 2, 2000, MPC announced that NorthWestern had agreed to acquire the utility business for approximately $1.1 billion, including the assumption of up to $488 million of debt. The agreement entered into with NorthWestern is described under the heading "The Purchase Agreement" below on page 53. This agreement, and the sale of the utility business to NorthWestern thereunder, was approved by the MPC Board on September 29, 2000.

    On June 21, 2001, MPC, Touch America Holdings and NorthWestern entered into an amendment to the purchase agreement. The amendment provides that MPC will transfer and assign to Touch America Holdings, or to an affiliate of Touch America Holdings, all of MPC's liabilities, obligations and responsibilities with respect to MPC's contract to supply power at a fixed price to Advanced Silicon Materials, Inc. This amendment was approved by the executive committee of the MPC Board on June 19, 2001 and ratified by the MPC Board on June 26, 2001. Subsequently, MPC agreed to make a one-time cash payment of $62.5 million to Advanced Silicon Materials, LLC to cancel the power supply contract between MPC and Advanced Silicon Materials, LLC effective June 30, 2001.

    In connection with the sale of the utility business to NorthWestern, and the restructuring generally, the MPC Board met on October 24, 2000. 9 of MPC's 11 directors were present. All 9 directors that were present approved and adopted the merger agreement and the redemption of the preferred stock and recommended that MPC's shareholders approve the merger agreement, the sale of the utility business to NorthWestern and the redemption of the preferred stock. In addition, the members of the MPC Board present at this meeting approved a tender offer for all of the outstanding shares of MPC's $6.875 Series Preferred Stock.

    Following the merger and the sale of the utility business to NorthWestern, the gross cash proceeds of the sale of the oil and natural gas businesses, the coal businesses, the independent power production business and the utility business, totaling approximately $1.3 billion, is to be re-deployed to take advantage of Touch America, Inc.'s multiple telecommunications opportunities.

REASONS FOR THE RESTRUCTURING AND THE MPC BOARD RECOMMENDATION

    At the September 29, 2000 MPC Board meeting, at which all the board members but one were present, regarding the sale of the utility business to NorthWestern and at the October 24, 2000 MPC Board meeting, at which all the board members but two were present, regarding the restructuring, the merger and the redemption of the preferred stock, the MPC Board, after due consideration:

    - determined that the restructuring is consistent with, and in furtherance of, the best interest of MPC and its shareholders;

    - determined that the sale of the utility business to NorthWestern and the other transactions contemplated by the purchase agreement, as amended, are consistent with, and in furtherance of, the best interest of MPC and its shareholders;

    - adopted and approved the purchase agreement, as amended, and the other transactions contemplated by the purchase agreement, as amended;

    - determined that the merger is consistent with, and in furtherance of, the best interest of MPC and its shareholders;

    - adopted and approved the merger agreement and the other transactions contemplated by the merger agreement;

    - determined to recommend that MPC shareholders vote for the approval of the merger agreement and the sale of the utility business to NorthWestern;

    - determined that the redemption of the preferred stock is consistent with, and in furtherance of, the best interest of MPC and it shareholders; and

    - adopted and approved the redemption and determined to recommend that MPC shareholders vote for the approval of the redemption of the preferred stock.

    At the June 19, 2001 executive committee meeting of the MPC Board at which all the executive committee board members but one were present, approving the amendment (which action was ratified by the MPC Board on June 26, 2001) the executive committee, after due consideration:

    - adopted and approved the amendment to the purchase agreement and the other transactions contemplated by the amendment.

    The decision to divest the energy businesses of MPC was based on a belief that the divestiture would allow a focus on the fast-growing telecommunications business of Touch America, Inc., while enabling the energy companies to grow, thrive and add value under new ownership.

    The MPC Board found that the management demands of operating a regulated, integrated electric and natural gas utility company are very different from those of operating a national, growth oriented fiber optic telecommunications company, and that these differing demands are such that separate ownership and management of the businesses should be far more efficient. The MPC Board determined that the complete attention of MPC's management team was needed in order to continue to aggressively grow Touch America, Inc.'s national fiber-optic and wireless networks, including increasing traffic and revenues and building brand awareness. In the rapidly-changing telecommunications business climate, opportunities must be acted upon with urgency, requiring corporate structures that are focused and less complicated than MPC's present structure. The MPC Board also believed that the realities of size and scale in the energy and telecom business could not be ignored. Without the separation of the energy and the telecommunications businesses, the MPC Board believed that the whole of MPC would become less than the sum of the parts because management might not be able to adequately focus on all the businesses at once, adversely affecting MPC's employees, customers, communities and shareholders.

    The MPC Board believes that the combination of Touch America Holdings' management, personnel, technical expertise and financial strength, will create a company with capabilities and resources better positioned to succeed and grow in the competitive telecommunications marketplace.

    The MPC Board believes that the redemption of the preferred stock, and the tender offer for the remaining series of preferred stock, will allow Touch America Holdings to have a less complicated equity structure in line with other national, growth oriented telecommunication companies. This structure will allow a proper valuation of Touch America Holdings, and provide the shareholders of Touch America Holdings' common shares with greater voting power.

    In considering the tax consequences of the merger, the MPC Board was advised that the form of the transaction adopted was superior from a tax perspective to other alternatives given MPC's objectives and existing structure. In particular, the merger facilitates the prompt and timely transfer of the regulated electric and natural gas transmission and distribution assets into an entity that can be sold.

    The MPC Board is of the opinion that the restructuring will provide substantial financial benefits to MPC shareholders, employees and customers. It believes that current perceptions of MPC's value result from complicated analyses of combined telecommunication and diversified energy and electric and natural gas utility businesses. Thus, the current structure makes valuation of the separate businesses very difficult and less likely to reflect full value. The restructuring should permit the market to focus fully on the separated telecommunications and energy and utility businesses. The MPC Board believes employees will likewise benefit from the improved focus resulting from the restructuring. Whether employees are employed in the utility, oil and gas, coal, independent power or telecommunication business, the MPC Board believes the company employing them will be focused on that business, providing them an enhanced opportunity to grow the business and to strive to assure its long-term success. The MPC Board believes customers should benefit from this enhanced focus because managers of the restructured businesses should be able to seek new investment without competing for capital with an affiliated telecommunication or energy or utility business. Capital invested in growing the business should assure customers continued access to desired products and services. The restructuring should also provide incentives for managers of each of the telecommunications, energy, and utility businesses to seek new sources for efficiency and cost reduction to compete in their respective industries. Finally, the MPC Board believes investment of the proceeds realized through the restructuring will provide capital resources necessary for Touch America Holdings to execute its growth plans and achieve competitive investor returns in the telecommunications industry. As a result, Touch America Holdings will continue developing a presence in a national market, moving away from the energy and utility businesses' market presence in Montana and the northwestern United States.

    In approving the transaction and making these determinations and recommendations, the MPC Board consulted with Company management as well as its outside legal counsel and financial advisors, and considered a number of factors, including the following factors:

    - the benefits of the transactions described above;

    - the review and analysis of MPC's and Touch America, Inc.'s business, financial condition, earnings, risks and prospects;

    - the effect of the transaction on the capital structure and financial ratios of MPC;

    - the possibility that the transaction could result in a lower investment grade credit rating for Touch America Holdings than for MPC;

    - current industry, economic and market conditions and the prospects of further restructuring and consolidation in the telecommunications industry;

    - the risks of completing the sale of the coal, independent power production and oil and gas businesses and the utility business;

    - the ability to complete the merger as a tax-free transaction for U.S. federal income tax purposes and to have the exchange of MPC shares be tax-free to shareholders;

    - the terms and conditions of the purchase agreement, as amended, including the conditions to closing, the potential termination fees payable, the amount of the consideration, and the fact that the consideration is all in cash;

    - the proposed composition of senior management and the Board of Directors of Touch America Holdings;

    - the potential benefits to the employees of MPC's energy businesses from the expanded opportunities that are anticipated to be available under new ownership intent on growing those businesses;

    - the interests of MPC's customers;

    - that while the transaction is likely to be completed, there are risks associated with obtaining necessary regulatory approvals, and as a result of this and other conditions to the completion of the transaction, it is possible that the transaction may not be completed even if approved by shareholders;

    - the impact of regulation of the energy businesses under the state of Montana and federal laws;

    - the risks inherent in the telecommunications industry; and

    - the interests that a number of executive officers of MPC may have with respect to the transaction in addition to their interests as shareholders of MPC.

    The MPC Board believes that, overall, the potential benefits of the merger, the sale of the utility business to Northwestern, and the restructuring generally, to MPC and its shareholders outweighed the risks.

    This discussion of the information and factors considered by the MPC Board in making its decision is not intended to be exhaustive but includes all material factors considered by the MPC Board. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the MPC Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the MPC Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the MPC Board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of MPC's management and legal, financial and accounting advisors. In addition, individual members of the MPC Board may have given different weight to different factors.

USE OF PROCEEDS FROM THE SALE OF THE ENERGY BUSINESSES

    The sale of the utility business to NorthWestern is anticipated to result in Touch America Holdings receiving $602 million in cash. In addition, NorthWestern will assume all of MPC's outstanding debt relating to the utility business in the amount of up to $488 million. The sale of the oil and gas business, the coal business and the independent power production business is anticipated to result in Touch America Holdings receiving approximately an additional $698 million in cash. From these proceeds, MPC will pay various restructuring-related costs, including estimated legal, advisory and banking costs of approximately 2.5% of the total proceeds and will pay Federal and state income taxes on such proceeds.

    Touch America Holdings plans to use the proceeds from these sales primarily for working capital purposes and to provide capital in positioning Touch America, Inc. in the business of telecommunications.

    THE MPC BOARD RECOMMENDS THAT MPC'S SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN AND THE REDEMPTION OF THE PREFERRED STOCK.

INTERESTS OF MPC'S DIRECTORS AND MANAGEMENT IN THE RESTRUCTURING

    At the completion of the restructuring, Touch America Holdings' Board of Directors will consist entirely of the current MPC Board:

    - Robert P. Gannon,

    - Jerrold P. Pederson,

    - Tucker Hart Adams,

    - Alan F. Cain,

    - John G. Connors,

    - R.D. Corette,

    - Kay Foster,

    - John R. Jester,

    - Carl Lehrkind III,

    - Deborah D. McWhinney, and

    - Noble E. Vosburg.

    The current MPC Board was selected to form the initial board of Touch America Holdings because of its business expertise and because it has the necessary experience in the telecommunications business based on its affiliation with Touch America, Inc.

    At the completion of the restructuring, it is anticipated that the following officers of MPC and Touch America, Inc. will become executive officers of Touch America Holdings:

    - Robert P. Gannon,

    - Jerrold P. Pederson,

    - Michael J. Meldahl,

    - Patrick T. Fleming,

    - Michael E. Zimmerman,

    - Perry J. Cole,

    - Daniel G. Gay, and

    - Daniel J. Sullivan.

Robert P. Gannon, currently the Chairman and Chief Executive Officer of MPC, will continue as Chairman and Chief Executive Officer of Touch America Holdings. Each of the officers listed above has entered into an individual severance benefit agreement with MPC which provides certain benefits if their employment terminates on account of or within 36 months after a change of control.

On December 8, 2000, Richard F. Cromer, former executive vice president and chief operating officer of MPC's energy supply division, announced that he would terminate his employment as an executive officer of MPC. His termination was in connection with, as a result of, or in anticipation of a change of control of MPC. His termination was effective June 28, 2001. Consequently, he is entitled to the benefit of his change of control agreement which was paid on or about July 6, 2001.

OUTSTANDING STOCK-BASED GRANTS UNDER MPC'S LONG-TERM INCENTIVE PLAN

    MPC's employees and executive officers participate in MPC's Long-Term Incentive Plan. The Plan permits the granting of stock options, stock appreciation rights, restricted stock, performance shares and dividend equivalent shares and contains a change of control provision applicable to awards made on or after May 11, 1999 unless otherwise provided in the applicable award agreement. The consummation of the restructuring will constitute a change of control for purposes of the Plan. Pursuant to the Plan's terms, upon a change of control:

    - Stock options granted after May 11, 1999 but before August 21, 2000 then unexercised and outstanding will become fully vested and exercisable in accordance with the terms and conditions of the Plan and the applicable stock option award agreement, and

    - All restrictions, terms and conditions applicable to all restricted stock then outstanding will be deemed lapsed and satisfied.

    A number of MPC's executive officers own options that will vest at the consummation of the restructuring. The following list sets forth the identity of these individuals and the number of shares underlying these individuals' options that are subject to accelerated vesting:

    - Robert P. Gannon (177,150)

    - Jerrold P. Pederson (110,900)

    - Michael Meldahl (94,150; 8,000 of these shares are restricted)

    - Richard F. Cromer (42,000)

    - Jack D. Haffey (42,000)

    - Perry Cole (61,250)

    - Bill Pascoe (38,200)

    - David Johnson (24,000)

    - Pamela Merrell (24,000)

    - Michael Zimmerman (24,000)

    - Ellen Senechal (12,000)

    - David Smith (12,000)

    - Dan Sullivan (8,000)

    Stock options granted prior to May 12, 1999 are all fully vested and exercisable. Stock options granted on June 21, 1999 vested on June 21, 2001 irrespective of the restructuring. In addition, Mr. Meldahl's 4,000 shares of restricted stock vested on May 11, 2001 and Mr. Cromer's options vested on June 29, 2001.

CHANGE OF CONTROL AGREEMENTS

    MPC has entered into individual severance benefit agreements with 35 of its employees to provide benefits after a change of control of MPC, if their employment is terminated within the next 36 months by MPC without "cause," as defined in such agreements, or by the employees with "good reason," as defined in such agreements. The definition of "good reason" in these agreements includes any reduction in the employee's job responsibilities, salary or benefits as well as the ability of the employee to terminate employment for any reason during the 13th month after the change of control.

    There are three different tiers of these agreements. The agreements provide that if, within three years after the occurrence of a change of control, the employee is terminated by MPC without cause, or the employee terminates employment with MPC for good reason, the employee is entitled to

    - 299.9 percent for a "Tier 1" participant, 200 percent for a "Tier 2" participant and 100 percent for a "Tier 3" participant of the sum of the highest annual rate of base salary paid to the employee during the three-year period immediately preceding the change of control and the highest annual bonus paid to such individual during such three-year period,

    - 200 percent of the annual contribution to the employee's cash balance pension plan,

    - the present value of the cost to provide welfare benefits under MPC's life insurance, health, dental, disability and other welfare plans for a period of three years following termination, and

    - a prorated portion of the target annual bonus in the year in which the change of control occurred.

    In addition, in the event that any amounts paid to a Tier 1 participant under his or her agreement, or otherwise in connection with his or her termination, are subject to the excise tax imposed under the Internal Revenue Code of 1986, as amended, in connection with a change of control, MPC shall pay an additional amount called a Gross-Up Payment equal to the amount of any such excise taxes and any state or federal taxes on the Gross-Up Payment.

    The Tier 2 and Tier 3 agreements address the situation where the amounts paid under his or her agreement, or otherwise in connection with his or her termination, would be subject to the excise tax imposed under the Internal Revenue Code of 1986, as amended, in connection with the change of control. If such payments or benefits less such excise tax are less than the maximum amount of the payments or benefits which could otherwise be payable to the individual without the imposition of the excise tax, then, to the extent necessary to eliminate the imposition of the excise tax (a) such cash payment and benefits shall first be reduced if necessary, to zero and (b) all other non-cash payments and benefits shall not be reduced.

    MPC has entered into Tier 1 agreements with Messrs. Cromer, Gannon, Haffey, Meldahl and Pederson and three other executive officers of MPC. In addition, MPC has entered into Tier 2 agreements with five individuals and Tier 3 agreements with 22 individuals.

    Pursuant to their Tier 1 agreements and based on estimates prepared using the current data, Messrs. Gannon, Haffey, Meldahl and Pederson would be entitled to payments of approximately $4.1 million, $1.7 million, $2.9 million and $1.9 million, respectively, in the event their respective employment is terminated without cause or for good reason in connection with, or within 36 months following, the change of control. Additionally, Mr. Cromer has been paid approximately $1.1 million pursuant to his Tier 1 agreement. The three other executive officers who are party to a Tier 1 agreement with MPC would be entitled to an aggregate payment of approximately $3.7 million if the employment of each such individual were to be terminated without cause or for good reason in connection with, or within 36 months following, the change of control. The five individuals who are party to a Tier 2 agreement would be entitled to an aggregate payment of approximately $2.4 million if the employment of each such individual were to be terminated in connection with, or within 36 months following, the change of control. In addition, the 22 individuals who are party to a Tier 3 agreement with MPC would be entitled to an aggregate payment of approximately $4.4 million if the employment of each such individual were to be terminated without cause or for good reason in connection with, or within 36 months following, the change of control.

    Pursuant to the terms of the purchase agreement, as amended, NorthWestern has agreed to honor these individual change of control severance agreements and to assume all liability for any amounts or benefits due thereunder. However, NorthWestern will not assume the obligations under the individual change of control severance agreement of any employee of MPC who is an employee of Touch America, Inc. prior to the restructuring or who transfers to Touch
America, Inc. in connection with the restructuring.

    It is anticipated that Messrs. Gannon, Meldahl and Pederson, as well as two additional holders of a Tier 1 agreement, one holder of a Tier 2 agreement and 13 holders of Tier 3 agreements will be employed by Touch America, Inc. following the restructuring. Touch America, Inc. will assume the obligations of MPC pursuant to the individual change of control severance agreements with respect to such employees. The closing of the transaction with NorthWestern will constitute a change of control for purposes of these employees' individual change in control severance agreements with Touch America, but the transfer of an employee from MPC to Touch America, Inc. will not constitute a termination of that employee's employment for purposes of these agreements. However, payments described above will be owed to each such Touch America employee if his or her employment is subsequently terminated within 36 months of the change of control by Touch America without "cause," as defined in such agreements or by the individual employee with "good reason," as defined in such agreements. The definition of "good reason" in these agreements includes any reduction in the employee's job responsibilities, salary or benefits as well as the ability of the employee to terminate employment for any reason during the 13th month after the change of control.

EMPLOYEE BENEFIT PLANS

    During the period from the sale of the utility business to NorthWestern until twenty-four months following the sale of the utility business to NorthWestern, NorthWestern has agreed to maintain base salary, wages, compensation levels and employee pension and welfare benefit plans and programs for the benefit of the employees of the utility business, which, in the aggregate, are at least equal to, or equivalent in value to, the base salary, wages, compensation levels, and benefit plans provided to employees of the utility business on the date of the purchase agreement, as amended, plus any base salary and wage adjustments made in the ordinary course of business between the date of the purchase agreement, as amended, and the sale of the utility business to NorthWestern.

    If the employment of any employee of the utility business is terminated within twenty-four months after the sale of the utility business to NorthWestern by

    - action of NorthWestern or any of its affiliates other than for cause, as defined in the purchase agreement, as amended, or

    - action of an employee following (A) a reduction in such employee's base salary equal to or greater than fifteen percent or (B) such employee's decision not to relocate more than fifty miles from his or her then current job location, then NorthWestern has agreed to pay each such employee a lump sum severance benefit, less required tax withholding and other withholding obligations required by applicable law, in an amount equal to the sum of (x) ten percent of such employee's base salary multiplied by such employee's "years of service" up to a maximum of one hundred percent of such base salary, plus (y) $6000.

    However, bonus plans and other incentive compensation plans and programs of MPC and/or any of its affiliates, or comparable cash equivalent plans, in which the employees of the utility business are eligible to participate, including terminated or retired employees who remain eligible to participate under the terms of such plans, as in effect on the date of the purchase agreement, as amended, are only required to be maintained by NorthWestern through the end of the calendar year in which the sale of the utility business to NorthWestern occurs and the bonuses and incentive compensation to be paid thereunder by NorthWestern and/or its affiliates will be determined

    - in accordance with calculation methods directed by Touch America Holdings, such methods to be consistent with the terms of such incentive compensation plans in effect on the date of the purchase agreement, as amended, and the utility business' past practices, as appropriate, and

    - in such a manner so that the effects of the transaction contemplated by the purchase agreement, as amended, will not unduly burden or benefit the employees of the utility business.

    In addition, NorthWestern will provide each employee of the utility business with credit for all prior service with MPC and its affiliates for all purposes under each employee benefit plan, program, or arrangement of NorthWestern or its affiliates in which such employee is eligible to participate, except to the extent that such service credit would result in a duplication of benefits with respect to the same period of service.

    NorthWestern has agreed to

    - waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the covered participants and their covered dependents under any benefit plan, in which such covered participants and their covered dependents may be eligible to participate after the sale of the utility business to NorthWestern and

    - provide each covered participant and their covered dependents with credit for any co-payments and deductibles paid prior to the sale of the utility business to NorthWestern in satisfying any applicable deductible or out-of-pocket requirements under any benefit plan in which such covered participants and their covered dependents are eligible to participate after the sale of the utility business to NorthWestern.

    Effective as of the sale of the utility business to NorthWestern, NorthWestern has agreed to sponsor and maintain MPC's 401(k) plan, or a comparable plan for the eligible participants and beneficiaries, including continuing MPC's stock investment fund for the exclusive benefit of the eligible participants and beneficiaries who had balances in such fund on the sale of the utility business to NorthWestern, for at least twenty-four months after the sale of the utility business to NorthWestern.

    Furthermore, as a condition to NorthWestern's obligation to purchase the utility business, MPC has agreed that the employee stock ownership plan portion of MPC's 401(k) plan will either be terminated or transferred to Touch America Holdings prior to the sale of the utility business to NorthWestern. MPC intends to transfer the ESOP portion of Plan to Touch America Holdings. That means the employees of the utility business, as well as the other businesses previously sold by MPC, will cease to participate in the ESOP portion of the plan.

    For a discussion of the impact of the restructuring on the awards made to employees under MPC's Long-Term Incentive Plan See "--Interests of MPC's Directors and Management in the Restructuring" above on page 35 and "--Outstanding Stock-Based Grants Under MPC's Long-Term Incentive Plan" above on page 36.

    In addition, NorthWestern will maintain and shall be responsible for all current and future obligations of the utility business with respect to

    - any post-retirement health or welfare benefit plan, program or arrangement maintained for all retirees and employees of the utility business as of the sale of the utility business to NorthWestern and

    - the utility discount provided to a number of retired employees and other employees of the utility business.

    The post retirement health and welfare benefits described above shall be continued for their full terms as provided in the applicable plan, program or arrangement as in effect on the sale of the utility business to NorthWestern, and the utility discount described above shall be continued at least until residential customer choice for electric and natural gas utility service is fully implemented in Montana.

INDEMNIFICATION

    Under the purchase agreement, as amended, NorthWestern has agreed to indemnify the directors, officers, employees and agents of Touch America Holdings against any and all adverse consequences suffered, incurred or sustained by them relating to MPC, The Montana Power, L.L.C. and MPC's subsidiaries resulting from or arising out of the operation of the business of MPC, The Montana Power, L.L.C. and MPC's subsidiaries following the sale of the utility to NorthWestern. The purchase agreement, as amended, also provides for additional indemnification obligations of Touch America Holdings and NorthWestern including but not limited to environmental, tax and litigation matters. Additionally, the purchase agreement, as amended, provides for financial limitations on indemnification obligations. Finally, the amendment to the purchase agreement provides for an indemnification obligation of Touch America Holdings with respect to MPC's contract to supply power at fixed prices to Advanced Silicon Materials, Inc. See "The Purchase Agreement--Indemnification" below on page 60.

LISTING OF TOUCH AMERICA HOLDINGS' CAPITAL STOCK

    It is a condition to the completion of the merger that Touch America Holdings' common stock issuable to MPC's shareholders pursuant to the merger agreement be approved for listing on the New York Stock Exchange and the Pacific Exchange, Inc., subject to official notice of issuance.

DIVIDENDS

    On October 24, 2000, the MPC Board voted to eliminate common dividend payments effective the first quarter of 2001. The final quarterly dividend declared by MPC was $.20 per share payable on November 1, 2000. However, preferred dividends of MPC will not be affected by this decision.

    The purchase agreement, as amended, also provides that prior to the completion of the sale of the utility business to NorthWestern, MPC cannot declare, set aside or pay a dividend other than a regular quarterly cash common dividend not to exceed either twenty (20) cents per share or the payment of dividends required to be paid on MPC preferred stock.

    Following the restructuring and for the foreseeable future, Touch America Holdings does not expect to pay dividends on its common stock.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    Immediately prior to the merger between MPC and The Montana Power, L.L.C., Touch America Holdings will become the custodian of MPC's existing Dividend Reinvestment and Stock Purchase Plan. Shares of MPC currently held in the plan will, immediately following the merger, automatically become the same number of shares of Touch America Holdings. Touch America Holdings intends to offer an Investment Purchase Plan to its shareholders following the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The discussion below is the opinion of Thelen Reid & Priest LLP, outside tax counsel to MPC, as to the material U.S. federal income tax consequences of the merger of MPC into The Montana Power, L.L.C. to the holders of MPC common stock and MPC preferred stock who are citizens or residents of the United States or that are domestic corporations. The discussion below:

    - is based upon current provisions of the Internal Revenue Code, currently applicable Treasury regulations promulgated thereunder, and judicial and administrative decisions, all of which are subject to change, possibly with retroactive effect;

    - does not purport to address all aspects of U.S. federal income taxation that may affect particular shareholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect shareholders to which special provisions of the U.S. federal income tax laws may apply based on their particular circumstances or status (see "Qualifications" below);

    - assumes that the shares of MPC common stock and preferred stock are held as capital assets; and

    - assumes that the merger and related transactions will take place in accordance with all of the terms and conditions of the merger agreement and as described in this proxy statement/ prospectus without the waiver or modification of any of those terms or conditions.

    In addition, no information is provided in this document with respect to the tax consequences of the merger under foreign, state or local laws.

TAX-FREE REORGANIZATION

    MPC has received a private letter ruling from the Internal Revenue Service that the participation of The Montana Power, L.L.C. in the merger will not disqualify the merger from treatment as a tax-free reorganization. Based on this ruling and on the assumptions set forth above, it is the opinion of Thelen Reid & Priest LLP that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result:

    - MPC shareholders will not recognize gain or loss on the exchange of their MPC common stock for Touch America Holdings' common stock, nor on the exchange of their MPC preferred stock for Touch America Holdings' preferred stock.

    - The tax basis of Touch America Holdings' stock received in the merger will be the same as the tax basis of the MPC stock surrendered.

    - The holding period of Touch America Holdings' stock received in the merger will include the holding period of the MPC stock surrendered therefor.

    In addition, neither MPC nor Touch America Holdings will recognize gain or loss as a result of the merger.

QUALIFICATIONS

    As noted above, the foregoing discussion does not address aspects of U.S. federal income taxation that may be relevant to MPC shareholders to which special provisions of the U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address aspects of U.S. federal income taxation that may be relevant to:

    - dealers in securities or currencies;

    - traders in securities;

    - financial institutions;

    - tax-exempt organizations;

    - insurance companies;

    - persons holding MPC shares as part of a hedging, "straddle," conversion or other integrated transaction;

    - non-United States persons;

    - persons whose functional currency is not the United States dollar;

    - persons who acquired their shares of common stock through the exercise of employee stock options or otherwise as compensation; or

    - shareholders that exercise dissenters' rights.

    The opinion of Thelen Reid & Priest LLP that the merger will qualify as a tax-free reorganization is not binding on the Internal Revenue Service or the courts. If it is ultimately determined that the merger is not a tax-free reorganization, then MPC and its shareholders will recognize gain or loss in connection with the merger.

    THE PRECEDING DISCUSSION SETS FORTH THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER BUT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, MPC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

    Touch America Holdings will record the sale of the utility business to NorthWestern when the transaction is consummated. Touch America Holdings expects to record the difference between the net sales price less the net book value of the assets and liabilities sold, net of transaction costs and income taxes, as a gain or loss on this sale, depending on the net book value of The Montana Power, L.L.C. at the time of sale.

    Upon shareholder approval of the sale of the utility business to NorthWestern, Touch America Holdings expects to account for the utility business as a discontinued operation. Accordingly, Touch America Holdings expects to retroactively report the results of operations from the utility business as discontinued operations, net of tax for all periods presented. Touch America Holdings expects to present the discontinued utility business operations on a net basis consistent with generally accepted accounting principles requirements.

    Touch America Holdings will record the effects of the restructuring, including the merger, using historical bases of assets and liabilities.

DISSENTERS' OR APPRAISAL RIGHTS

    AS A SHAREHOLDER, IF YOU PROPERLY FOLLOW THE RELEVANT PROCEDURES IN ACCORDANCE WITH APPLICABLE PROVISIONS OF MONTANA LAW (SECTION 35-1-826 THROUGH 35-1-839), YOU MAY DEMAND "DISSENTERS' RIGHTS" AND RECEIVE IN CASH THE FAIR MARKET VALUE OF YOUR SHARES IMMEDIATELY BEFORE THE COMPLETION OF THE RESTRUCTURING. YOU WILL RECEIVE SUCH CASH IN LIEU OF RECEIVING TOUCH AMERICA HOLDINGS' SHARES.

    To exercise these rights, you must:

    (1) deliver to MPC, AT ANY TIME BEFORE THE VOTE on September 14, 2001 to approve the merger agreement and the sale of the utility business to NorthWestern, written notice of intent to demand payment for your shares if the merger is effected and the sale of the utility business to NorthWestern is completed; and

    (2) NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the approval of the merger agreement and the sale of the utility business to NorthWestern, since the MPC Board will vote properly executed blank proxy cards in favor of approval of the merger and the sale of the utility business to NorthWestern.

    You must deliver a written notice of intent and vote against the proposals in order to exercise your dissenters' rights. A vote against the proposals will not by itself be sufficient.

    If the merger agreement and the sale of the utility business to NorthWestern are approved, then MPC will deliver a written dissenters' notice to all shareholders who have previously satisfied the statutory requirements listed above for exercising dissenters' rights. The Dissenters' Notice must be sent by MPC within ten days after MPC shareholders approve the restructuring, including the merger agreement and the sale of the utility business to NorthWestern. The Dissenters' Notice must:

    (1) state where the payment demand must be sent and where and when certificates for certified shares of holders demanding dissenters' rights must be deposited;

    (2) inform shareholders of uncertificated shares for which dissenters' rights have been demanded to what extent transfer of the shares will be restricted after the payment is received;

    (3) supply a form for demanding payment which includes the date of the first announcement to the news media or to shareholders of the terms of the merger agreement and the sale of the utility business to NorthWestern and requires the person asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares for which dissenters' rights are demanded before that date;

    (4) set a date not fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered by which MPC must receive the dissenting MPC's shareholder's payment demand; and

    (5) be accompanied by a copy of the Montana Business Corporation Act Sections 35-1-826 through 35-1-839.

    If you exercise dissenters' rights, once you receive a Dissenters' Notice as described above, you must within the time set forth in the Dissenters' Notice:

    (1) demand payment;

    (2) certify whether you acquired beneficial ownership of your shares for which dissenters' rights are demanded before the date set forth in the Dissenters' Notice; and

    (3) deposit your certificates in accordance with the terms of the Dissenters' Notice.

    If a dissenter is dissatisfied with the payment or offer of fair value by MPC, he or she may notify the corporation of the dissenter's own estimate of fair value and may demand payment of that amount. The dissenter must make the demand within 30 days after the Company offers payment for the shares, or the right to demand payment as stated here is waived.

    If a demand for alternative payment by a dissenter remains unsettled, then MPC must petition the Montana District Court in Silver Bow County to determine the fair value of the shares. If such a proceeding is not instituted within 60 days, MPC must pay the dissenter the amount demanded. The court will then make the determination.

    An MPC shareholder who demands payment and deposits his or her certificates in accordance with the Dissenters' Notice and Montana law will retain all other rights of an MPC shareholder until these rights are canceled or modified by the consummation of the merger as provided in the merger agreement. A SHAREHOLDER WHO DOES NOT DEMAND PAYMENT OR DEPOSIT HIS OR HER CERTIFICATES WHEN AND WHERE REQUIRED, EACH BY THE DATE SET IN THE DISSENTERS' NOTICE, IS NOT ENTITLED TO PAYMENT UNDER THE MONTANA BUSINESS CORPORATION ACT DISSENTERS' RIGHTS PROVISIONS FOR HIS OR HER SHARES FOR WHICH DISSENTERS' RIGHTS ARE DEMANDED. In that event, you will be deemed to receive Touch America Holdings' shares in lieu of cash for your MPC shares.

    Except in the case of after-acquired shares, if the shareholders approve the merger agreement and the sale of the utility business to NorthWestern, and upon receipt of a payment demand as described above, MPC will pay to each dissenter who has satisfied the statutory requirements, the amount that MPC estimates to be the fair value of his or her shares for which dissenters' rights are demanded, plus accrued interest.

    MPC's payment to each dissenting MPC shareholder will be accompanied by the following:

    (1) MPC's balance sheet as of the end of a fiscal year ending not more than 16 months before the date the payment will be made, an income statement for that year, a statement of changes in shareholder equity for that year and MPC's latest available interim financial statements, if any;

    (2) a statement of MPC's estimate of the fair value of the shares for which dissenter's right are demanded;

    (3) an explanation of how the interest paid to the dissenter was calculated;

    (4) a statement of dissenters' rights to demand payment if the dissenter disagrees with MPC's assessment of the fair value of his or her shares for which dissenters' rights are demanded under the appropriate Montana statutes; and

    (5) a copy of the Montana Business Corporation Act Sections 35-1-826 through 35-1-839.

    THE FAILURE OF A MPC SHAREHOLDER TO COMPLY STRICTLY WITH THE MONTANA BUSINESS CORPORATION ACT STATUTORY REQUIREMENTS WILL RESULT IN A LOSS OF DISSENTERS' RIGHTS. A COPY OF THE RELEVANT STATUTORY PROVISIONS IS ATTACHED AS ANNEX C. MPC SHAREHOLDERS SHOULD REFER TO ANNEX C FOR A COMPLETE STATEMENT CONCERNING DISSENTERS' RIGHTS, AND THE FOREGOING SUMMARY OF SUCH RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH ANNEX C.

    If a shareholder exercises dissenters' rights, the dissenting shareholder is entitled to receive the fair value of his or her shares for which dissenters' rights are demanded in cash. Such value may be higher or lower than the value of the Touch America Holdings' shares issuable under the merger agreement.

RESALE OF TOUCH AMERICA HOLDINGS' COMMON STOCK

    Touch America Holdings' stock issued in the transaction will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any MPC shareholder who is, or is expected to be, an "affiliate" of MPC for purposes of Rule 145 under the Securities Act. It is expected that these shareholders will agree not to transfer any Touch America Holdings' stock received in the transaction except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act. This proxy statement/prospectus does not cover resales of Touch America Holdings' stock received by any person upon completion of the transaction, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS;
                       DIRECTORS; AND EXECUTIVE OFFICERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF MPC

    The following table provides, as of February 15, 2001, information with respect to persons who are known to MPC to beneficially own more than five percent of the common and preferred shares of MPC.

NAME AND ADDRESS
OF BENEFICIAL OWNER                      AMOUNT AND NATURE OF OWNERSHIP     PERCENT OF CLASS
-------------------                   ------------------------------------  ----------------
Lehman Brothers Holdings, Inc.         50,420 shares of Preferred Stock,          8.7(1)
3 World Financial Center                        $6.875 Series(1)
New York, NY 10285

Janus Capital Corporation                  5,633,810 common shares(1)             5.3(1)
100 Fillmore Street
Denver, Colorado 80206-4923

Thomas H. Bailey
100 Fillmore Street
Denver, Colorado 80206-4923

------------------------

(1) The Schedule 13G reports referred to below state that these securities were acquired in the ordinary course of business and not for the purpose of having an effect on changing or influencing the control of MPC and were not acquired in connection with, or as a participant in, any transaction having such purpose or effect.

    On February 14, 2000, Lehman Brothers Holdings, Inc., a broker/dealer registered under Section 15 of the Securities Exchange Act of 1934, filed a
Schedule 13G report with the Securities and Exchange Commission reporting their ownership of Preferred Stock, $6.875 Series.

    On February 15, 2001, Janus Capital Corporation, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, and Thomas
H. Bailey, a 12.2% owner and Chairman of the Board of Janus Capital Corporation, filed a joint Schedule 13G report with the Securities and Exchange Commission reporting their ownership of MPC common shares.

SECURITY OWNERSHIP OF MANAGEMENT OF MPC

    The following table shows, as of June 28, 2001, all of the common and preferred shares owned beneficially by each person who is or was a director of MPC since December 31, 2000. In addition, the following table shows, as of June 28, 2001, all of the common shares owned beneficially by

    - MPC's Chief Executive Officer, Robert P. Gannon,

    - MPC's four most highly compensated executive officers other than Mr. Gannon, who were serving as executive officers as of the end of the last fiscal year,

    - Richard F. Cromer who resigned as an executive officer of MPC on December 8, 2000, but who would have been amongst the four most highly compensated executive officers at the end of the last fiscal year but for his resignation and

    - the directors and executive officers of MPC as a group.

NAME OF OWNER                                                  COMMON     PREFERRED   % OF CLASS
-------------                                                 ---------   ---------   ----------
Tucker Hart Adams(1)(8).....................................      4,723        0         *
Alan F. Cain(2)(8)..........................................      7,717        0         *
John G. Connors(8)..........................................     24,570        0         *
R. D. Corette(8)............................................     11,369        0         *
Richard F. Cromer(3)(9)(10).................................    200,621      250         *
Kay Foster(4)(8)............................................     12,348        0         *
Robert P. Gannon(5)(9)(10)..................................    271,489        0         *
Jack D. Haffey(9)(10).......................................    131,237        0         *
John R. Jester(8)...........................................     11,985        0         *
Carl Lehrkind, III(6).......................................     18,322        0         *
Michael Meldahl(9)(10)(12)..................................    141,412        4         *
Deborah D. McWhinney(8).....................................      6,025        0         *
Jerrold P. Pederson(9)(10)..................................    192,782        0         *
Noble E. Vosburg(7)(8)......................................     10,222        0         *
Michael E. Zimmerman(9)(10).................................     93,372
All Directors and Executive Officers as a Group (22 in
  Number)(11)...............................................  1,500,569        4        1.4  %

------------------------

   * Less than one percent of each class of common and preferred

 (1) Includes 96 shares of common stock held by Dr. Adams' spouse.

 (2) Includes 27 shares of common stock held by Mr. Cain's spouse for which Mr. Cain disclaims beneficial ownership.

 (3) Includes 2,668 shares of common stock held by Mr. Cromer's spouse for which he disclaims beneficial ownership; 179 shares of common stock held in a custodian account for his granddaughter for which Mr. Cromer is the custodian and which he has voting and investment power; and 250 units of the Quarterly Income Preferred Stock (QUIPS), Series A issued by Montana Power Capital 1, a subsidiary of MPC. These units do not have voting rights with respect to MPC. Mr. Cromer resigned as an executive officer of MPC on December 8, 2000.

 (4) Includes 324 shares of common stock held by Ms. Foster's spouse.

 (5) Includes 33,439 shares held by Mr. Gannon's spouse, 75 shares held by Mr. Gannon's son and 125 shares held by Mr. Gannon's daughter for which Mr. Gannon disclaims beneficial ownership.

 (6) Includes 2,200 shares of common stock held by the Trustee for Lehrkind's, Inc., Profit Sharing Plan #2 for which Mr. Lehrkind is a beneficiary and for which he has shared voting and investment power; and 9,130 shares of common stock held by Lehrkind's, Inc., for which he has shared voting and investment power.

 (7) Includes 268 shares of common stock held by Mr. Vosburg's spouse for which Mr. Vosburg disclaims beneficial ownership.

 (8) Includes deferred stock units held in MPC's Non-Employee Directors' Stock Compensation Plan:
     Ms. Adams--4,541;
     Mr. Cain--5,742;
     Mr. Connors--1,958;
     Mr. Corette--5,543;
     Ms. Foster--5,182;
     Mr. Jester--8,985;
     Ms. McWhinney--960; and
     Mr. Vosburg--5,205.
     The holders of these units have no voting or investment power.

 (9) Includes shares in MPC's Retirement Savings Plan 401(k) attributable to MPC's and the employee's contributions as follows:
     Mr. Gannon--18,643;
     Mr. Cromer--12,746;
     Mr. Haffey--15,477;
     Mr. Meldahl--9,501;
     Mr. Pederson--17,682; and

     Mr. Zimmerman--7,920.

 (10) Includes option shares exercisable within 60 days of June 28, 2001:
     Mr. Gannon--205,650;
     Mr. Cromer--174,626;
     Mr. Haffey--103,334;
     Mr. Meldahl--114,150;
     Mr. Pederson--167,500; and.

Mr. Zimmerman--79,762.

 (11) Includes 141,012 shares held for executive officers in MPC's Retirement Savings Plan 401(k); 1,131,224 option shares exercisable within 60 days of June 28, 2001.

 (12) Includes four shares of Preferred Stock, $6.00 Series.

                               REGULATORY MATTERS

GENERAL

    A summary of the material regulatory matters affecting approval of the sale of the utility business to NorthWestern and the merger of MPC and The Montana Power, L.L.C. are set forth below. The parties to the purchase agreement, as amended, have agreed to take commercially reasonable steps to obtain all governmental approvals and clearances necessary to consummate the sale of the utility business to NorthWestern.

    While we believe that we will receive the regulatory approvals and clearances for the sale of the utility business to NorthWestern and the merger of MPC and The Montana Power, L.L.C., there can be no assurances as to the timing of these approvals and clearances or our ability to obtain these approvals and clearances on satisfactory terms or otherwise. Consummation of the sale of the utility business to NorthWestern and the merger of MPC and The Montana Power, L.L.C. is conditioned upon receipt of final orders from the various federal and state commissions described below and that the final orders satisfy conditions described in "The Purchase Agreement--Conditions to the Completion of the Sale of the Utility Business to NorthWestern" below on page 53. There can be no assurance that any of these approvals or clearances will be obtained or, if obtained, will satisfy the conditions described in such section.

FEDERAL ENERGY REGULATORY COMMISSION

    Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its facilities with those of any other person, or acquire any security of any other public utility without first having obtained authorization from the Federal Energy Regulatory Commission. Because MPC owns "jurisdictional facilities" under the Federal Power Act, the Federal Energy Regulatory Commission's approval under Section 203 is required before the merger of MPC and The Montana Power, L.L.C. and the sale of the utility business to NorthWestern. Section 203 provides that the Federal Energy Regulatory Commission is required to grant its approval if the sale of the utility business to NorthWestern is found to be "consistent with the public interest." The Federal Energy Regulatory Commission's current policy provides that it will evaluate the following criteria in analyzing whether a transaction satisfies the requirements of Section 203 of the Federal Power Act:

    - the effect of the transaction on competition, to determine if the transaction will result in an increase in market power;

    - the effect of the transaction on regulated rates, to determine if ratepayers will be protected from any adverse effects of the transaction; and

    - the effect of the transaction on state and federal regulation, to determine if the transaction will result in any impairment of state or Federal regulation.

    MPC and NorthWestern filed their joint application under Section 203 of the Federal Power Act on December 20, 2000. The Federal Energy Regulatory Commission issued an order on February 20, 2001 authorizing the transaction under
Section 203 of the Federal Power Act.

    Section 8 of the Federal Power Act requires approval of the Federal Energy Regulatory Commission prior to the transfer of a hydroelectric license. Because MPC has a hydroelectric license under the Federal Power Act for the operation of the Milltown Dam hydroelectric facility, and MPC is merging into The Montana Power, L.L.C., the Federal Energy Regulatory Commission's approval is required prior to the transfer of the license by operation of law from MPC to The Montana Power, L.L.C. The Federal Energy Regulatory Commission will grant a license transfer if the transferee is qualified to hold the license and operate the facility and if the transfer is in the public interest. MPC and The Montana Power, L.L.C. filed a joint application for the transfer of the license on December 22, 2000 and the Federal Energy Regulatory Commission approved the transfer on March 30, 2001.

    Additionally, MPC and The Montana Power, L.L.C. applied, on December 18, 2000, to the Federal Energy Regulatory Commission to transfer MPC's Natural Gas Act Section 3 authorization and Presidential Permits to operate and maintain gas pipeline border facilities for the importation of gas at Whitlash, Montana/Aden, Alberta and the importation and exportation of gas at Carway, Montana. The transfer and assignment from MPC to The Montana Power, L.L.C. will be granted by the Federal Energy Regulatory Commission if:

    - it is not inconsistent with the public interest as it will not impair the ability to render transportation services in the United States at reasonable rates after the transfer;

    - the Montana Power, L.L.C. has no contracts with any foreign government or person concerning control of operation or rates for the delivery or receipt of natural gas which may restrict any United States companies from extending their activities in the same general area; and

    - there will be no change in the use or operation of the border facilities.

    The Federal Energy Regulatory Commission issued an order on May 18, 2001 approving the transfer of these Natural Gas Act Section 3 authorization and Presidential Permits.

UNITED STATES ANTITRUST LAW

    The Hart-Scott-Rodino Antitrust Improvements Act and the related rules and regulations prohibit MPC and NorthWestern from completing the sale of the utility business to NorthWestern until they submit required information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until applicable waiting period requirements have been satisfied. Even after the Hart-Scott-Rodino waiting period expires or terminates, the Antitrust Division or the Federal Trade Commission may later challenge the sale of the utility business to NorthWestern on antitrust grounds. MPC and NorthWestern do not believe that the sale of the utility business to NorthWestern will violate federal antitrust laws. If the transaction is not completed within 12 months after the expiration or earlier termination of the initial Hart-Scott-Rodino waiting period, MPC and NorthWestern would be required to submit new information to the Antitrust Division and the Federal Trade Commission, and a new Hart-Scott-Rodino waiting period would begin. NorthWestern and MPC each filed a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act and the waiting period commenced on December 21, 2000 and expired on January 17, 2001.

STATE APPROVALS OR FILINGS

    State regulatory approvals and filings will be obtained and made, as applicable, prior to the consummation of the sale of the utility business to NorthWestern, including as follows:

    - The Montana Public Service Commission has jurisdiction to determine whether the sale of the utility business to NorthWestern will affect The Montana Power, L.L.C.'s ability to be fit, willing and able to provide reasonably adequate service and facilities at just and reasonable rates. On January 11, 2001, MPC filed an application with the Montana Public Service Commission for approval with respect to the sale of the utility business to NorthWestern. The Montana Public Service Commission issued public notice of the filing in March 2001, and as a result of the notice, several parties became intervenors in the proceeding. Intervenors asserted that additional issues should be addressed by the Montana Public Service Commission, including treatment of the above-book proceeds, if any, of the sale of the utility business to NorthWestern. On June 26, 2001, the Montana Public Service Commission issued an order which denied the original application and required MPC and NorthWestern to refile their application. The Montana Public Service Commission held that the original application did not contain certain information that the Montana Public Service Commission deemed necessary for it to evaluate the transaction.

      Accordingly, the Montana Public Service Commission requested additional information, including information relating to the treatment of the proceeds from the sale of the utility business to NorthWestern, and the potential impact upon the utility business (when owned by NorthWestern) of a separate Montana Public Service Commission proceeding relating to electric generation deregulation costs. MPC and NorthWestern intend to refile their application as soon as possible in response to this order.

    - In connection with the restructuring, state laws governing the various state agencies that regulate telecommunications carriers, such as Touch America, Inc., and their operations within the states, the Public Service Commissions (PSC) or Public Utilities Commissions (PUC) as most are named, also provide that no telecommunications common carrier may discontinue, reduce or impair service or make changes in the interests controlling the carrier's ownership without either first having obtained an authorization from the respective state PSC or PUC for the changes or without first at least providing prior or subsequent written notice of such changes. Based on prior experience and knowledge of state PSC or PUC consideration of transfers of ownership which are more form than substance as is the case here, state PSC/PUC approval processes authorizing or recording these transactions will largely be ministerial; that is; the results of the transactions themselves will ensure by their inherent nature compliance with the statutory criteria of the various state agencies.

OTHER PERMITS OR LICENSES

    The merger of MPC into The Montana Power, L.L.C. will result in The Montana Power, L.L.C. holding federal and state regulatory permits currently held by MPC. Therefore, appropriate action will need to be taken to provide the necessary notifications to, and obtain necessary approvals from, the applicable regulatory agencies relative to the merger and the change in name of the permit/license holder. Such permits/licenses include:

    - those associated with MPC's underground storage tanks regulated by the Montana Department of Environmental Quality and the Wyoming Department of Environmental Quality;

    - air quality permits regulated by the Montana Department of Environmental Quality;

    - regulated waste generator Environmental Protection Agency identification numbers;

    - shallow injection wells regulated by the Environmental Protection Agency;

    - FCC licenses used for internal operations associated with the utility business's land mobile and microwave radio systems;

    - transmission facilities permitted under the Montana Major Facility Siting Act or Utility Siting Act and regulated by the Montana Department of Environmental Quality; and

    - various licenses/permits issued by federal and state agencies authorizing MPC operations, including transmission and distribution lines, substations and natural gas storage facilities, to be located on or to cross federal or state real property.

                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARY OF THE MERGER AGREEMENT IS QUALIFIED BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE AND ATTACHED AS ANNEX A.

THE MERGER BETWEEN MPC AND THE MONTANA POWER, L.L.C.

    Under the merger agreement, MPC will merge with and into The Montana Power, L.L.C., a subsidiary of Touch America Holdings, with The Montana Power, L.L.C. being the surviving entity. Upon completion of the merger, MPC's shareholders will become shareholders of Touch America Holdings. Additionally, upon completion of the merger, Touch America Holdings and the Montana Power, L.L.C. shall transfer to Touch America Holdings any assets or liabilities Touch America Holdings plans to hold in its own name.

TIMING

    The merger will become effective upon the filing of the Articles of Merger pursuant to the Montana Business Corporation Act and the Montana Limited Liability Company Act with the Secretary of State of the State of Montana.

MERGER CONSIDERATION

    The merger agreement provides that each issued MPC common share and each issued MPC preferred share will, at the effective time of the merger, be automatically converted into one share of Touch America Holdings' common stock and one share of Touch America Holdings' preferred stock, respectively.

CONDITIONS TO THE COMPLETION OF THE MERGER

    Each party's obligation to complete the merger is subject to the satisfaction of the following conditions:

    - Federal Energy Regulatory Commission approval,

    - approval by MPC's shareholders and Touch America Holdings, as the sole member of The Montana Power, L.L.C.,

    - MPC receiving a ruling from the IRS or an opinion of outside counsel satisfactory to the MPC Board with respect to tax consequences of the merger, and

    - approval for listing on the New York Stock Exchange and the Pacific Exchange, Inc. of Touch America Holdings' common stock.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time, whether before or after approval of the merger agreement by the MPC shareholders, by the MPC Board if it determines for any reason that the merger would be inadvisable or not in the best interest of MPC's shareholders.

                             THE PURCHASE AGREEMENT

    THE FOLLOWING SUMMARY OF THE PURCHASE AGREEMENT, AS AMENDED, IS QUALIFIED BY REFERENCE TO THE COMPLETE TEXT OF THE PURCHASE AGREEMENT, AS AMENDED, WHICH IS INCORPORATED BY REFERENCE AND ATTACHED AS ANNEX B.

THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN

    Under the purchase agreement, as amended, following the merger, Touch America Holdings will sell its single membership interest in The Montana Power, L.L.C. which will constitute the utility business of MPC to NorthWestern.

TIMING OF CLOSING

    The closing will occur 5 business days after the day on which the last of the conditions set forth in the purchase agreement, as amended, has been satisfied or waived, unless MPC and NorthWestern agree to a different date.

CONSIDERATION

    The purchase agreement, as amended, provides that NorthWestern will pay MPC $602 million in cash. In addition, NorthWestern will assume up to $488 million of MPC's debt. The consideration was determined as a result of negotiations between MPC and NorthWestern.

AMENDMENT REGARDING POWER SUPPLY CONTRACT WITH ADVANCED SILICON MATERIALS, LLC

    On June 21, 2001, MPC, Touch America Holdings and NorthWestern entered into an amendment to the purchase agreement pursuant to which MPC agreed to transfer to Touch America Holdings, or to an affiliate of Touch America Holdings, all of MPC's liabilities, obligations and responsibilities with respect to MPC's contract to supply power at a fixed price to Advanced Silicon Materials, Inc. Subsequently, MPC agreed to make a one-time cash payment of $62.5 million to Advanced Silicon Materials, LLC to cancel the power supply contract between MPC and Advanced Silicon Materials, LLC effective June 30, 2001.

CONDITIONS TO THE COMPLETION OF THE SALE OF THE UTILITY BUSINESS TO NORTHWESTERN

    MUTUAL CLOSING CONDITIONS

    The obligations of MPC, Touch America Holdings and NorthWestern to complete the sale of the utility business to NorthWestern is subject to the satisfaction or waiver of the following conditions:

    - accuracy as of closing of the representations and warranties made by MPC, Touch America Holdings and NorthWestern to the extent set forth in the purchase agreement, as amended,

    - performance and compliance with, in all material respects of the agreements and obligations required to be performed or complied with by MPC, Touch America Holdings and NorthWestern at or prior to the sale of the utility business to NorthWestern,

    - all regulatory approvals necessary to permit MPC, Touch America Holdings and NorthWestern to consummate the transactions contemplated by the purchase agreement, as amended, being obtained at or prior to the sale of the utility business to NorthWestern,

    - receipt of a certificate of an executive officer of Touch America Holdings and NorthWestern as to the satisfaction of closing conditions for the sale of utility business to NorthWestern,

    - absence of legal prohibition on completion of the sale of the utility business to NorthWestern, and

    - all third party consents shall have been obtained and be in full force and effect.

    ADDITIONAL CLOSING CONDITIONS FOR NORTHWESTERN'S BENEFIT.

    NorthWestern's obligation to complete the sale of the utility business to NorthWestern is subject to the following additional conditions:

    - the completion of the the merger of Entech Inc into Entech LLC and the merger of MPC into The Montana Power, L.L.C.,

    - the termination or transfer of MPC benefit plans, including but not limited to, the ESOP Provisions of The Montana Power Company and Subsidiaries Employee Retirement Savings Plan and The Montana Power Company Long-Term Incentive Plan,

    - the resignation of Touch America Holdings as manager of The Montana Power, L.L.C.,

    - the assignment of contracts, including but not limited to those relating to MPC's trading and marketing business, to The Montana Power, L.L.C. or MPC's subsidiaries by MPC, and

    - the transfer and assignment of the power supply contract with Advanced Silicon Materials, LLC to Touch America Holdings and all required filings and consents in connection with such transfer.

NO SOLICITATION BY MPC AND TOUCH AMERICA HOLDINGS

    MPC and Touch America Holdings have agreed that MPC and Touch America Holdings and their subsidiaries and directors, officers, employees, advisors or other representatives will not, directly or indirectly:

    - solicit, encourage in any way including furnishing information, receive, negotiate, assist or otherwise facilitate or accept any offer or inquiry from any person concerning an acquisition proposal, or

    - participate in any discussions or negotiations regarding any acquisition proposal involving it.

    The purchase agreement, as amended, states that the term "acquisition proposal" means any proposal or offer with respect to:

    (1) a merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving

    - prior to the merger and the sale of the utility business to NorthWestern, MPC or any of its subsidiaries, and

    - from and after the merger but prior to the sale of the utility business to Northwestern, Touch America Holdings or any of its subsidiaries, or

    (2) any direct or indirect acquisition of all or any substantial portion of the assets or 10% or more of the equity securities of

    - prior to the merger and the sale of the utility business to NorthWestern, MPC or any of its subsidiaries, and

    - from and after the merger but prior to the sale of the utility business to NorthWestern, Touch America Holdings or any of its subsidiaries, other than, in any such case, the transactions contemplated by the purchase agreement, as amended, and the sale of MPC's oil and gas business, coal business and independent power production business.

    Notwithstanding the foregoing, MPC or the MPC Board shall be permitted to:

    (1) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal, or

    (2) engage in any discussions or negotiations with, or provide any information to any person in response to an unsolicited bona fide written acquisition proposal, by any such person, if,

        (i) the special meeting shall not have occurred,

        (ii) the MPC Board concludes in good faith after consultation with its financial advisors and legal advisors, that the acquisition proposal would reasonably be expected to constitute a superior proposal,

       (iii) prior to providing any information or data in connection with an acquisition proposal, the MPC Board receives from such person an executed confidentiality agreement on terms no less favorable to MPC than those contained in the confidentiality agreement between MPC and NorthWestern regarding the sale of the utility business to NorthWestern, and

        (iv) prior to providing any information or data or entering into discussions or negotiations, the MPC Board notifies NorthWestern immediately of such inquiries, proposals or offers, any information requested, any discussions or negotiations, and indicates the name of such person and the material terms and conditions of any proposals or offers.

    The purchase agreement, as amended, states that the term "superior proposal" means a bona fide written acquisition proposal which the MPC Board, prior to the merger and the sale of the utility business to NorthWestern, or Touch America Holdings, after the merger but prior to the sale of the utility business to NorthWestern, concludes in good faith after consultation with a financial advisor of nationally recognized reputation, taking into account, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal including, but not limited to, any break-up fees, expense reimbursement provisions and conditions to consummation,

        (i) would, if consummated, result in a transaction that is more favorable to all of the shareholders in their capacities as shareholders of MPC prior to the merger and the sale of the utility business to NorthWestern or Touch America Holdings after the merger but prior to the sale of the utility business to NorthWestern, from a financial point of view than the transactions contemplated by the purchase agreement, as amended, and

        (ii) is reasonably likely to be consummated; provided, that, for purposes of this definition, the term "acquisition proposal" shall have the meaning described in the second paragraph of this section. See "--No Solicitation by MPC and Touch America Holdings" above on page 54, except that

    - the reference to "10%" in the definition of "acquisition proposal" shall be deemed to be "51%",

    - "acquisition proposal" shall only be deemed to refer to a transaction involving, prior to the merger and the sale of the utility business to NorthWestern, MPC, and after the merger but prior to the sale of the utility business to NorthWestern, Touch America Holdings, and

    - the reference to "assets" shall refer to the assets of, prior to the merger and the sale of the utility business to NorthWestern, MPC and its subsidiaries taken as a whole, and after the merger but prior to the sale of the utility business to NorthWestern to MPC and its subsidiaries, taken as a whole, and not the assets of any of its subsidiaries alone.

    The purchase agreement, as amended, provides that, in the event that, prior to MPC shareholders approval, the MPC Board determines, after consultation with its financial advisors and outside counsel, that a takeover proposal constitutes a superior proposal, the MPC Board may terminate the purchase agreement, as amended. Any such termination must be at least three business days after written notice to NorthWestern. The written notice must state that the MPC Board plans to accept the superior proposal, specify the terms and conditions of the proposal and identify the person making the proposal. Furthermore, MPC must, concurrently with the termination, enter into an acquisition agreement with respect to the superior proposal and pay to NorthWestern the applicable termination fee and the fees and expenses incurred by NorthWestern in connection with the transaction. See "--Termination Fees; Reimbursement of Expenses" below on page 57.

    The purchase agreement, as amended, also provides that MPC will immediately advise NorthWestern if it receives a request for information or of any takeover proposal, the material terms and conditions of the request or proposal and the identity of the person making the request or proposal. Under the purchase agreement, as amended, MPC is also required to keep NorthWestern reasonably informed of the status and details of any such request or proposal.

TERMINATION OF THE PURCHASE AGREEMENT

    The purchase agreement, as amended, may be terminated at any time prior to the completion of the sale of the utility business to NorthWestern:

    (1) by mutual written agreement of Touch America Holdings, MPC and NorthWestern;

    (2) by Touch America Holdings, MPC or NorthWestern if:

       (a) the sale of the utility business to NorthWestern has not been completed by March 31, 2002,

       (b) MPC's shareholders do not give the required approvals,

       (c) there is a permanent legal prohibition to the sale of the utility business to NorthWestern, or

       (d) there shall have been a material breach of any representation, warranty or covenant which is not cured within 15 days written notice or cannot be cured by March 31, 2002;

    (3) by NorthWestern if

       - the MPC Board shall have failed to recommend, or withdrawn, modified or amended in any respect adverse to NorthWestern its approval or recommendation of the purchase agreement, as amended, or approved or recommended a superior proposal, as such term is defined under "--No Solicitation By MPC And Touch America Holdings" above on page 54, or

       - MPC or Touch America Holdings breaches agreements relating to solicitations, this proxy statement/prospectus and shareholder approval; or

    (4) prior to MPC shareholders' approval, by MPC or Touch America Holdings if the MPC Board has determined that an acquisition proposal, as such term is defined under "--No Solicitation By MPC And Touch America Holdings" above on page 54, constitutes a superior proposal; provided that

       - MPC has provided 3 business days' notice to NorthWestern,

       - MPC has not taken any action to solicit any offers and has complied with its contractual obligations to prepare and mail this proxy statement and to duly call, give notice of, and hold a shareholders meeting as soon as reasonably practicable,

       - the superior proposal is pending at the time of such termination,

       - the MPC Board has determined in good faith that such proposal is a superior proposal,

       - during the 3-day period specified above in (i) MPC and Touch America Holdings have negotiated in good faith with NorthWestern with respect to any modifications to the terms of the purchase agreement, as amended, proposed by NorthWestern that would enable MPC and NorthWestern to proceed with the sale of the utility business to NorthWestern, and

       - MPC has paid the termination fee and expense fee discussed below.

TERMINATION FEES; REIMBURSEMENT OF EXPENSES

    TERMINATION FEES

    MPC or Touch America Holdings must pay to a termination fee of $50 million to NorthWestern if any of the following occurs:

    (1) the MPC Board

       - fails to recommend, or withdraws, modifies or amends in any respect adverse to NorthWestern its approval or recommendation of the purchase agreement, as amended, or

       - approves or recommends a superior proposal, or MPC or Touch America Holdings breaches agreements relating to solicitations, this proxy statement/prospectus and shareholder approval and NorthWestern terminates the purchase agreement, as amended, pursuant to paragraph (3) under "--Termination of the Purchase Agreement" above on page 56; or

    (2) a superior proposal has been made with respect to MPC and the purchase agreement, as amended, is terminated by MPC or Touch America Holdings pursuant to paragraph (4) under "--Termination of the Purchase Agreement" above on page 56;

    (3) a takeover proposal has been made with respect to MPC pursuant to paragraph (2)(d) under "--Termination of the Purchase Agreement" above on page 56, provided, that the termination fee is not payable if Touch America Holdings or MPC fail to enter into an agreement to consummate, or do not consummate, a transaction within 12 months of the termination, as such term is defined under "--No Solicitation By MPC And Touch America Holdings" above on page 54.

    REIMBURSEMENT OF EXPENSES

    MPC or Touch America Holdings must pay a reimbursement of expenses fee of up to a maximum of $10 million to NorthWestern if any of the following occurs:

    (1) MPC, Touch America Holdings or NorthWestern terminates the purchase agreement, as amended, because of the failure of MPC's shareholders to approve the purchase agreement, as amended; or

    (2) the MPC Board

       - fails to recommend or withdraws, modifies or amends in any respect adverse to NorthWestern its approval of the purchase agreement, as amended, or

       - recommends a superior proposal, or MPC or Touch America Holdings breach agreements relating to solicitations, this proxy statement/prospectus and shareholder approval and NorthWestern terminates the purchase agreement, as amended, pursuant to paragraph (3) under "--Termination of the Purchase Agreement" above on page 56; or

    (3) a superior proposal has been made with respect to MPC and the purchase agreement, as amended, is terminated by MPC or Touch America Holdings pursuant to paragraph (4) under "--Termination of the Purchase Agreement" above on page 56; or

    (4) NorthWestern terminates the purchase agreement, as amended, under the circumstances described in paragraph (3) above under "--Termination Fees; Reimbursement of Expenses--Termination Fees."

INTERIM OPERATIONS OF MPC

    Under the purchase agreement, as amended, MPC has agreed that, prior to the completion of the sale of the utility business to NorthWestern, it will, and will cause The Montana Power, L.L.C. and MPC's subsidiaries to, conduct business in all material respects in the ordinary course consistent with past practice and in compliance in all material respects with applicable laws and to seek renewal of all licenses and permits required or necessary for the operation of the utility business. MPC has agreed to use all commercially reasonable efforts to preserve intact its present business organization, to preserve its reputation and the franchises of MPC, The Montana Power, L.L.C. and MPC's subsidiaries in all material respects, and to keep available the services of key officers and employees of MPC and its subsidiaries. In addition, MPC has agreed to maintain the assets and properties of MPC, The Montana Power, L.L.C. and MPC's subsidiaries in good working order, and to maintain the good will of key customers, suppliers and lenders and other persons with whom MPC or any of its subsidiaries have significant business relationships. MPC has also agreed that, subject to limited exceptions, including the merger, prior to the completion of sale of the utility business to NorthWestern it and its subsidiaries will not, without the prior written consent of NorthWestern, among other things:

    (1) DIVIDENDS

       - declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock of MPC or its subsidiaries, or indirectly redeem, purchase or otherwise acquire any capital stock or any option with respect to MPC, The Montana Power, L.L.C. or any subsidiary, or other than:

           - declaring a regular quarterly cash dividend on MPC common stock not to exceed twenty (20) cents per share, and

           - the payment of dividends required to be paid on MPC preferred stock,

    (2) CAPITAL STOCK

       - authorize the issuance, sell or otherwise dispose of any other securities in respect of any equity interest of MPC, The Montana Power, L.L.C. or any subsidiaries or modifying or amending any right in respect of any equity interest of MPC, The Montana Power, L.L.C. or any subsidiary,

    (3) AMENDMENTS TO GOVERNING DOCUMENTS

       - amend their certificate of incorporation, by-laws or other comparable governing documents in any material respect or take any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation,

    (4) ACQUISITIONS AND OTHER TRANSACTIONS

       - other than in connection with the restructuring engaging with any person in any merger or other business combination,

    (5) DISPOSITIONS

       - acquire or dispose of, or incur any lien, other than a permitted lien, on any assets and properties individually or in the aggregate material to the business or condition of MPC and The Montana Power, L.L.C., and

       - sell any cushion gas other than in accordance with prudent utility practices the proceeds of which will remain with, or be used for the benefit of MPC,

    (6) INDEBTEDNESS

       - except as set forth in MPC's budget, voluntarily incur any indebtedness in an aggregate principal amount exceeding $5,000,000, other than refinancings where the principal amount refinanced is no greater than the amount repaid,

       - purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right under, any indebtedness in an aggregate principal amount exceeding $1,000,000, in either case other than indebtedness of MPC, The Montana Power, L.L.C. or a subsidiary owing to MPC, The Montana Power, L.L.C. or a wholly-owned subsidiary; provided, however, that MPC, Touch America Holdings, The Montana Power, L.L.C. and their subsidiaries may take any and all actions necessary or appropriate to terminate the Employee Stock Ownership Plan portion of MPC 401(k) Plan, and to prepay any outstanding indebtedness of MPC, The Montana Power, L.L.C. and the subsidiaries attributable to such Employee Stock Ownership Plan, or

       - except as set forth in MPC's budget, make any loans or advances by it to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase or acquire stock, obligations or securities of, or any other interest in, or make any capital contributions to, any person,

    (7) CAPITAL EXPENDITURES

       - except as set forth in MPC's budget, make (1) capital expenditures or commitments for additions to property, plant or equipment constituting capital assets or (2) make expenditures with respect to operations and maintenance or incurring general and administrative expenses, in each case in an aggregate amount exceeding $1,000,000,

    (8) EMPLOYEE MATTERS

       - other than in the ordinary course of business or to the extent required by applicable law, including without limitation, the duty to bargain in good faith under any collective bargaining agreement, and subject in each case to prior written notice to, and consultation with, NorthWestern, adopt, enter into or become bound by any material benefit plan, employment-related contract or collective bargaining agreement, or amend, modify or terminate, partially or completely, any such benefit plan, other than the Employee Stock Ownership Plan portion of MPC's 401(k) Plan, employment-related contract or collective bargaining agreement if such action will result in material additional cost to MPC, or

       - effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Act, affecting in whole or in part any site of employment, facility, operating unit or employee of MPC, The Montana Power, L.L.C. or any of MPC's subsidiaries,

    (9) TAXES

       - make or change any tax election, file any amended tax return, settle or compromise any federal, state, local or foreign tax liability, change any annual tax accounting period, change any method of tax accounting, enter into any closing agreement relating to any tax, surrender any right to claim a tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, in each case in a manner which could reasonably be expected to have material adverse effect on NorthWestern, MPC or its subsidiaries after the sale of the utility business to NorthWestern,

   (10) ACCOUNTING

       - make any material change in any pricing, investment, accounting, financial reporting, inventory, credit or allowance practice or tax practice policy or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting, or tax purposes, except as required by applicable law or reasonably and in good faith believed by MPC or The Montana Power, L.L.C. to be in the best interests of MPC, The Montana Power, L.L.C. or MPC's subsidiaries, or

       - change its fiscal year,

   (11) AGREEMENTS AND CLAIMS

       - pay, discharge or satisfy any claims, liabilities or obligations, whether obsolete, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet comprising the financial statement dated July 31, 2000,

   (12) OTHER ACTIONS

       - enter into any contract to do or engage in any of the foregoing, or

   (13) MPC BENEFIT RESTORATION PLANS

       - allow any new participant in the MPC benefit restoration plan for senior executives or the MPC benefit restoration plan for directors or amend or modify the terms of such plans other than to transfer participants or obligations out of such plans to Touch America Holdings or its affiliates in a manner that results in no liability to NorthWestern.

    GENERATION SALE PROCEEDS

    In addition, MPC has agreed to maintain the net after tax cash proceeds from its sale of MPC's generation and related assets to PPL Montana LLC, after reduction for unrecovered regulatory assets, as cash reserves, which as of September 29, 2000 shall not be less than $55,000,000. MPC has also agreed not to apply these proceeds except as mandated by the Montana Public Service Commission or the Federal Energy Regulatory Commission final order, or if such order is appealed by the final non-appealable order of the applicable court with jurisdiction over such appeal, on stranded cost recovery or as otherwise consented to by NorthWestern.

INDEMNIFICATION

    Pursuant to the purchase agreement, as amended, Touch America Holdings has agreed to indemnify NorthWestern, its affiliates and their officers, directors, employees, stockholders, representatives and agents, including after the closing date, The Montana Power, L.L.C. and its subsidiaries, for any adverse consequences relating to any liability of Touch America Holdings, The Montana Power, L.L.C., MPC and MPC's subsidiaries for:

    - any taxes of Touch America Holdings, The Montana Power, L.L.C., MPC and any member of MPC's affiliated group and MPC's subsidiaries with respect to any tax year or portion of such tax year ending on or before the consummation of the sale of the utility business to NorthWestern and for the unpaid taxes of any person under Treas. Reg. Section1.1502-6,

    - the restructuring and/or the sales of the oil and gas, coal and independent power production businesses, any aspect of the business of Touch America Holdings, other than The Montana Power, L.L.C. or MPC's subsidiaries, or regulatory requirements with respect to the use of proceeds of the sale of the oil and gas business,

    - a claim for approximately $3,800,000 relating to a wholesale transmission services agreement,

    - any claim or other similar action relating to any environmental loss sustained or required to be paid prior to the sale of the utility business to NorthWestern by reason of, or arising out of or caused by any act or omission occurring, or condition existing, on or prior to the consummation of the utility business to NorthWestern provided, that the indemnity shall be subject to the following:

       - it shall not apply until the environmental loss exceeds $50,000,000;

       - after the first $50,000,000 of environmental loss, Touch America Holdings shall be liable for the next $25,000,000 of environmental loss;

       - Touch America Holdings shall be liable for 50% of all environmental loss in excess of $75,000,000 in the aggregate; and

       - in no event shall Touch America Holdings obligations for environmental loss exceed $100,000,000; and

    - litigation matters which involve incidents at generation facilities and do not involve MPC's utility business.

    Under the purchase agreement, as amended, NorthWestern has agreed to indemnify Touch America Holdings and their officers, directors, employees, stockholders, representatives and agents for any adverse consequences relating to any liability of NorthWestern for:

    - any taxes of NorthWestern, The Montana Power, L.L.C. and MPC's subsidiaries with respect to any tax year or portion thereof after the consummation of the sale of the utility business to NorthWestern, or for any tax year beginning before and ending after the consummation of the sale of the utility business to NorthWestern to the extent allocable, and

    - the operation of the business of MPC, The Montana Power, L.L.C. and MPC's subsidiaries from and after the consummation of the sale of the utility business to NorthWestern.

    The survival periods for the various indemnification obligations differ depending upon the obligation. The purchase agreement, as amended, sets forth such survival periods more fully. Finally, the purchase agreement, as amended, provides for certain limitations on indemnification obligations.

    Pursuant to the amendment to the purchase agreement, Touch America Holdings has agreed to indemnify NorthWestern for any failure of performance or breach of MPC's contract with Advanced Silicon Materials, LLC, including without limitation, any adverse consequences related to risk of service, litigation, property damage and personal injury. Touch America Holdings' indemnification obligations with respect to MPC's contract with Advanced Silicon Materials, LLC survive indefinitely.

AMENDMENT; EXTENSION AND WAIVER

    - MPC, Touch America Holdings and NorthWestern may mutually amend the purchase agreement, as amended, by written instrument at any time, except that after the purchase agreement, as amended, has been approved by MPC's shareholders, such shareholders must approve any later amendments to the extent required by law, and

    - prior to the completion of the sale of the utility business to NorthWestern, a party may, in writing, extend the time for performance of the obligations of any other party, waive inaccuracies in representations and warranties of any other party and, except as provided in the previous paragraph, waive compliance by any other party with any agreements or conditions in the purchase agreement, as amended.

    To the extent required by law, MPC would resolicit shareholder votes in the event of a material amendment to the purchase agreement, as amended, prior to shareholder approval or in the event that a material condition to the sale of the utility business to NorthWestern was waived prior to or after shareholder approval.

REPRESENTATIONS AND WARRANTIES

    The purchase agreement, as amended, contains customary representations and warranties made by MPC, Touch America Holdings and NorthWestern to each other many of which are substantially reciprocal. Some of the most significant of these relate to:

    - capital structure,

    - corporate authorization to enter into the purchase agreement, as amended,

    - absence of any breach of organizational documents, law or material agreements as a result of the contemplated transaction,

    - government approvals required in connection with the purchase agreement, as amended, transactions,

    - governmental filings and financial statements,

    - absence of material changes or events,

    - compliance with laws,

    - litigation,

    - benefit plans,

    - employee benefit matters,

    - proper filing of tax returns and other tax matters, and

    - compliance with environmental laws and other environmental matters.

    In addition, MPC and Touch America Holdings represent and warrant to NorthWestern as to other matters, including labor and employee relations and the inapplicability of MPC's shareholder rights plan to the transaction, and NorthWestern represents and warrants to MPC and Touch America Holdings as to certain other matters, including adequate financing for the cash portion of the consideration for the sale of the utility business to NorthWestern.

                     THE REDEMPTION OF THE PREFERRED STOCK

    At its meeting on October 24, 2000, at which all board members but one were present, the MPC Board approved the redemption of all the outstanding Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series of MPC. Pursuant to MPC's Restated Articles of Incorporation, dated March 24, 1998, the redemption of the preferred stock depends on an affirmative vote of at least a majority of the holders of MPC common stock. Only holders of common shares are entitled to vote on the redemption of the preferred shares. The redemption of this preferred stock is a taxable transaction.

    As of December 31, 2000, the amount outstanding under the Preferred Stock, $6.00 Series was $16,000,000, and the amount outstanding under the Preferred Stock, $4.20 Series was $6,000,000.

    Pursuant to MPC's Restated Articles of Incorporation, the Preferred Stock, $6.00 Series is redeemable at any time, and the $4.20 Series Preferred Stock is redeemable at any time after May 1, 1969.

    If the redemption of the preferred stock is not approved by at least a majority of all of our common shareholders, each shareholder of Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be deemed to receive in the merger one share of Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, for each outstanding share of Preferred Stock, $4.20

Series and Preferred Stock, $6.00 Series, respectively. The terms of the Touch America Holdings' Preferred Stock, $4.20 and Preferred Stock, $6.00 Series will be identical to the terms of Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, respectively.

    MPC will have adequate funds from operations, other energy business sales and existing credit facilities to redeem this preferred stock.

                   UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                      STATEMENTS OF TOUCH AMERICA HOLDINGS

    The following unaudited pro forma consolidated financial information illustrates the effects of the proposals solicited in this proxy statement/prospectus on the results of operations and financial position of Touch America Holdings. Such proposals relate to the approvals of:

    - The plan of merger;

    - The sale of the utility business to NorthWestern; and

    - The redemption of preferred stock.

In addition, the unaudited pro forma consolidated financial information illustrates the effects of the February 21, 2001 sale of Continental Energy Services, Inc.; the April 30, 2001 sale of MPC's coal businesses; and, as discussed below, the June 30, 2000 acquisition of certain divested businesses of Qwest Communications International Inc.

    Except as noted in the following sentences, the unaudited pro forma consolidated statements of income for each of the three years in the period ended December 31, 2000 and for the three months ended March 31, 2001 were prepared as if the transactions described in the preceding two paragraphs, occurred as of January 1, 1998, but exclude nonrecurring items relating to these transactions, such as expected proceeds and gains from the pending sales. We have included the effects of the acquisition of Qwest Communications International Inc.'s divested businesses in the unaudited pro forma consolidated statement of income only for the year ended December 31, 2000. Given that the acquisition was completed as of June 30, 2000, the results of operations of Qwest Communications International Inc.'s divested businesses are included in the consolidated statements of income for the three months ended March 31, 2001. In addition, we have included the effects of the redemption of preferred stock in the unaudited pro forma consolidated statement of income only for the year ended December 31, 2000 and the three months ended March 31, 2001.

    The unaudited pro forma consolidated balance sheet at March 31, 2001 was prepared as if the transactions described above occurred on March 31, 2001. The after-tax adjustments to retained earnings represent the difference between the net pro forma cash proceeds received and the net book value of the energy businesses to be sold. The $32 million after-tax adjustment to retained earnings for the sale of the utility business is subject to significant change until the sale closes and does not represent the expected gain or loss on the sale of the utility business.

    The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to:

    - represent what results of operations would have been had the transactions described in fact occurred at the beginning of the periods or on the date indicated, or

    - project results of operations or financial position for any future period or date. For example, and without limitation, the historical interest expenses and selling, general and administrative expenses charged to continuing operations may not be representative of the amounts that Touch America Holdings may incur in the future.

    The accompanying unaudited pro forma consolidated financial information should be read in conjunction with:

    - MPC's audited consolidated financial statements for the years ended December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, as retroactively reclassified to report MPC's coal businesses and former oil and natural gas businesses as discontinued operations;

    - MPC's unaudited consolidated financial statements as of March 31, 2001 and for the three month period ended March 31, 2001, as contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 that we filed with the SEC on May 15, 2001; and

    - MPC's Form 8-K/A filed with the SEC on September 15, 2000 containing:

       - audited special-purpose statement of selected assets of Qwest Communications International Inc.'s divested businesses as of June 30, 2000, and the related statements of revenues and direct expenses for each of the three years ended December 31, 1999;

       - unaudited statement of revenues and direct expenses of Qwest Communications International Inc.'s divested businesses for the six months ended June 30, 2000; and

       - unaudited pro forma consolidated financial information relating to the effects of the acquisition of Qwest Communications International Inc.'s divested businesses as of and for the six months ended June 30, 2000 and for the year ended December 31, 1999.

    YOU SHOULD READ THE FINANCIAL INFORMATION IN THIS SECTION ALONG WITH MPC'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES. SEE "WHERE YOU CAN FIND MORE INFORMATION" BELOW ON PAGE 88.

                             TOUCH AMERICA HOLDINGS

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 2001

                                                                             PRO FORMA ADJUSTMENTS
                                                                          ---------------------------
                                                                             UTILITY
                                                                           OPERATIONS     CONTINENTAL
                                                             MARCH 31,    AND PREFERRED     ENERGY      PRO FORMA
                                                               2001        REDEMPTION      SERVICES      RESULTS
                                                            -----------   -------------   -----------   ---------
                                                              NOTE 1         NOTE 2         NOTE 3
                                                               (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
REVENUES..................................................   $    379        $   (235)     $      -     $    144

EXPENSES:
  Operations and maintenance..............................        247            (158)            -           89
  Selling, general, and administrative....................         46             (17)           (1)          28
  Taxes other than income taxes...........................         19             (14)            -            5
  Depreciation, depletion, and amortization...............         24             (14)            -           10
                                                             --------        --------      --------     --------
                                                                  336            (203)           (1)         132
                                                             --------        --------      --------     --------

INCOME FROM CONTINUING OPERATIONS.........................         43             (32)           (1)          12

INTEREST EXPENSE AND OTHER INCOME:
  Interest................................................          8              (7)            -            1
  Distributions on company obligated mandatorily
    redeemable preferred securities of subsidiary trust...          1              (1)            -            -
  Other (income) deductions-net...........................        (54)             (2)           57            1
                                                             --------        --------      --------     --------
                                                                  (45)            (10)           57            2
                                                             --------        --------      --------     --------

INCOME TAXES..............................................         36             (10)          (22)           4
                                                             --------        --------      --------     --------

NET INCOME FROM CONTINUING OPERATIONS.....................         52             (12)          (34)           6

DIVIDENDS ON PREFERRED STOCK..............................          1               -             -            1
                                                             --------        --------      --------     --------

NET INCOME FROM CONTINUING OPERATIONS AVAILABLE FOR COMMON
  STOCK...................................................   $     51        $    (12)     $    (34)    $      5
                                                             ========        ========      ========     ========
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-BASIC (000)...    103,753                                    103,753

BASIC EARNINGS PER SHARE OF COMMON STOCK..................   $   0.49                                   $   0.05

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-DILUTED
  (000)...................................................    103,843                                    103,843

DILUTED EARNINGS PER SHARE OF COMMON STOCK................   $   0.49                                   $   0.05

                             TOUCH AMERICA HOLDINGS

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2000

                                                                          PRO FORMA ADJUSTMENTS
                                                                 ---------------------------------------
                                                                   UTILITY
                                                                 OPERATIONS
                                                                     AND       CONTINENTAL
                                                  DECEMBER 31,    PREFERRED      ENERGY         QWEST      PRO FORMA
                                                      2000       REDEMPTION     SERVICES     ACQUISITION    RESULTS
                                                  ------------   -----------   -----------   -----------   ---------
                                                     NOTE 1        NOTE 2        NOTE 3        NOTE 5
                                                           (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
REVENUES........................................    $ 1,000       $   (676)       $  (1)       $    155    $    478

EXPENSES:
  Operations and maintenance....................        613           (433)           -              86         266
  Selling, general, and administrative..........        171            (91)          (1)             31         110
  Taxes other than income taxes.................         61            (56)           -               -           5
  Depreciation, depletion, and amortization.....         77            (54)           -               9          32
                                                    -------       --------        -----        --------    --------
                                                        922           (634)          (1)            126         413
                                                    -------       --------        -----        --------    --------

INCOME FROM CONTINUING OPERATIONS...............         78            (42)           -              29          65

INTEREST EXPENSE AND OTHER INCOME:
  Interest......................................         34            (31)           -               -           3
  Distributions on company obligated
    mandatorily redeemable preferred
    securities of subsidiary trust..............          5             (5)           -               -           -
  Other (income) deductions-net.................        (71)             9           59               -          (3)
                                                    -------       --------        -----        --------    --------
                                                        (32)           (27)          59               -           -
                                                    -------       --------        -----        --------    --------

INCOME TAXES....................................         34              1          (21)             11          25
                                                    -------       --------        -----        --------    --------

NET INCOME FROM CONTINUING OPERATIONS...........         76            (16)         (38)             18          40

DIVIDENDS ON PREFERRED STOCK....................          3             (1)           -               -           2
                                                    -------       --------        -----        --------    --------

NET INCOME FROM CONTINUING OPERATIONS AVAILABLE
  FOR COMMON STOCK..............................    $    73       $    (15)       $ (38)       $     18    $     38
                                                    =======       ========        =====        ========    ========

AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING-BASIC (000).......................    105,451                                                 105,451

BASIC EARNINGS PER SHARE OF COMMON STOCK........    $  0.69                                                $   0.36

AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING-DILUTED (000).....................    106,353                                                 106,353

DILUTED EARNINGS PER SHARE OF COMMON STOCK......    $  0.68                                                $   0.36

                             TOUCH AMERICA HOLDINGS

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1999

                                                                        PRO FORMA ADJUSTMENTS
                                                                       ------------------------
                                                                                    CONTINENTAL
                                                        DECEMBER 31,    UTILITY       ENERGY      PRO FORMA
                                                            1999       OPERATIONS    SERVICES      RESULTS
                                                        ------------   ----------   -----------   ---------
                                                           NOTE 1        NOTE 2       NOTE 3
                                                          (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
REVENUES..............................................    $    777     $    (690)    $     (1)    $     86

EXPENSES:
  Operations and maintenance..........................         371          (336)           -           35
  Selling, general, and administrative................         117           (92)          (1)          24
  Taxes other than income taxes.......................          72           (68)           -            4
  Depreciation, depletion, and amortization...........          79           (70)           -            9
                                                          --------     ---------     --------     --------
                                                               639          (566)          (1)          72
                                                          --------     ---------     --------     --------
INCOME FROM CONTINUING OPERATIONS.....................         138          (124)           -           14

INTEREST EXPENSE AND OTHER INCOME:
  Interest............................................          42           (39)           -            3
  Distributions on company obligated mandatorily
    redeemable preferred securities of subsidiary
    trust.............................................           5            (5)           -            -
  Other (income) deductions-net.......................         (38)           (6)          26          (18)
                                                          --------     ---------     --------     --------
                                                                 9           (50)          26          (15)
                                                          --------     ---------     --------     --------
INCOME TAXES..........................................          31           (10)          (8)          13

NET INCOME FROM CONTINUING OPERATIONS.................          98           (64)         (18)          16

DIVIDENDS ON PREFERRED STOCK..........................           3             -            -            3
                                                          --------     ---------     --------     --------
NET INCOME FROM CONTINUING OPERATIONS AVAILABLE FOR
  COMMON STOCK........................................    $     95     $     (64)    $    (18)    $     13
                                                          ========     =========     ========     ========
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-BASIC
  (000)...............................................     109,795                                 109,795

BASIC EARNINGS PER SHARE OF COMMON STOCK..............    $   0.86                                $   0.12

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-DILUTED
  (000)...............................................     110,553                                 110,553

DILUTED EARNINGS PER SHARE OF COMMON STOCK............    $   0.86                                $   0.12

                             TOUCH AMERICA HOLDINGS

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1998

                                                                        PRO FORMA ADJUSTMENTS
                                                                       ------------------------
                                                                                    CONTINENTAL
                                                        DECEMBER 31,    UTILITY       ENERGY      PRO FORMA
                                                            1998       OPERATIONS    SERVICES      RESULTS
                                                        ------------   ----------   -----------   ---------
                                                           NOTE 1        NOTE 2       NOTE 3
                                                          (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
REVENUES..............................................    $    771     $    (681)    $     (1)    $     89

EXPENSES:
  Operations and maintenance..........................         367          (339)          (1)          27
  Selling, general, and administrative................          98           (70)          (1)          27
  Taxes other than income taxes.......................          67           (63)           -            4
  Depreciation, depletion, and amortization...........          85           (72)          (6)           7
                                                          --------     ---------     --------     --------
                                                               617          (544)          (8)          65
                                                          --------     ---------     --------     --------
INCOME FROM CONTINUING OPERATIONS.....................         154          (137)           7           24

INTEREST EXPENSE AND OTHER INCOME:
  Interest............................................          60           (51)           -            9
  Distributions on company obligated mandatorily
    redeemable preferred securities of subsidiary
    trust.............................................           5            (5)           -            -
  Other (income) deductions-net.......................        (103)           (2)          93          (12)
                                                          --------     ---------     --------     --------
                                                               (38)          (58)          93           (3)
                                                          --------     ---------     --------     --------
INCOME TAXES..........................................          67           (26)         (31)          10

NET INCOME FROM CONTINUING OPERATIONS.................         125           (53)         (55)          17

DIVIDENDS ON PREFERRED STOCK..........................           3             -            -            3
                                                          --------     ---------     --------     --------
NET INCOME FROM CONTINUING OPERATIONS AVAILABLE FOR
  COMMON STOCK........................................    $    122     $     (53)    $    (55)    $     14
                                                          ========     =========     ========     ========
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-BASIC
  (000)...............................................     109,962                                 109,962

BASIC EARNINGS PER SHARE OF COMMON STOCK..............    $   1.11                                $   0.13

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-DILUTED
  (000)...............................................     110,156                                 110,156

DILUTED EARNINGS PER SHARE OF COMMON STOCK............    $   1.11                                $   0.13

                             TOUCH AMERICA HOLDINGS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 2001

                                     ASSETS

                                                                   UTILITY
                                                                 OPERATIONS
                                                    MARCH 31,   AND PREFERRED      COAL      PRO FORMA
                                                      2001*      REDEMPTION     BUSINESSES    RESULTS
                                                    ---------   -------------   ----------   ---------
                                                     NOTE 1        NOTE 2         NOTE 4
                                                                  (MILLIONS OF DOLLARS)
CURRENT ASSETS:
  Cash and cash equivalents.......................   $   79        $   473         $126       $  678
  Accounts receivable, net of allowance for
    doubtful accounts.............................      296            (95)           -          201
  Materials and supplies (principally at average
    cost).........................................       17            (12)           -            5
  Notes receivable................................        -              -            -            -
  Prepayments and other assets....................       78            (59)           -           19
  Prepaid income taxes............................        1              -            -            1
  Deferred income taxes...........................       17            (16)           -            1
  Investment in discontinued operations...........       99              -          (99)           -
                                                     ------        -------         ----       ------
                                                        587            291           27          905
PROPERTY PLANT AND EQUIPMENT:
  Plant, less accumulated depreciation, depletion,
    and amortization..............................    1,723         (1,077)           -          646
                                                     ------        -------         ----       ------
                                                      1,723         (1,077)           -          646
OTHER ASSETS:
  Intangibles, net of amortization................      153             (8)           -          145
  Telecommunications investments..................       30              -            -           30
  Other investments...............................       32            (22)           -           10
  Regulatory assets related to income taxes.......       57            (57)           -            -
  Regulatory assets-other.........................      147           (147)           -            -
  Deferred income taxes...........................      101              -            -          101
  Other...........................................       28             (6)           -           22
                                                     ------        -------         ----       ------
                                                        548           (240)           -          308
TOTAL ASSETS......................................   $2,858        $(1,026)        $ 27       $1,859
                                                     ======        =======         ====       ======

------------------------

* We have made certain reclassifications and adjustments to the March 31, 2001 amounts as reported on MPC's Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2001. These changes had no material effect on previously reported consolidated financial position, results of operations or cash flows.

                             TOUCH AMERICA HOLDINGS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 2001

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                UTILITY
                                                                              OPERATIONS
                                                               MARCH 31,     AND PREFERRED      COAL      PRO FORMA
                                                                 2001*        REDEMPTION     BUSINESSES    RESULTS
                                                             -------------   -------------   ----------   ----------
                                                                NOTE 1          NOTE 2         NOTE 4
                                                                              (MILLIONS OF DOLLARS)
CURRENT LIABILITIES:
  Accounts payable.........................................     $  177          $   (76)       $    -       $  101
  Dividends payable........................................          1               (1)            -            -
  Income taxes payable.....................................         46              102             1          149
  Other taxes payable......................................         56              (42)            -           14
  Regulatory liability--oil and natural gas sale...........         23              (23)            -            -
  Short-term borrowing.....................................         64              (64)            -            -
  Current portion of deferred revenue......................         43              (10)            -           33
  Long-term debt due within one year.......................        141              (64)            -           77
  Interest accrued.........................................          9               (9)            -            -
  Other current liabilities................................         69              (54)            -           15
                                                                ------          -------        ------       ------
                                                                   629             (241)            1          389
                                                                ------          -------        ------       ------

LONG-TERM LIABILITIES:
  Deferred income taxes....................................         83              (83)            -            -
  Investment tax credits...................................         13              (13)            -            -
  Deferred revenue.........................................        229              (41)            -          188
  Regulatory liability--net proceeds from the generation
    sale...................................................        215             (215)            -            -
  Other deferred credits...................................         89              (83)            -            6
                                                                ------          -------        ------       ------
                                                                   629             (435)            -          194
                                                                ------          -------        ------       ------

LONG-TERM DEBT:
  Long-term debt...........................................        310             (295)            -           15
  Company obligated mandatorily redeemable preferred
    securities of subsidiary trust.........................         65              (65)            -            -
                                                                ------          -------        ------       ------
                                                                   375             (360)            -           15
                                                                ------          -------        ------       ------

SHAREHOLDERS' EQUITY:
  Preferred stock..........................................         58              (22)            -           36
  Common stock.............................................        705                -             -          705
  Treasury stock...........................................       (206)               -             -         (206)
  Unallocated stock held by trustee for retirement savings
    plan...................................................        (16)               -             -          (16)
  Retained earnings........................................        685               32            26          743
  Accumulated other comprehensive income...................         (1)               -             -           (1)
                                                                ------          -------        ------       ------
                                                                 1,225               10            26        1,261
                                                                ------          -------        ------       ------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............     $2,858          $(1,026)          $27       $1,859
                                                                ======          =======        ======       ======

------------------------------

* We have made certain reclassifications and adjustments to the March 31, 2001 amounts as reported on MPC's Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2001. These changes had no material effect on previously reported consolidated financial position, results of operations or cash flows.

                        NOTES TO THE UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--PRO FORMA INCOME STATEMENTS AND BALANCE SHEET

    The unaudited pro forma consolidated statements of income for the years ended December 31, 2000, 1999, and 1998 begin with the consolidated financial statements from MPC's audited consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, as reported on MPC's Annual Report on Form 10-K filed with the SEC on April 10, 2001. These consolidated financial statements reflect discontinued operations accounting treatment for MPC's former oil and natural gas operations and MPC's coal operations. The March 31, 2001 unaudited pro forma consolidated statement of income and balance sheet begin with the consolidated financial statements from MPC's Quarterly Report on Form 10-Q filed with the SEC on May 15, 2001. These consolidated financial statements also reflect discontinued operations accounting treatment for MPC's former oil and natural gas operations and MPC's coal operations. In addition, they reflect the sale of MPC's independent power production business, Continental Energy Services, Inc. The MPC Board approved a definitive agreement to sell MPC's former oil and natural gas operations on August 22, 2000, and it approved a definitive agreement to sell MPC's coal operations on September 14, 2000. Both agreements are subject to customary closing conditions. MPC applied discontinued operations accounting treatment to both of these operations effective on these dates. On September 19, 2000, the MPC Board approved a definitive agreement to sell MPC's former independent power production business, Continental Energy Services, Inc. As discussed below in Note 3, "Continental Energy Services, Inc.," Continental Energy Services, Inc. was not previously afforded discontinued operations accounting treatment. MPC sold the oil and natural gas operations on October 31, 2000 and Continental Energy Services, Inc. on February 21, 2001, and, therefore, balances related to these operations are not reflected on the March 31, 2001 unaudited pro forma consolidated balance sheet. In addition, the unaudited pro forma consolidated balance sheet has been adjusted to reflect any applicable pro forma adjustments discussed in Notes 2, 3, 4, and 5 below.

NOTE 2--UTILITY OPERATIONS AND REDEMPTION OF PREFERRED STOCK

    The "Utility Operations and Preferred Redemption" column of Touch America Holdings' unaudited pro forma consolidated statements of income and balance sheet reflects the sale and removal of the utility operations, including Colstrip Unit 4, solicited in this proxy statement/prospectus. These adjustments exclude indirect general corporate overhead costs associated with, but not directly attributable to, the utility operations. In accordance with generally accepted accounting principles, these expenses must remain with continuing operations and, therefore, are classified as part of Touch America Holdings' operating results. These adjustments also include an income tax provision calculated at the statutory rate as if the utility operations were on a stand-alone basis. In addition, in accordance with the purchase agreement pursuant to which NorthWestern agreed to purchase the utility operations, and as solicited in this proxy statement/prospectus, we included the following adjustments:

    CASH ADJUSTMENTS

    Cash was adjusted by a total of $473 million reflecting the following:

    - net pro forma cash proceeds of approximately $552 million (gross cash proceeds of $602 million less $27 million in transaction costs and $23 million in regulatory liabilities, representing amounts that we have agreed to share with natural gas utility ratepayers);

    - less approximately $57 million, representing the net after-tax cash proceeds from the generation sale of $118 million reduced by the remaining unrecovered regulatory assets of $63 million, and increased by the $2 million cash balance of the Montana Power Natural Gas Funding Trust. The use of the excess generation proceeds will be subject to the outcome of the Tier II filing. The

                        NOTES TO THE UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--UTILITY OPERATIONS AND REDEMPTION OF PREFERRED STOCK (CONTINUED) Montana Power Natural Gas Funding Trust is a bankruptcy remote entity that is responsible for its own cash;

    - less approximately $22 million of the proceeds received from the sale of the energy businesses to redeem the Preferred Stock, $6.00 Series and Preferred Stock, $4.20 Series, solicited in this proxy statement/prospectus and as discussed below.

    DEBT ADJUSTMENTS

    Debt was adjusted to approximate the $488 million amount to be assumed by NorthWestern. This amount is comprised of the following:

                                                     (MILLIONS OF DOLLARS)
                                                     ---------------------
Short-term borrowing...............................           $ 64
Long-term debt due within one year.................             64
Long-term debt.....................................            295
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust...................             65
                                                              ----
  Total Debt.......................................           $488
                                                              ====

    OTHER ADJUSTMENTS

    - Touch America Holdings will assume all obligations or assets relating to current taxes;

    - Included in "Other investments" and "Other deferred credits" were adjustments of approximately $3.9 million and $0.2 million, respectively, to reflect the transfer of applicable employees covered by nonqualified benefit restoration plans; and

    - Various balance sheet accounts were adjusted to reflect the transfer of the Employee Stock Ownership Plan to Touch America Holdings.

    AFTER-TAX INCREASE TO RETAINED EARNINGS

    We have reflected the difference between the net pro forma cash proceeds, approximately $552 million as discussed above, and the net book value of the utility business to be sold to NorthWestern, based on March 31, 2001 account balances, as an after-tax increase of $32 million to retained earnings on the pro forma consolidated balance sheet. This adjustment to retained earnings is subject to significant fluctuation until the sale closes. It does not represent, therefore, the expected gain or loss on the sale of the utility business. The actual gain or loss is dependent on many variables, including the results of operations of the utility business and potential distributions and equity transactions between the utility business and affiliated companies from January 1, 2001 through the closing of the sale.

    REDEMPTION OF PREFERRED STOCK

    We have reduced preferred dividends on the unaudited pro forma consolidated statements of income and the balance of preferred stock on the unaudited pro forma consolidated balance sheet to reflect the redemption of the Preferred Stock, $6.00 Series and Preferred Stock, $4.20 Series, solicited in this proxy statement/prospectus, using approximately $22 million of the proceeds received from the sale of the energy businesses.

                        NOTES TO THE UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--CONTINENTAL ENERGY SERVICES, INC.

    The "Continental Energy Services" column of Touch America Holdings' unaudited pro forma consolidated statements of income reflects the sale and removal of Continental Energy Services, Inc.'s operations. Historically, both Continental Energy Services, Inc. and Colstrip Unit 4 comprised the independent power group segment. Because Colstrip Unit 4 is included in the sale of the utility operations, which requires shareholder approval solicited in this proxy statement/prospectus, the entire independent power group segment was not previously afforded discontinued operations accounting treatment. Since this unaudited pro forma presentation illustrates the effect of the proposed sale of the utility business to NorthWestern, Continental Energy Services, Inc. has been afforded discontinued operations accounting treatment. This discontinuance is reflected by the removal of Continental Energy Services, Inc.'s operations, excluding indirect general corporate overhead costs associated with, but not directly attributable to, Continental Energy Services, Inc.'s operations. As discussed above, these expenses must remain with continuing operations and, therefore, are classified as part of Touch America Holdings' operating results. These adjustments also include an income tax provision calculated at the statutory rate as if Continental Energy Services, Inc. were on a stand-alone basis. The sale of Continental Energy Services, Inc. closed on February 21, 2001, with a purchase price of $85 million, subject to post-closing adjustments. MPC recorded a pre-tax gain in the first quarter 2001 of approximately
$51 million, which is classified in "Other (income) deductions--net." The after-tax gain was approximately $31 million.

NOTE 4--COAL BUSINESSES

    The "Coal Businesses" column of Touch America Holdings' unaudited pro forma consolidated balance sheet reflects the sale of coal operations to Westmoreland Coal Company. In addition, in accordance with the Stock Purchase Agreement with Westmoreland Coal Company, we have included pro forma adjustments to reflect the transfer of current taxes and the Employee Stock Ownership Plan to Touch America Holdings. The sale of the coal businesses closed on April 30, 2001, with a purchase price of $138 million, subject to post-closing adjustments.

NOTE 5--ACQUISITION OF PROPERTIES FROM QWEST

    The "Qwest Acquisition" column of Touch America Holdings' unaudited pro forma consolidated statements of income for the year ended December 31, 2000 reflects the acquisition of Qwest Communications International Inc.'s divested businesses accounted for under purchase accounting methodology. These amounts, representing the operating results of Qwest Communications International Inc.'s divested businesses, along with applicable pro forma adjustments, were included in MPC's Form 8-K/A filed with the SEC on September 15, 2000. The following is a discussion of the pro forma adjustments.

    TAXES OTHER THAN INCOME TAXES

    Taxes other than income taxes for the six months ended June 30, 2000 increased $0.3 million principally reflecting increased property taxes associated with the telecommunications property, plant, and equipment acquired from Qwest Communications International Inc.

    DEPRECIATION, DEPLETION, AND AMORTIZATION

    Depreciation, depletion, and amortization expenses for the six months ended June 30, 2000 increased $0.3 million, reflecting the elimination of Qwest Communications International Inc.'s depreciation expenses and the addition of depreciation expenses related to Qwest Communications

                        NOTES TO THE UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--ACQUISITION OF PROPERTIES FROM QWEST (CONTINUED)
International Inc.'s divested businesses. The net effect of the acquisition on depreciation, depletion, and amortization expenses, after adjustments, is therefore an increase of approximately $9 million.

    Based on preliminary information received from the independent third party hired to appraise the acquired properties, we are depreciating telecommunications property over a period of five years to 20 years (20 years for fiber, 10 years for optronics and switches, and five years for office furniture and other equipment). We are amortizing intangibles over a period of three years to 20 years (three years for commercial customer lists, five years for wholesale customer lists and assembled workforce, and 20 years for services under the Indefeasible Rights-of-Use agreement).

    INCOME TAXES

    The $11 million increase in income taxes for the six months ended June 30, 2000 result from the higher overall income attributable to the acquisition of Qwest Communications International Inc.'s divested businesses and the pro forma adjustments at MPC's effective income tax rate of approximately 37.45 percent.

    NET INCOME AND NET INCOME AVAILABLE FOR COMMON STOCK

    The $12 million decrease in net income and net income available for common stock for the six months ended June 30, 2000 reflect the net effects of the adjustments to revenues and expenses in the "pro forma adjustments" columns. The net effect of the acquisition on net income and net income available for common stock, after adjustments, is therefore an increase of approximately
$18 million.

              DESCRIPTION OF TOUCH AMERICA HOLDINGS' CAPITAL STOCK

    The following summary of the capital stock of Touch America Holdings is subject in all respects to the applicable provisions of Delaware General Corporation Law and the Touch America Holdings' certificate of incorporation to be in effect on the effective date of the merger. See "Comparison of Shareholder Rights" below on page 79 and "Where You Can Find More Information" below on page 88.

GENERAL

    The total number of authorized shares of capital stock of Touch America Holdings consists of 240 million shares of common stock, $.01 par value, and 5 million shares of preferred stock, $.01 par value.

COMMON STOCK

    Subject to the rights of any holders of preferred stock of Touch America Holdings, if any, each holder of common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. At this time, holders of Touch America Holdings' authorized and issued series of preferred stock do not have any rights that might impact the ability of the holders of the common stock to cast their votes. Holders of common stock will be entitled to receive dividends or other distributions as declared by the Touch America Holdings' Board of Directors at its own discretion. The right of the Touch America Holdings' Board of Directors to declare dividends, however, will be subject to the rights of any holders of preferred stock, if any, of Touch America Holdings and certain requirements of Delaware law. Pursuant to the Touch America Holdings' Shareholder Protection Rights Plan, holders of Touch America Holdings' common stock will be deemed to receive one Touch America Holdings preferred share right for each outstanding common share. See "Comparison of Shareholder Rights--Shareholder Rights Plan" below on page 86.

PREFERRED STOCK

    The Touch America Holdings' Board of Directors has the full authority permitted by law to issue the preferred stock in one or more classes or series and, with respect to each class or series, to determine the voting powers, if any, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any class or series of preferred stock, except that holders of preferred stock will not be entitled to more than one vote for each share of preferred stock held. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions, if any, thereof may differ from those of any other classes or series at any time outstanding. The Touch America Holdings' Board of Directors shall determine the extent, if any, of which the holders of preferred stock shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise.

    At this time, the Board of Touch America Holdings has authorized and issued one series of preferred stock--the Touch America Holdings' Preferred Stock, $6.875 Series, which is identical to the Preferred Stock, $6.875 Series. The Touch America Holdings' Preferred Stock, $6.875 Series consists of 360,800 shares of which 360,800 are issued and outstanding, and has the relative rights, preferences and limitations as set forth in Touch America Holdings' Certificate of Incorporation.

    If the redemption of the preferred stock is not approved by at least a majority of all of our common shareholders, each shareholder of Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be deemed to receive in the merger one share of Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, for each outstanding share of Preferred Stock $4.20

Series and Preferred Stock $6.00 Series, respectively. The terms of the Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be identical to the terms of the Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, respectively.

    TOUCH AMERICA HOLDINGS' PREFERRED STOCK, $6.875 SERIES

    The dividend rate of this stock is $6.875 per share per annum. Quarterly periods ending January 31, April 30, July 31 and October 31 of each year have been established as the regular dividend periods with dividends for such periods payable, in arrears, on February 1, May 1, August 1, and November 1 of each year. Dividends on the Touch America Holdings' Preferred Stock, $6.875 Series shall be cumulative from the date of original issue. The holders of the Touch America Holdings' Preferred Stock, $6.875 Series are only entitled to receive these dividends when and as declared by the Touch America Holdings' Board of Directors. Dividends may be paid upon the common shares of Touch America Holdings only after dividends have been paid on the Touch America Holdings' Preferred Stock, $6.875 Series

    The Touch America Holdings' Preferred Stock, $6.875 Series will not be redeemable prior to November 1, 2003. The shares are redeemable, at the option of Touch America Holdings, in whole or in part, at any time upon not less than thirty (30) days' notice, on and after November 1, 2003. There is no restriction on the repurchase or redemption of Touch America Holdings' Preferred Stock, $6.875 Series by Touch America Holdings while there is any arrearage in the payment of this stock's dividends. The redemption prices per share is set forth below, plus, in each case, accumulated but unpaid dividends to the date of redemption:

REDEMPTION PERIOD                                              PRICE
-----------------                                             --------
November 1, 2003 to October 31, 2004........................  $103.438
November 1, 2004 to October 31, 2005........................  $103.094
November 1, 2005 to October 31, 2006........................  $102.750
November 1, 2006 to October 31, 2007........................  $102.406
November 1, 2007 to October 31, 2008........................  $102.063
November 1, 2008 to October 31, 2009........................  $101.719
November 1, 2009 to October 31, 2010........................  $101.375
November 1, 2010 to October 31, 2011........................  $101.031
November 1, 2011 to October 31, 2012........................  $100.688
November 1, 2012 to October 31, 2013........................  $100.344
November 1, 2013 and thereafter.............................  $100.000

    The amount of $100 per share shall be paid to the holders of the Touch America Holdings' Preferred Stock, $6.875 Series in the event of any liquidation, dissolution or winding up of the affairs of Touch America Holdings or any distribution of its capital, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of common stock, plus accumulated but unpaid dividends. The holders of Touch America Holdings' Preferred Stock, $6.875 Series are not entitled to receive any other distributive amounts upon the liquidation, dissolution or winding up of the affairs of Touch America Holdings.

    A consolidation, merger or amalgamation of Touch America Holdings with or into any other corporation or corporations shall not be deemed a distribution of assets of Touch America Holdings within the meaning of any of the provisions of the Touch America Holdings' Preferred Stock, $6.875 Series.

    Except as set forth below, each holder of record of the Touch America Holdings' Preferred Stock, $6.875 Series shall be entitled to one vote for each share of stock held by such stockholder. The holders of the Touch America Holdings' Preferred Stock, $6.875 Series are not entitled to notice of or to vote at any annual or special meeting of shareholders called for the purpose of redeeming the whole or any part of the Touch America Holdings' Preferred Stock, $6.875 Series. At all elections for directors, each holder of the Touch America Holdings' Preferred Stock, $6.875 Series is entitled to as many votes as shall equal the number of such stockholder's Touch America Holdings' Preferred Stock, $6.875 Series multiplied by the number of directors to be elected, and may cast all of such votes in person or by proxy for a single director, or may distribute them among the number to be voted for, or any two or more of them as he or she may see fit. Even though these cumulative voting rights exist and Touch America Holdings has a classified board, the Touch America Holdings' Preferred Stock, $6.875 Series will only represent 0.4% of the outstanding shares of Touch America Holdings following the restructuring and is likely to be reduced further by the proposed tender offer. Consequently, the holders of the Touch America Holdings' Preferred Stock, $6.875 Series will not be able to accumulate their votes to elect any individuals to the Board of Directors of Touch America Holdings.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Upon completion of the merger, MPC's shareholders will be deemed to receive shares of common stock of Touch America Holdings, par value $.01 per share, in exchange for their MPC common shares, no par value, and shares of preferred stock of Touch America Holdings, par value $.01 per share, in exchange for their MPC preferred shares, no par value. The following is a summary of the material differences with respect to the rights of holders of Touch America Holdings' common shares and preferred shares and MPC common shares and preferred shares. These differences arise from the differences between various provisions of Montana and Delaware law, as well as, differences between the governing instruments of MPC and Touch America Holdings.

    The following description summarizes the material differences which may affect the rights of a MPC shareholder, but does not purport to be a complete statement of all of the differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equal or more significant differences do not exist.

    The terms of the Touch America Holdings' Preferred Stock, $6.875 Series will have the identical rights, title and preferences as the Preferred Stock, $6.875 Series of MPC.

    If the redemption of the preferred stock is not approved by at least a majority of all of our common shareholders, each shareholder of Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be deemed to receive in the merger one share of Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, for each outstanding share of Preferred Stock $4.20 Series and Preferred Stock $6.00 Series, respectively. The terms of the Touch America Holdings' Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series will be identical to the terms of the Preferred Stock, $4.20 Series and Preferred Stock, $6.00 Series, respectively.

CORPORATE GOVERNANCE

    MPC: The rights of MPC's shareholders are currently governed by Montana law and the articles of incorporation and by-laws of MPC. Upon completion of the merger, the rights of MPC's shareholders who become Touch America Holdings' stockholders will be governed by Delaware law, the Touch America Holdings' certificate of incorporation and the Touch America Holdings' by-laws.

    TOUCH AMERICA HOLDINGS: The rights of Touch America Holdings' stockholders will be governed by Delaware law and the certificate of incorporation and by-laws of Touch America Holdings.

AUTHORIZED CAPITAL STOCK

    MPC: The authorized capital stock of MPC consists of 240 million common shares and 5 million preferred shares.

    TOUCH AMERICA HOLDINGS: The authorized capital stock of Touch America Holdings consists of 240 million shares of common stock and 5 million shares of preferred stock.

NUMBER OF DIRECTORS

    MPC: Under Montana law, a corporation may have one or more directors on its board of directors. The articles of incorporation, by-laws or an action by the shareholders, or an action of the Board of Directors under the specific provisions of a by-law adopted by the shareholders, may fix the number of directors. Further, the articles of incorporation or by-laws may establish a variable range for the size of the Board of Directors. If a variable range is established, the number of directors within the variable range may be established by the shareholders or the Board of Directors.

    The articles of incorporation of MPC provides that the number of directors shall be fixed in the by-laws, but may not be more than 18 nor less than 3. The by-laws currently fix the number of directors at 11. The articles also provide that the shareholders may change the number of directors by a two-thirds vote.

    TOUCH AMERICA HOLDINGS: Under Delaware law, a corporation may have one or more directors on its Board of Directors. The number of directors will be fixed by, or in the manner described in, the by-laws, unless the certificate of incorporation fixes the number.

    Under the Touch America Holdings' by-laws, the Board of Directors shall consist of no more than 15 nor less than 5, and the Board of Directors may increase or decrease the number of directors by a resolution adopted by a majority of the Board of Directors. However, no such decrease in the number of directors may shorten the term of any incumbent director. The initial directors of Touch America Holdings will be the same as the current directors of MPC.

CLASSIFIED BOARD

    MPC: Under Montana law, if a corporation has nine or more directors, then the articles of incorporation or the by-laws may provide for the election of directors by staggering (or classifying) their terms by dividing the total number of directors into two or three groups, with each group containing as near as possible to one-half or one-third of the total. In that event, the terms of directors in the first group expire at the first annual shareholders' meeting after their election, the terms of the second group expire at the second annual shareholders' meeting after their election, and the terms of the third group, if any, expire at the third annual shareholders' meeting after the election.

    The by-laws of MPC provide for a classified board of directors. The articles also provide that the shareholders can only change the staggered system by a two-third vote.

    TOUCH AMERICA HOLDINGS: Under Delaware law, a corporation may divide its directors into one, two or three classes, with the term of office of those of the first class to expire at the annual meeting next ensuing, the term of the second class one year thereafter and the term of the third class two years thereafter. At each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire.

    The articles of incorporation and by-laws of Touch America Holdings provide for directors to be divided into three classes, with directors to be elected from each class in 2001, 2002 and 2003, respectively.

CUMULATIVE VOTING

    MPC: Under Montana law, shareholders do have cumulative voting rights for the election of directors, unless the corporation's article of incorporation provides otherwise.

    The articles of incorporation of MPC provide that shareholders have cumulative voting rights for the election of directors.

    TOUCH AMERICA HOLDINGS: Under Delaware law, a corporation's certificate of incorporation may provide for cumulative voting rights for the election of directors.

    The certificate of incorporation of Touch America Holdings does not provide for cumulative voting by holders of common stock, but the certificate of incorporation of Touch America Holdings, through the filing of a certificate of designation for Touch America Holdings Preferred Stock, $6.875 Series, does grant holders of Touch America Holdings' Preferred Stock, $6.875 Series cumulative voting rights. The Board of Directors of Touch America Holdings authorized the filing of this certificate of designation in accordance with the certificate of incorporation.

VACANCIES ON THE BOARD

    MPC: Under Montana law, either the Board of Directors or the shareholders may fill newly-created directorships and vacancies, including a vacancy resulting from an increase in the number of directors. If the members of the Board of Directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders. The articles of incorporation or by-laws may provide that newly-created directorships or vacancies will be filled by vote of the shareholders.

    The by-laws of MPC provide that only the MPC Board may fill vacancies on the board at any meeting where a quorum is present. If the directors remaining in office are fewer than a quorum, they may fill the vacancy by an affirmative vote of the majority of remaining directors.

    TOUCH AMERICA HOLDINGS: Under Delaware law, any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise will be filled as set forth in the by-laws. In the absence of a provision in the by-laws specifying how vacancies will be filled, vacancies and newly-created directorships may be filled by a majority of the directors then in office. Any director chosen pursuant to this provision will hold office until the next election of the class for which the director is chosen to fill a vacancy, and until his or her successor is elected and qualified.

    The certificate of incorporation of Touch America Holdings provides that, except as otherwise set forth in the certificate of incorporation with respect to the rights of the holders of preferred shares, any vacancy on the Board of Directors and any newly created directorship resulting from any increase in the authorized number of directors will be filled only by the majority vote of the directors then in office. A director chosen to fill a vacancy will hold office until a successor is duly elected and qualified, or until his or her earlier death, incapacity, resignation or removal from office.

REMOVAL OF DIRECTORS

    MPC: Under Montana law, shareholders may remove directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group of shareholders only the shareholders of that voting group may participate in the vote to remove the director. Any director or the entire Board of Directors may be removed only by a vote of the holders of two-thirds of the shares entitled to vote at an election of directors, unless otherwise provided by the articles of incorporation or by-laws. If shareholders have the right to cumulative voting for the election of directors and if less than the entire Board of Directors is to be removed, a director may not be removed if the votes cast against the director's removal would be sufficient to elect him if cumulatively voted at an election of the entire Board of Directors. A director may be removed by shareholders only at a meeting called for the purpose of removing the director.

    The by-laws of MPC provide that the shareholders may remove a director and fill the vacancy with a two-thirds vote of the outstanding shares entitled to vote. If less than the entire MPC Board is to be removed, no director may be removed if the votes cast against the director's removal would be sufficient to elect the director if cumulatively voted at an election of the class of directors of which the director is a part.

    TOUCH AMERICA HOLDINGS: Under Delaware law, any director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of the directors. However, unless the certificate of incorporation provides otherwise, in the case of a corporation whose Board of Directors is classified, shareholders may remove directors only for cause.

    The certificate of incorporation of Touch America Holdings provides that directors may be removed only for cause and only by the affirmative vote of at least 80 percent of shareholders entitled to vote.

VOTE REQUIRED FOR SHAREHOLDER ACTIONS

    MPC: Under Montana law, directors of a corporation will be elected by a plurality of the votes cast at a shareholder meeting by the holders of shares entitled to vote in the election, unless otherwise set forth in the certificate of incorporation. Except as otherwise set forth under Montana law, all other matters brought before a shareholder meeting require the authorization of a majority of the votes cast in favor or against those matters by the holders of shares entitled to vote at that meeting.

    The articles of incorporation of MPC provide that the holder of each share of preferred or common stock is entitled to one vote for each share, except
(1) holders of preferred are not entitled to vote on the redemption of any preferred shares, and (2) in elections for directors, each holder of preferred or common shares is entitled to the number of shares multiplied by the number of directors to be elected, and those votes may be cast among the nominees as the holder sees fit.

    TOUCH AMERICA HOLDINGS: Under Delaware law, directors of a corporation will be elected by a plurality of the votes of the shares present in person or represented by proxy at a shareholder meeting and entitled to vote in the election, unless otherwise set forth in the certificate of incorporation or the by-laws. Except as otherwise required by Delaware law or by the certificate of incorporation or by-laws, all other matters brought before a shareholder meeting require the affirmative vote of the majority of shares present in person or represented by proxy at a shareholder meeting and entitled to vote at that meeting.

    The by-laws of Touch America Holdings provide that, except as otherwise required by the certificate of incorporation or applicable law, the directors of Touch America Holdings will be elected by a plurality vote and that all other questions will be decided by a majority vote of the shareholders. The certificate of incorporation of Touch America Holdings and Delaware law do not require a vote other than a plurality vote for the election of directors and a majority vote for all other questions decided by the shareholders. At all elections for directors, each holder of the Touch America Holdings' Preferred Stock, $6.875 Series is entitled to as many votes as shall equal the number of his Touch America Holdings' Preferred Stock, $6.875 Series multiplied by the number of directors to be elected, and may cast all of such votes in person or by proxy for a single director, or may distribute them among the number to be voted for, or any two or more of them as he or she may see fit.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    MPC: Under Montana law, shareholders may act without a meeting on any action requiring a vote of shareholders if they have the written consent of the holders of all shares entitled to vote on the matter. The action must be evidenced by one or more written consents describing the action taken, signed by all shareholders entitled to vote on the action.

    The articles of incorporation and the by-laws of MPC do not address the subject of shareholder action by written consent.

    TOUCH AMERICA HOLDINGS: Under Delaware law, unless otherwise set forth in a corporation's certificate of incorporation, holders of shares, representing the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares having a right to vote thereon were present and voted, may act by written consent.

    The certificate of incorporation of Touch America Holdings provides that any action taken by the stockholders must be effected at a duly called annual or special meeting of the shareholders and may not be effected by the written consent of the stockholders.

SPECIAL MEETINGS OF SHAREHOLDERS

    MPC: Under Montana law, a corporation shall hold a special meeting of shareholders on the call of its Board of Directors or any other person authorized by the certificate of incorporation or by-laws or the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

    The by-laws of MPC provide that a special meeting of the shareholders may be held in Butte, Montana by the call of the MPC Board, chairman of the MPC Board, vice chairman of the MPC Board, chief executive officer, president or holders of at least ten percent of the shares outstanding and entitled to vote at the meeting.

    TOUCH AMERICA HOLDINGS: Under Delaware law, special meetings may be called by the Board of Directors or by those persons authorized to call a special meeting by the certificate of incorporation or by-laws of the corporation.

    The by-laws of Touch America Holdings provide in pertinent part that, subject to the rights of any series of preferred stock, and except as otherwise expressly required by the certificate of incorporation or by applicable law, a special meeting may be called only by the Chairman of the Board of Directors for any purpose or by a majority vote of the entire Board of Directors.

AMENDMENTS TO GOVERNING DOCUMENTS

    MPC: Under Montana law, a corporation may amend its articles of incorporation at any time to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required in the articles of incorporation. Under Montana law, unless the articles of incorporation provide otherwise, a corporation's board of directors may adopt amendments to the corporation's articles of incorporation. Montana law also provides that a corporation's board of directors may propose amendments to the articles of incorporation for submission to the shareholders. Proposed amendments to the articles submitted to shareholders must be approved by a majority of the votes entitled to vote on the amendment. Montana law also provides that a corporation's Board of Directors may amend or repeal a corporation's bylaws unless:

    - the articles of incorporation reserve that right exclusively for shareholders; or

    - the shareholders in amending, adding, or repealing a particular by-law express that the Board of Directors may not amend or repeal that by-law. Shareholders may also amend or repeal bylaws, even though the Board of Directors also has that power.

    The articles of incorporation of MPC do not address amendment of the articles, but do provide that the shareholders may amend the by-laws. The by-laws also provide that the MPC Board may amend the by-laws.

    TOUCH AMERICA HOLDINGS: Under Delaware law, unless the certificate of incorporation otherwise provides, the certificate of incorporation of a corporation may be amended upon the vote of the Board of Directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a separate class (e.g., if the proposed amendment would adversely affect the preferences or priorities of that class). Also, unless the certificate of incorporation otherwise provides, the by-laws of a corporation may be amended by the vote of a majority of the shares entitled to vote thereon that are present in person or by proxy at a stockholders meeting. The Board of Directors of a corporation is authorized to alter, amend, repeal or adopt the by-laws by a majority vote of the Board of Directors if so provided in the certificate of incorporation.

    Touch America Holdings' certificate of incorporation reserves the right to supplement, amend or repeal any provision of the certificate of incorporation in the manner prescribed by Delaware law and the certificate of incorporation. The certificate of incorporation and the by-laws of Touch America Holdings provide that the Board of Directors is authorized to alter, amend, repeal or adopt the by-laws by a majority vote of the entire Board of Directors. The Touch America Holdings' certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding stock entitled to vote, voting together as a single class, is required to amend, repeal or adopt the bylaws of Touch America Holdings as well as any provision inconsistent with articles 5, 6 or 7 of Touch America Holdings' certificate of incorporation. These articles deal with amending the by-laws, meetings of stockholders and the election of directors, respectively.

PREEMPTIVE RIGHTS

    MPC: Under Montana law, shareholders do not have the preemptive right to acquire the corporation's unissued shares, except to the extent provided for in the articles of incorporation.

    The articles of incorporation of MPC do not provide for preemptive rights.

    TOUCH AMERICA HOLDINGS: Under Delaware law, absent an express provision in a corporation's certificate of incorporation, a stockholder does not possess preemptive rights to subscribe to an additional issue of stock.

    The certificate of incorporation of Touch America Holdings does not provide for preemptive rights.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

    MPC: Montana law provides for mandatory indemnification of a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was made a party because he is or was a director or officer of the corporation unless modified by the articles of incorporation. Montana law also provides for discretionary indemnification by a corporation of a director, officer or employee subject to statutory requirements, unless the articles of incorporation provide otherwise.

    The by-laws of MPC provide that MPC shall indemnify directors and officers of MPC as provided by the Montana law described in the preceding paragraph.

    TOUCH AMERICA HOLDINGS: Under Delaware law, a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person's conduct was unlawful. In the case of derivative actions, indemnification is limited to expenses and no indemnification may be made in respect of any claim as to which the person is adjudged liable to the corporation except as otherwise authorized by a court.

    The by-laws of Touch America Holdings provide that, except to the extent indemnification is not permitted by law, Touch America Holdings will fully indemnify its directors and officers and provide for the advancement of expenses in connection with any proceeding.

LIMITATION ON DIRECTOR LIABILITY

    MPC: Under Montana law, a corporation may include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any actions taken or any failure to act except for:

    - the amount of financial benefit received by a director to which the director is not entitled;

    - an intentional infliction of harm on the corporation or the shareholders;

    - making an unlawful distribution; or

    - an intentional violation of criminal law.

    The articles of incorporation of MPC include a provision eliminating personal liability of directors to MPC or its shareholders, except in the four cases established by Montana law as described in the preceding paragraph.

    TOUCH AMERICA HOLDINGS: Under Delaware law, a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duties, except liability for any breach of the director's duty of loyalty to the corporation's stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the Delaware Law, which deals generally with unlawful payments of dividends, stock repurchases and redemptions, and for any transaction from which the director derived an improper personal benefit.

    The certificate of incorporation of Touch America Holdings provides that, except to the extent limitation of liability is not permitted by law, the directors of Touch America Holdings will not be personally liable to Touch America Holdings or its stockholders for monetary damages due to any breach of fiduciary duty.

BUSINESS COMBINATIONS

    MPC: Under Montana law, unless a corporation's articles of incorporation provide for a lesser vote (but not less than a majority), approval by at least two-thirds of the outstanding shares entitled to vote or two-thirds of each voting group is required to approve mergers, asset sales and dissolutions. Separate voting by voting groups is required

    - on a plan of share exchange, and

    - on a plan of merger if it contains provisions that would require separate voting if contained in an amendment to the articles of incorporation.

    The articles of incorporation of MPC expressly provide that specified business combinations must be approved by at least 70 percent of the outstanding shares of MPC. The 70 percent voting requirement is not applicable if certain conditions are satisfied, including a fair price as defined in the articles of incorporation.

    TOUCH AMERICA HOLDINGS: Under Delaware law, a merger or consolidation of a corporation or the sale of all or substantially all of the assets of a corporation requires authorization by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation requires a greater vote.

    The certificate of incorporation and by-laws of Touch America Holdings do not address business combinations.

DISSENTERS' OR APPRAISAL RIGHTS

    MPC: Under Montana law, a shareholders is entitled to dissent from, and, upon completion of various notice and demand requirements prescribed in Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act, to obtain the fair value of his or her shares in the event of specified corporate actions, including mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation. See "The Restructuring--Dissenters' Rights" above on page 42.

    TOUCH AMERICA HOLDINGS: Under Delaware law, a stockholder may dissent from, and receive payment in cash for the fair value of its shares in the event of, specified mergers and consolidations. However, under Delaware law and subject to the following paragraph, appraisal rights are generally not available:

    - for shares listed on a national securities exchange;

    - for shares designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers;

    - for shares which are held of record by more than 2,000 shareholders; or

    - to stockholders of the surviving corporation if the merger did not require for its approval the vote of the stockholders of the surviving corporation.

    Notwithstanding the foregoing, appraisal rights are available if shareholders are required by the terms of the merger agreement to accept for their shares anything other than:

    - shares of stock of the surviving corporation;

    - shares of stock of another corporation that are listed on a national securities exchange, designated as a national market system security as described above, or held of record by more than 2,000 shareholders;

    - cash instead of fractional shares of stock; or

    - any combination of the above.

    Appraisal rights are also available under Delaware law in other circumstances including:

    - in specified parent-subsidiary corporation mergers, and

    - in circumstances where the certificate of incorporation so provides.

    The certificate of incorporation of Touch America Holdings does not grant additional appraisal rights.

ANTI-TAKEOVER STATUTES

    MPC: Montana law does not have an anti-takeover statute.

    TOUCH AMERICA HOLDINGS: Under Delaware law, a Delaware corporation is prohibited from engaging in mergers, dispositions of 10% or more of its assets, and issuances of stock to and other transactions with a person or group that owns 15% or more of the voting stock of the corporation, for a period of three years after the interested shareholder crosses the 15% threshold. These restrictions do not apply in certain circumstances, including when:

    - prior to the person or group becoming an interested shareholder, the Board of Directors approved the business combination in question or the transaction that resulted in the person or group becoming an interested stockholder;

    - the interested shareholder acquired at least 85% of the voting stock of the corporation, other than stock owned by inside directors and specified employee stock plans, in the transaction in which the interested stockholder crossed the 15% threshold; or

    - after the person or group became an interested stockholder, the Board of Directors and at least 66 2/3% of the voting stock other than stock owned by the interested stockholder approved the business combination.

SHAREHOLDER RIGHTS PLAN

    MPC: MPC has a Shareholder Protection Rights Plan that provides one MPC preferred share purchase right on each outstanding MPC common share. Each purchase right entitles the registered holder, upon the occurrence of events described in the Shareholder Protection Rights Plan, to purchase from MPC one one-hundredth of a share of Participating Preferred Shares, A Series, without par value. If it should become exercisable, each purchase right would have economic terms similar to one share of common stock. The purchase rights trade with the underlying shares and will, except under the circumstances described in the Shareholder Protection Rights Plan, expire on June 6, 2009, unless redeemed earlier or exchanged by MPC.

    TOUCH AMERICA HOLDINGS: Touch America Holdings will institute a Shareholder Protection Rights Plan between the effective date of Touch America Holdings' registration statement on Form S-4 and the effective time of the merger which will be identical to the MPC Shareholder Protection Rights Plan.

                                 LEGAL MATTERS

    The validity of the Touch America Holdings' stock offered by this proxy statement/prospectus will be passed upon for Touch America Holdings by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

    In addition, tax matters in connection with the restructuring are being passed on by Thelen Reid & Priest LLP, New York, New York.

                                    EXPERTS

    The consolidated balance sheets of MPC as of December 31, 2000 and 1999, and the related consolidated statements of income, of cash flows, and of common shareholders' equity for each of the three years in the period ended
December 31, 2000, incorporated in this proxy statement/prospectus by reference to the Form 10-K of MPC for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting. The report contains an explanatory paragraph relating to a change during 1999 in MPC's method of accounting for revenues relating to certain agreements to grant and exchange fiber-use rights.

    The special purpose statement of selected assets to be sold of Qwest's divested businesses as of June 30, 2000 and the related statements of revenues and direct expenses for each of the three years in the period ended
December 31, 1999, incorporated in this proxy statement/prospectus by reference to MPC's Form 8-K/A dated September 15, 2000 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

    Representatives of PricewaterhouseCoopers LLP, principal accountants, are expected to be present at the special meeting. The representatives of the principal accountants will have the opportunity to make a statement regarding the proposed restructuring if they desire to do so, and they are expected to be available to respond to appropriate questions from the shareholders at the special meeting.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be included in the proxy statement and form of proxy for the 2001 annual meeting of MPC shareholders should have been received no later than November 26, 2000 by the Corporate Secretary at the following address: The Montana Power Company, 40 E. Broadway Street, Butte, Montana 59701. The proposal must also have met the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

                                 OTHER MATTERS

    As of the date of this proxy statement/prospectus, the MPC Board does not know of any matter that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    Touch America Holdings filed a registration statement on Form S-4 on July 13, 2001, to register with the Securities and Exchange Commission the Touch America Holdings' common stock and preferred stock to be issued to MPC's shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Touch America Holdings in addition to being a proxy statement/prospectus of MPC. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Touch America Holdings' registration statement or the exhibits to the registration statement. MPC files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that MPC files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549           New York, NY 10048                 Suite 1400
                                                                 Chicago, IL 60661-2511

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning MPC may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

    The Securities and Exchange Commission allows MPC and Touch America Holdings to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

    This proxy statement/prospectus incorporates by reference the documents set forth below that MPC has previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about MPC and Touch America Holdings that is not included in or delivered with this proxy statement/prospectus.

MPC FILINGS (FILE NO. 1-4566)                  PERIOD

Annual Report on Form 10-K                     Year ended December 31, 2000

Quarterly Report on Form 10-Q                  Quarter ended March 31, 2001

Current Reports on Form 8-K and 8-K/A          Filed September 15, 2000 and May 1, 2001

    This proxy statement/prospectus also incorporates by reference all additional documents that may be filed by MPC with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of MPC special meeting, as applicable. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    MPC has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to MPC and Touch America Holdings.

    If you are an MPC shareholder, we may have sent you some of the documents incorporated by reference, but you can also obtain any of them through MPC, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from MPC without charge, excluding all exhibits, except that if MPC has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the MPC at the following addresses:

    The Montana Power Company
    c/o Corporate Investor Communication, Inc.
    111 Commerce Road
    Cerlstadt, NJ 07072

    Individual Shareholders Should Call:
    1-800-793-1283

    Banks and Brokers Should Call:
    (201) 896-2633

    If you would like to request documents, please do so by September 5, 2001 in order to receive them before your special meeting.

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/ prospectus is dated July 13, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to MPC's shareholders nor the issuance of Touch America Holdings' common stock or preferred stock in the merger creates any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 20, 2001 by and between The Montana Power Company, a Montana corporation ("Montana Power"), The Montana Power, L.L.C., a Montana limited liability company ("Subsidiary"), and Touch America Holdings, Inc., a Delaware corporation ("Holding Company").

                              W I T N E S S E T H:

    WHEREAS, Montana Power has an authorized capitalization consisting of
(i) 240,000,000 shares of Common Stock, without par value ("Montana Power Common Stock"), of which 110,355,429 shares are issued whether or not outstanding as of December 8, 2000, and (ii) 5,000,000 shares of Cumulative Preferred Stock, without par value ("Montana Power Preferred Stock"), of which 580,389 shares (consisting of shares of three separate series) are issued and outstanding as of December 8, 2000; and

    WHEREAS, Subsidiary has an authorized capitalization consisting of 10 units ("Subsidiary Units"), all of which units have been issued and are outstanding and owned beneficially and of record by Holding Company; and

    WHEREAS, Holding Company has an authorized capitalization consisting of
(i) 240,000,000 shares of Common Stock, par value $.01 per share ("Holding Company Common Stock"), of which 1,000 shares have been issued and are outstanding and owned beneficially and of record by Montana Power; and
(ii) 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which shares are issued or outstanding; and

    WHEREAS, the Boards of Directors and Manager of the respective parties hereto deem it advisable to merge Montana Power into Subsidiary (the "Merger") in accordance with the Montana Business Corporation Act and the Montana Limited Liability Company Act, this Agreement and the Articles of Merger attached hereto as Exhibit A (the "Articles"), whereby the holders of shares of Montana Power Common Stock will receive shares of Holding Company Common Stock; and

    WHEREAS, the parties hereto intend that this Agreement and the actions contemplated herein shall constitute a "plan of reorganization" within the meaning of sections 354 and 368 of the Internal Revenue Code of 1986, as amended.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree that Montana Power shall be merged into Subsidiary, which shall be the entity surviving such merger, and that the terms and conditions of such merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:

                                   ARTICLE I
                                   THE MERGER

    (a) Subject to and in accordance with the provisions of this Agreement, the Articles shall be executed and verified by each of Montana Power and Subsidiary and thereafter delivered to the Secretary of State of the State of Montana for filing, as provided in Section 35-1-816 of the Montana Business Corporation Act and Section 35-8-1201 of the Montana Limited Liability Company Act. The Merger shall become effective upon the filing of the Articles with the Montana Secretary of State (the "Effective Time"). At the Effective Time, the separate existence of Montana Power shall cease and Montana Power shall be merged with and into Subsidiary (Subsidiary and Montana Power being sometimes referred to herein as the "Constituent Entities" and Subsidiary, the entity designated in the Articles as the surviving entity, being sometimes referred to herein as the "Surviving Entity").

    (b) Prior to and after the Effective Time, Holding Company, Montana Power and Subsidiary, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Merger. In this connection, Holding Company shall issue the shares of Holding Company Common Stock which the holders of Montana Power Common Stock shall be entitled to receive as provided in
Article II hereof. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Entities, then the officers and directors of each of the Constituent Entities as of the Effective Time shall take all such further action.

                                   ARTICLE II
                   TERMS OF CONVERSION AND EXCHANGE OF SHARES

    At the Effective Time:

    (a) Each share of Montana Power Common Stock (along with one preferred share purchase right pursuant to The Montana Power Shareholder Protection Rights Plan) issued, whether or not outstanding, immediately prior to the Merger, shall be changed and converted into one share of Holding Company Common Stock (along with one preferred share purchase right pursuant to Holding Company Shareholder Protection Rights Plan), which shall thereupon be issued, fully paid and nonassessable.

    (b) Each outstanding option to purchase Montana Power Common Stock (a "Montana Power Stock Option") issued pursuant to the 1982 Montana Power Key Employees' Incentive Stock Ownership Plan and Montana Power 1998 Long-Term Incentive Plan (which at the Effective Time of the Merger will become the Holding Company Key Employees' Incentive Stock Ownership Plan and Holding Company Long-Term Incentive Plan), whether vested or not vested or exercisable, shall be deemed to constitute an option (a "Holding Company Stock Option") to acquire, on the same terms and conditions as were applicable under such Montana Power Stock Option (including the price per share), the same number of shares of Holding Company Common Stock as the holder of such Montana Power Stock Option would have been entitled to receive upon the exercise of such Montana Power Stock Option.

    (c) Each share of Montana Power Preferred Stock issued and outstanding immediately prior to the Merger, shall be changed and converted into one share of Holding Company Preferred Stock.

    (d) Each share of Holding Company Common Stock issued immediately prior to the Merger, whether or not outstanding, shall be cancelled.

                                  ARTICLE III
              ARTICLES OF ORGANIZATION AND AGREEMENT OF OPERATION

    From and after the Effective Time, and until thereafter amended as provided by law, the Articles of Organization of Subsidiary as in effect immediately prior to the Merger shall be and continue to be the Articles of Organization of the Surviving Entity.

    From and after the Effective Time, the Agreement of Operation of Subsidiary shall be and continue to be the Agreement of Operation of the Surviving Entity.

                                   ARTICLE IV
                             MANAGERS AND OFFICERS

    The persons who are the Manager and Officers of Subsidiary immediately prior to the Merger shall continue as Manager and Officers, of the Surviving Entity and shall continue to be Manager as provided in the Agreement of Operation of the Surviving Entity.

                                   ARTICLE V
                               TRANSFER OF ASSETS

    Immediately following the Effective Time, Subsidiary and Holding Company shall take such action as may be necessary or appropriate to transfer to Holding Company these assets and liabilities that Holding Company intends to hold in its own name.

                                   ARTICLE VI
                               STOCK CERTIFICATES

    Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Montana Power Common Stock may, but shall not be required to, surrender the same to Holding Company for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates (or book entry shares) representing the same number of shares of Holding Company Common Stock as the shares of Montana Power Common Stock previously represented by the stock certificates (or Dividend Reinvestment and Stock Purchase Plan shares) surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, prior to the Effective Time, represented Montana Power Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holding Company Common Stock as though such surrender or transfer and exchange had taken place. The stock transfer books for the Montana Power Common Stock shall be deemed to be closed at the Effective Time and no transfer of outstanding shares of Montana Power Common Stock shall thereafter be made on such books.

                                  ARTICLE VII
                            CONDITIONS OF THE MERGER

    Consummation of the Merger is subject to the satisfaction of the following conditions:

    (a) The Merger shall have received the approval of the holders of capital stock or units of each of the Constituent Entities as required by the Montana Business Corporation Act and The Montana Limited Liability Company Act.

    (b) There shall have been obtained a ruling of the Internal Revenue Service or an opinion of outside counsel satisfactory to the Board of Directors of Montana Power and its counsel with respect to the tax consequences of the Merger and other transactions incident thereto.

    (c) The Holding Company Common Stock to be issued pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York and Pacific Stock Exchanges.

    (d) Federal Energy Regulatory Commission approval for the disposition or transfer of control over jurisdictional facilities and for the transfer of the Milltown Hydroelectric License from Montana Power to Subsidiary.

                                  ARTICLE VIII
                           AMENDMENT AND TERMINATION

    The parties hereto by mutual consent of their respective Boards of Directors and Managers may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the shareholders of Montana Power; provided, however, that no such amendment, modification or supplement shall, in the sole judgment of the Board of Directors of Montana Power, materially and adversely affect the rights of the shareholders of Montana Power.

    This Agreement may be terminated and the Merger and other transactions herein provided for abandoned at any time, whether before or after approval of this Agreement by the shareholders of Montana Power, by action of the Board of Directors of Montana Power if said Board of Directors determines for any reason that the consummation of the transactions provided for herein would for any reason be inadvisable or not in the best interests of Montana Power or its shareholders.

                                   ARTICLE IX
                          EFFECTIVE TIME OF THE MERGER

    Subject to the prior satisfaction of the conditions of the Merger set forth in Article VII hereof and the authority to terminate this Agreement as set forth in Article VIII hereof, the Constituent Entities and Holding Company shall do all such acts and things as shall be necessary or desirable in order to make the Effective Time occur as of the close of business on the date of filing with the Montana Secretary of State but not later than the day of the closing of the sale of Subsidiary.

                                   ARTICLE X
                                 MISCELLANEOUS

    This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, Montana Power, Subsidiary and Holding Company, pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors and Managers, have each caused this Agreement and Plan of Merger to be executed by its Chairman, Vice Chairman, President, one of its Vice Presidents or Managers.

                                                       THE MONTANA POWER COMPANY

                                                       By:  /s/ ROBERT P. GANNON
                                                            -----------------------------------------
                                                            Name: Robert P. Gannon
                                                            Title: Chief Executive Officer

                                                       THE MONTANA POWER, L.L.C.

                                                       By:  /s/ MICHAEL E. ZIMMERMAN
                                                            -----------------------------------------
                                                            Name: Michael E. Zimmerman
                                                            Title: Vice President & General Counsel

                                                       TOUCH AMERICA HOLDINGS, INC.

                                                       By:  /s/ J.P. PEDERSON
                                                            -----------------------------------------
                                                            Name: J.P. Pederson
                                                            Title: Vice President, Chief Financial
                                                            Officer and Treasurer

                                   EXHIBIT A
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                               ARTICLES OF MERGER
                                       OF
                           THE MONTANA POWER COMPANY
                            (A MONTANA CORPORATION)
                                      AND
                           THE MONTANA POWER, L.L.C..
                     (A MONTANA LIMITED LIABILITY COMPANY)

    Pursuant to the provisions of Section 35-8-1201 of the Montana Limited Liability Act and Section 35-1-816 of the Montana Business Corporations Act, the undersigned corporation adopts the following Articles of Merger for the purpose of merging The Montana Power Company with and into Montana Power, L.L.C. which shall be the Surviving Entity.

    1. The Agreement and Plan of Merger, dated as of February 20, 2001 a copy of which is attached and incorporated herein by reference, was approved by the shareholders and member of the undersigned corporations and limited liability company in the manner prescribed by the Montana Business Corporation Act and Montana Limited Liability Act.

    2. The number of shares of capital stock of the corporation and units of the limited liability company which, at the respective dates of the aforementioned shareholder and member actions, (a) were outstanding and entitled to vote and (b) did vote on the Agreement and Plan of Merger, is as follows:

                                                                   NUMBER OF SHARES/UNITS
                                                              ---------------------------------
                                                                             VOTED      VOTED
NAME OF CORPORATION                                           OUTSTANDING     FOR      AGAINST
-------------------                                           -----------   --------   --------
The Montana Power Company Common Stock......................
                                                                 ------      ------     ------
The Montana Power Company Cumulative Preferred Stock........
                                                                 ------      ------     ------
Total Shares of Stock of The Montana Power Company..........
                                                                 ------      ------     ------
The Montana Power, L.L.C....................................
                                                                 ------      ------     ------

    3. The number of shares and units voting in favor of the Plan of Merger was sufficient approval by that voting group.

DATED:            , 2000                               THE MONTANA POWER COMPANY

                                                       By:
                                                            -----------------------------------------
                                                                     CHIEF EXECUTIVE OFFICER

                                                       By:
                                                            -----------------------------------------
                                                                            SECRETARY

                                                       THE MONTANA POWER, L.L.C.

                                                       By:
                                                            -----------------------------------------
                                                                             MANAGER

                                                       By:
                                                            -----------------------------------------
                                                                            SECRETARY

STATE OF MONTANA )
                      : ss.
County of Silver Bow )

                                                                        VERIFICATION
                                                      ------------------------------------------------

                                                                        VERIFICATION
                                                      ------------------------------------------------

                                                                         ANNEX B

                            UNIT PURCHASE AGREEMENT
                         DATED AS OF SEPTEMBER 29, 2000
                                 BY AND BETWEEN
                           NORTHWESTERN CORPORATION,
                          TOUCH AMERICA HOLDINGS, INC.
                                      AND
                           THE MONTANA POWER COMPANY
                              WITH RESPECT TO ALL
                      OUTSTANDING MEMBERSHIP INTERESTS IN
                             THE MONTANA POWER LLC

                               TABLE OF CONTENTS

    This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

ARTICLE I SALE OF SHARES AND CLOSING................................................     B-1
                 1.01   Purchase and Sale...........................................     B-1
                 1.02   Purchase Price..............................................     B-1
                 1.03   Closing.....................................................     B-1
                 1.04   Further Assurances; Post-Closing Cooperation................     B-1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER AND MPC.........................     B-2
                 2.01   Corporate Existence of Seller and MPC.......................     B-2
                 2.02   Authority...................................................     B-2
                 2.03   Existence of the Company....................................     B-2
                 2.04   Capitalization..............................................     B-3
                 2.05   Subsidiaries................................................     B-3
                 2.06   No Conflicts................................................     B-3
                 2.07   Governmental Approvals and Filings..........................     B-4
                 2.08   Books and Records...........................................     B-4
                 2.09   Financial Statements and Condition..........................     B-4
                 2.10   Taxes.......................................................     B-5
                 2.11   Legal Proceedings...........................................     B-6
                 2.12   Compliance With Laws and Orders.............................     B-7
                 2.13   Benefit Plans; ERISA........................................     B-7
                 2.14   Property....................................................     B-8
                 2.15   Intellectual Property Rights................................     B-8
                 2.16   Contracts...................................................     B-8
                 2.17   Licenses....................................................    B-10
                 2.18   Insurance...................................................    B-10
                 2.19   Affiliate Transactions......................................    B-11
                 2.20   Labor and Employment Matters................................    B-11
                 2.21   Environmental Matters.......................................    B-11
                 2.22   Information Supplied........................................    B-11
                 2.23   Vote Required...............................................    B-12
                 2.24   Brokers.....................................................    B-12
                 2.25   Public Utility Holding Company Act..........................    B-12
                 2.26   Regulatory Filings..........................................    B-12
                 2.27   Rights Agreement............................................    B-12
                 2.28   Effect of Restructuring.....................................    B-12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................    B-13
                 3.01   Corporate Existence.........................................    B-13
                 3.02   Authority...................................................    B-13
                 3.03   No Conflicts................................................    B-13
                 3.04   Governmental Approvals and Filings..........................    B-13
                 3.05   Legal Proceedings...........................................    B-13
                 3.06   Purchase for Investment.....................................    B-13
                 3.07   Brokers.....................................................    B-14
                 3.08   Financing...................................................    B-14
                 3.09   Ownership of the Capital Stock..............................    B-14
                 3.10   Exon-Florio.................................................    B-14
                 3.11   Independent Evaluation......................................    B-14

ARTICLE IV COVENANTS OF SELLER AND MPC..............................................    B-14
                 4.01   Regulatory and Other Approvals..............................    B-15
                 4.02   HSR Filings.................................................    B-15
                 4.03   Investigation by Purchaser..................................    B-15
                 4.04   No Solicitations............................................    B-15
                 4.05   Conduct of Business.........................................    B-16
                 4.06   Financial Statements and Reports............................    B-16
                 4.07   Certain Restrictions........................................    B-17
                 4.08   Affiliate Transactions......................................    B-18
                 4.09   Fulfillment of Conditions...................................    B-19
                 4.10   Completion of Restructuring.................................    B-19
                 4.11   Preparation and Mailing of Proxy Statement..................    B-19
                 4.12   Approval of MPC Stockholders................................    B-19
                 4.13   Completion of the Divestiture...............................    B-19
                 4.14   Regulatory Proceedings......................................    B-19
                 4.15   Sale of Colstrip 1, 2, and 3 Transmission System............    B-19
                 4.16   QF Contracts................................................    B-20
                 4.17   MPC Benefit Restoration Plans...............................    B-20
                 4.18   Power Supply................................................    B-20
                 4.19   Generation Sale Proceeds....................................    B-20
                 4.20   Regional Transmission Organization and Independent
                        Transmission Company........................................    B-20
                 4.21   Notification of Certain Matters.............................    B-20
                 4.22   Confidentiality and Standstill Agreements...................    B-20

ARTICLE V COVENANTS OF PURCHASER....................................................    B-21
                 5.01   Regulatory and Other Approvals..............................    B-21
                 5.02   HSR.........................................................    B-21
                 5.03   [INTENTIONALLY OMITTED......................................    B-21
                 5.04   Employee Matters............................................    B-21
                 5.05   Fulfillment of Conditions...................................    B-24
                 5.06   Communication Between the Parties...........................    B-24
                 5.07   Charitable Contributions....................................    B-24
                 5.08   Transaction Structure.......................................    B-24

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER...................................    B-25
                 6.01   Representations and Warranties..............................    B-25
                 6.02   Performance.................................................    B-25
                 6.03   Officers' Certificates......................................    B-25
                 6.04   Orders and Laws.............................................    B-25
                 6.05   Regulatory Consents and Approvals...........................    B-25
                 6.06   Third Party Consents........................................    B-25
                 6.07   Completion of the Restructuring.............................    B-25
                 6.08   Assignment of Contracts.....................................    B-25
                 6.09   Benefits Plans..............................................    B-25
                 6.10   Resignation of Seller as Manager of the Company.............    B-25

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLER.....................................    B-26
                 7.01   Representations and Warranties..............................    B-26
                 7.02   Performance.................................................    B-26
                 7.03   Officers' Certificates......................................    B-26
                 7.04   Orders and Laws.............................................    B-26
                 7.05   Regulatory Consents and Approvals...........................    B-26
                 7.06   Third Party Consents........................................    B-26

ARTICLE VIII TAX MATTERS AND POST-CLOSING TAXES.....................................    B-26
                 8.01   Tax Returns.................................................    B-26
                 8.02   Notice of Audit.............................................    B-27
                 8.03   Tax Adjustments.............................................    B-27
                 8.04   Tax Sharing Agreements......................................    B-28
                 8.05   Transfer Taxes..............................................    B-28
                 8.06   Post-Closing Elections......................................    B-28
                 8.07   Post-Closing Transactions not in the Ordinary Course........    B-28
                 8.08   Allocation of Purchase Price................................    B-28
                 8.09   Section 338(h)(10) Election.................................    B-29
                 8.10   Section 338(g) Election.....................................    B-29
                 8.11   Nonforeign Affidavit........................................    B-29
                 8.12   Code Section 754 Election...................................    B-29

ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS.......................................    B-29
                 9.01   Survival of Representations, Warranties, Covenants and
                        Agreements..................................................    B-29
                 9.02   No Other Representations....................................    B-29

ARTICLE X INDEMNIFICATION...........................................................    B-29
                10.01   Tax Indemnification.........................................    B-29
                10.02   Indemnification for Restructuring; Divestiture; Oil and Gas
                        Sale........................................................    B-30
                10.03   Other Indemnification.......................................    B-30
                10.04   Special Environmental Indemnity.............................    B-30
                10.05   Special Litigation Indemnity................................    B-31
                10.06   Method of Asserting Claims..................................    B-31
                10.07   Requirements for Indemnity..................................    B-33
                10.08   Exclusivity.................................................    B-33

ARTICLE XI TERMINATION..............................................................    B-33
                11.01   Termination.................................................    B-33
                11.02   Effect of Termination.......................................    B-34
                11.03   Fees and Expenses...........................................    B-35

ARTICLE XII DEFINITIONS.............................................................    B-35
                12.01   Definitions.................................................    B-35

ARTICLE XIII MISCELLANEOUS..........................................................    B-43
                13.01   Notices.....................................................    B-43
                13.02   Entire Agreement............................................    B-44
                13.03   Expenses....................................................    B-44
                13.04   Public Announcements........................................    B-44
                13.05   Confidentiality.............................................    B-44
                13.06   Waiver......................................................    B-45
                13.07   Amendment...................................................    B-45
                13.08   No Third Party Beneficiary..................................    B-45
                13.09   No Assignment; Binding Effect...............................    B-45
                13.10   Headings....................................................    B-45
                13.11   Invalid Provisions..........................................    B-45
                13.12   Governing Law...............................................    B-46
                13.13   Counterparts................................................    B-46
                13.14   Insurance Coverage After Closing............................    B-46

                                      EXHIBITS
                                      --------
EXHIBIT A               Officer's Certificate of Seller
EXHIBIT B               Secretary's Certificate of Seller
EXHIBIT C               Officer's Certificate of Purchaser
EXHIBIT D               Secretary's Certificate of Purchaser

                                      ANNEXES
                        ------------------------------------
Annex I                 Financial Statement
Annex II                Budget Principles

    This UNIT PURCHASE AGREEMENT dated as of September 29, 2000 is made and entered into by and between NorthWestern Corporation, a Delaware corporation ("PURCHASER"), Touch America Holdings, Inc., a Delaware corporation ("SELLER") and The Montana Power Company, a Montana corporation ("MPC"). Capitalized terms not otherwise defined herein have the meanings set forth in SECTION 12.01.

    WHEREAS, prior to the closing of the transactions contemplated by this Agreement and as a condition to Purchaser's obligation to effect such closing, Seller will cause the Restructuring (pursuant to which, among other things, the Company (as defined below) shall become the owner of all assets and securities currently owned by MPC, other than Entech and its subsidiaries) to become effective; and

    WHEREAS, prior to the closing of the transactions contemplated by this Agreement, Seller will own all of the outstanding membership interests in The Montana Power LLC, a Montana limited liability company (the "COMPANY"), such membership interests being referred to herein as the "UNITS"; and

    WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Units on the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                           SALE OF SHARES AND CLOSING

    1.01 PURCHASE AND SALE. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Units at the Closing on the terms and subject to the conditions set forth in this Agreement.

    1.02 PURCHASE PRICE. The aggregate purchase price for the Units is $602 million (the "PURCHASE PRICE"), payable in immediately available United States funds at the Closing in the manner provided in SECTION 1.03.

    1.03 CLOSING. The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, Seller will assign and transfer to Purchaser all of Seller's right, title and interest in and to the Units. At the Closing, there shall also be delivered to Seller and Purchaser the certificates to be delivered under ARTICLES VI and VII.

    1.04 FURTHER ASSURANCES; POST-CLOSING COOPERATION. (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

    (b) Following the Closing, each party will provide the other party, its counsel and its accountants with copies of information or other data relating to the Business or Condition of MPC and the Company in its possession with respect to periods prior to the Closing, to the extent that such information or data may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental or Regulatory

Authority, or (iii) any third party actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data (excluding copies of materials previously supplied to the other party) unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

    (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of MPC and the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by a party hereto in accordance with this paragraph shall be held confidential by such party in accordance with SECTION 13.05.

    (d) In addition to furnishing information pursuant to paragraph (b) and
(c) of this SECTION 1.04, in order to close the books of MPC, the Company and the Subsidiaries for accounting purposes, each party agrees to direct its accounting personnel to provide reasonable cooperation and assistance to any other party's accounting personnel to accomplish the work necessary to close such books. Seller and Purchaser also agree to direct their human resources and payroll personnel to cooperate with, and provide reasonable cooperation and assistance to each other in connection with, preparing W-2's and other associated payroll tax or related documents.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF SELLER AND MPC

    Seller and MPC, jointly and severally, hereby represent and warrant to Purchaser as follows:

    2.01 CORPORATE EXISTENCE OF SELLER AND MPC. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and MPC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Montana. Each of Seller and MPC has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, as to Seller, without limitation, to own, hold, sell and transfer (pursuant to this Agreement) the Units.

    2.02 AUTHORITY. The execution and delivery by Seller and MPC of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by the Boards of Directors of Seller and MPC, and, with the exception of the vote referred to in SECTION 2.23, no other corporate action on the part of Seller or MPC is necessary. This Agreement has been duly and validly executed and delivered by Seller and MPC and constitutes a legal, valid and binding obligation of Seller and MPC enforceable against Seller and MPC in accordance with its terms.

    2.03 EXISTENCE OF THE COMPANY. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Montana, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. MPC is, and prior to and as of the Closing Date, MPC and the Company will be, duly qualified, licensed or admitted to do business and each is in good standing in those jurisdictions specified in SECTION 2.03 OF THE DISCLOSURE SCHEDULE, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or

Condition of MPC and the Company. Seller has prior to the execution of this Agreement made available to Purchaser true and complete copies of the certificate of formation of the Company as in effect on the date hereof.

    2.04 CAPITALIZATION. The authorized capitalization of the Company consists of the Units. The Units are duly authorized, validly issued, outstanding, fully paid and nonassessable. On and as of the Closing Date, Seller will own the Units, beneficially and of record, free and clear of all Liens. Except for this Agreement and as disclosed in SECTION 2.04 OF THE DISCLOSURE SCHEDULE, as of the date of this Agreement there are, and on and as of the Closing Date there will be, no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Units in the manner provided in SECTION 1.03 will transfer to Purchaser good and valid title to the Units, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

    2.05 SUBSIDIARIES. (a) Each Subsidiary is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation disclosed in SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions disclosed in SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by MPC or the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.
SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. Except as disclosed in
SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, directly or indirectly by MPC and, immediately prior to the Closing will be owned, directly or indirectly, by the Company, beneficially and of record, free and clear of all Liens. Except as set forth in SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, there exists no restriction on the payment of cash dividends by any Subsidiary. Except as disclosed in SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, there are, and on and as of the Closing Date there will be, no outstanding Options with respect to any Subsidiary. Seller has prior to the execution of this Agreement made available to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each of the Subsidiaries as in effect on the date hereof.

    (b) Except as set forth on SECTION 2.05(b) OF THE DISCLOSURE SCHEDULE, as of the Closing Date, the Company will not directly or indirectly beneficially own more than five percent (5%) of either the equity interests in, or the voting control of, any Person, other than the Subsidiaries.

    2.06 NO CONFLICTS. The execution and delivery by Seller and MPC of this Agreement do not, and the performance by Seller and MPC of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

    (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Seller, MPC, the Company or any Subsidiary;

    (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SECTION 2.07 OF THE DISCLOSURE SCHEDULE, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, MPC, the Company or any Subsidiary or any of their respective Assets and Properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Business or Condition of MPC and the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

    (c) except as disclosed in SECTION 2.06 OF THE DISCLOSURE SCHEDULE or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business or Condition of MPC and the Company or to adversely affect the ability of Seller or MPC to consummate the transactions contemplated hereby or to perform their obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, MPC, the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of,
(iv) result in or give to any Person any right of termination, cancellation, acceleration, non-performance or modification in or with respect to, or
(v) result in the creation or imposition of any Lien upon Seller, MPC, the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract or License to which Seller, MPC, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound.

    2.07  GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in
SECTION 2.07 OF THE DISCLOSURE SCHEDULE, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, MPC, the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Seller or MPC to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, or to have a material adverse effect on the Business or Condition of MPC and the Company, or (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

    2.08 BOOKS AND RECORDS. The minute books and other similar records of MPC, the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, members, the boards of directors and committees of the boards of directors of MPC, the Company and the Subsidiaries. The stock transfer ledgers and other similar records of MPC, the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock or membership interests of MPC, the Company and the Subsidiaries.

    2.09 FINANCIAL STATEMENTS AND CONDITION. (a) Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of the following financial statements:

        (i) the unaudited balance sheet of MPC and the Subsidiaries as of December 31, 1999 and the related unaudited consolidated statement of operations for fiscal years of 1997, 1998 and 1999; and

        (ii) the unaudited balance sheet of MPC and the Subsidiaries as of July 31, 2000 (attached as ANNEX I hereto).

Except as set forth in the notes thereto and as disclosed in SECTION 2.09(a) OF THE DISCLOSURE SCHEDULE, all such financial statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and statement of operations of MPC and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except for those Subsidiaries disclosed in
SECTION 2.09(a) OF THE DISCLOSURE SCHEDULE, the financial condition and statement of operations of each Subsidiary are, and for all periods referred to in this SECTION 2.09 have been, consolidated with those of MPC. Except as disclosed in SECTION 2.09(a) OF THE DISCLOSURE SCHEDULE, and except for matters reflected or reserved against in the financial statements referred to in clauses (i) and (ii) above (or the notes thereto), as of the date of this Agreement, neither MPC, the Company, nor any Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of MPC or the Company and Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since July 31, 2000, or (ii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company. At and as of the Closing Date, the total of Indebtedness of the Company, the Subsidiaries and MPC Natural Gas Funding Trust and the face amount of the outstanding preferred trust securities of the Montana Power Capital I (Trust) shall not exceed
$488 million.

    (b) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in SECTION 2.09(b) OF THE DISCLOSURE SCHEDULE, since the Interim Financial Statement Date the business of MPC and the Subsidiaries has been operated in all material respects in the ordinary course of business consistent with past practice and there has not been any material adverse change in the Business or Condition of MPC, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to MPC and the Subsidiaries but also affect to a similar extent other Persons who participate or are engaged in the lines of business in which MPC and the Subsidiaries participate or are engaged.

    2.10 TAXES. (a) Seller, the Company, its Subsidiaries, and all members of the MPC Affiliated Group, each have filed all material Income Tax Returns (including, but not limited to, any consolidated federal Tax Return of Seller, the Company, its Subsidiaries and all members of the MPC Affiliated Group, and any state or local Income Tax Return that includes Seller, the Company, the Subsidiaries and all members of the MPC Affiliated Group on a consolidated, combined or unitary basis) that they were required to file. All such Income Tax Returns were complete and correct in all material respects. All Income Taxes owed by Seller, the Company, its Subsidiaries and all members of the MPC Affiliated Group have been paid. MPC, Seller, the Company and its Subsidiaries each have filed all material Tax Returns (including, but not limited to, any federal Tax Return of MPC, Seller, the Company and the Subsidiaries, and any state or local Tax Return that includes MPC, Seller, the Company, and the Subsidiaries on a consolidated, combined or unitary basis) that they were required to file. All such Tax Returns were complete and correct in all material respects. All Taxes owed by MPC, Seller, the Company and each Subsidiary have been paid. Except as disclosed in Section 2.10(a) of the Disclosure Schedule, there are no Liens on any of the Assets or Properties of any of MPC, the Company or the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

    (b) (i) Except as disclosed in Section 2.10(b) of the Disclosure Schedule, there is no dispute or claim concerning any Income Tax liability of any of Seller, the Company, any Subsidiary, or any member of the MPC Affiliated Group either (A) claimed or raised by any Governmental or Regulatory Authority in writing or (B) as to which any of Seller, the Company, the Subsidiaries, or any member of the MPC Affiliated Group and the directors and officers thereof has any Knowledge. Section 2.10(b) of the Disclosure Schedule lists all Income Tax Returns filed by the Company, its Subsidiaries or any member of the MPC Affiliated Group for Tax periods ending on or after December 31, 1990, (and for any prior Tax periods to the extent that the statute of limitations for that Tax period has not lapsed), indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. All Income Taxes due with respect to such audits (as described in Section 2.10(b) of the Disclosure Schedule) have been paid or have been reserved for in the Financial Statements. Furthermore, all such Income Taxes being contested are being contested in good faith by appropriate proceedings (as described in Section 2.10(b) of the Disclosure Schedule).

    (ii) Except as disclosed in Section 2.10(b) of the Disclosure Schedule, there is no dispute or claim concerning any Tax liability of any of MPC, Seller, the Company, or any Subsidiary either (A) claimed or raised by any Governmental or Regulatory Authority in writing or (B) as to which any of MPC, Seller, the Company, or the Subsidiaries, and the directors and officers thereof has any Knowledge. Section 2.10(b) of the Disclosure Schedule lists all Tax Returns filed by MPC, the Company and its Subsidiaries for Tax periods ending on or after December 31, 1990, (and for any prior Tax periods to the extent that the statute of limitations for that Tax period has not lapsed), indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. All Taxes due with respect to such audits (as described in Section 2.10(b) of the Disclosure Schedule) have been paid or have been reserved for in the Financial Statements. Furthermore, all such Taxes being contested are being contested in good faith by appropriate proceedings (as described in SECTION 2.10(b) OF THE DISCLOSURE SCHEDULE).

    (c) Except as disclosed in SECTION 2.10(c) OF THE DISCLOSURE SCHEDULE, neither MPC, Seller, the Company, any of the Subsidiaries (other than CMPL), nor any member of the MPC Affiliated Group has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency for any Tax period. Except as disclosed in
SECTION 2.10(c) OF THE DISCLOSURE SCHEDULE, CMPL has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency for any Tax period.

    (d) Except as disclosed in SECTION 2.10(d) OF THE DISCLOSURE SCHEDULE, none of MPC, the Company and its Subsidiaries is or was a party to or liable under any Income Tax allocation or sharing agreement.

    (e) Except as disclosed in SECTION 2.10(e) OF THE DISCLOSURE SCHEDULE, neither the Company, any of its Subsidiaries, nor any member of the MPC Affiliated Group has been a member of an Affiliated Group, filing a consolidated federal Income Tax Return other than a group the common parent of which is MPC.

    (f) Seller, the Company, the Subsidiaries, and the members of MPC Affiliated Group have withheld and paid all material Taxes required to have been withheld and paid and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of records thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

    (g) None of Seller, the Company, the Subsidiaries, or any member of the MPC Affiliated Group have filed a consent under Code section 341(f) concerning collapsible corporations.

    (h) MPC, Seller, the Company, and the Subsidiaries have complied with the normalization rules of accounting in accordance with Code section 168(i)(9).

    (i) For federal Income Tax purposes, the Company is or will be disregarded as an entity separate from its owners under Treas. Reg. section 301.7701-3(b). No election with respect to the Company has been or will be made to treat the Company as anything other than a disregarded entity.

    2.11  LEGAL PROCEEDINGS.

    (a) There are no Actions or Proceedings pending or, to the Knowledge of Seller and MPC, threatened against, relating to or affecting Seller, MPC, the Company or any Subsidiary in relation to any of their respective Assets and Properties which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or
(ii) except as disclosed in SECTION 2.11(a) OF THE DISCLOSURE SCHEDULE or in SECTIONS 2.10(b), 2.13(e), 2.20 or 2.21(b), individually or in the aggregate with other such Actions or Proceedings, to have a material adverse effect on the Business or Condition of MPC and the Company.

    (b) There are no Orders outstanding against MPC, the Company or any Subsidiary which, individually or in the aggregate with other such Orders, have had, or could have, a material adverse effect on the Business or Condition of MPC and the Company.

    2.12 COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in SECTION 2.12 OF THE DISCLOSURE SCHEDULE or as described in SECTION 2.21, neither Seller, MPC, the Company nor any Subsidiary is in violation of or in default under any Law or Order applicable to Seller, MPC, the Company or any Subsidiary or any of their respective Assets and Properties the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to be materially adverse to the Business or Condition of MPC and the Company.

    2.13 BENEFIT PLANS; ERISA. (a) SECTION 2.13(a) OF THE DISCLOSURE SCHEDULE contains a true and complete list and description of each of the Benefit Plans, and identifies each of the Benefit Plans that is a Qualified Plan.

    (b) Except as disclosed in SECTION 2.13(b) OF THE DISCLOSURE SCHEDULE, neither MPC, the Company, any Subsidiary, nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA and incurred any withdrawal liability, as that term is defined in Section 4201 of ERISA, for any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder).

    (c) Each of the Benefit Plans is, and its administration is and has been since inception, in compliance with its terms and, where applicable, with ERISA and the Code in all respects, except for such failures to comply which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.

    (d) All contributions and other payments required to be made by Seller, MPC, the Company or any Subsidiary or any ERISA Affiliate as defined in
SECTION 12.01 hereof to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been or will be made. Except as disclosed in SECTION 2.13(d) OF THE DISCLOSURE SCHEDULE all benefit obligations and liabilities under any Benefit Plan have been or will be reflected in Financial Statements in accordance with GAAP.

    (e) Except as disclosed in SECTION 2.13(e) OF THE DISCLOSURE SCHEDULE, to the Knowledge of Seller and MPC, there are no pending claims by or on behalf of any Benefit Plan, by any employee, director, contractor or consultant of MPC (or a beneficiary of such an employee, director, contractor or consultant), which allege violations of Law which, individually or in the aggregate, could reasonably be expected to result in liability on the part of Purchaser, MPC, the Company, any Subsidiary or any ERISA Affiliate as defined in SECTION 12.01 hereof or any fiduciary of any such Benefit Plan material to the Business or Condition of MPC and the Company.

    (f) Except as set forth in SECTION 2.13(f) OF THE DISCLOSURE SCHEDULE, complete and correct copies of the following documents have been made available to the Purchaser prior to the execution of this Agreement:

        (i) the Benefit Plans and any related trust agreements and insurance contracts;

        (ii) current summary Plan descriptions of each Benefit Plan subject to ERISA;

       (iii) the most recent Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

        (iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

        (v) the most recent actuarial report of the qualified actuary of any Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted; and

        (vi) all Governmental or Regulatory Authority filings with respect to any reportable event, excise tax, or other extraordinary event that occurred within the past three years and was related to a Benefit Plan.

    (g) Except as set forth in SECTION 2.13(g) OF THE DISCLOSURE SCHEDULE,
(i) neither MPC, the Company nor any Subsidiary is obligated to pay any benefit under any Benefit Plan solely as a result of a "change in control" as defined in 280G of the Code, (ii) neither MPC, the Company, nor any Subsidiary is obligated to make any payment that would be disallowed as a deduction under 280G or 162(m) of the Code, and (iii) neither this transaction, the Restructuring or the Divestiture shall increase the obligation of MPC, the Company or any Subsidiary to fund benefits accrued or benefits payable under any Benefit Plan.

    2.14 PROPERTY. MPC, the Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all property used in and individually or in the aggregate with other such property material to the Business or Condition of MPC and the Company. All such property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in SECTION 2.14 OF THE DISCLOSURE SCHEDULE, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

    2.15 INTELLECTUAL PROPERTY RIGHTS. MPC, the Company and the Subsidiaries currently own, or have license to use, all Intellectual Property material to the Business or Condition of MPC and the Company without any material restrictions as to use or enjoyment. As soon as possible after the execution hereof, Seller will furnish to Purchaser a list of all such Intellectual Property. Neither MPC, the Company nor any of the Subsidiaries has granted, nor is obligated to grant, any material license, sub-license or assignment in respect of any of the Intellectual Property. Neither MPC, the Company nor any of the Subsidiaries is in breach of any license, sub-license or assignment granted to it in respect of any Intellectual Property, and to the Knowledge of Seller and MPC, the operation of the business of MPC, the Company and each Subsidiary does not infringe upon the intellectual property rights of any other Person, except for such breaches or infringements that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.

    2.16 CONTRACTS. (a) SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts to which MPC, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound:

        (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment for a specified or unspecified term or otherwise relating to employment or the termination of employment;

        (ii) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of MPC, the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with MPC, the Company or any Subsidiary;

       (iii) all material partnership, joint venture, shareholders' or other similar Contracts with any Person other than Contracts listed pursuant to
    (vii) through (xvi) below;

        (iv) all Contracts relating to Indebtedness of MPC, the Company or any Subsidiary in excess of $1,000,000 or to preferred stock issued by MPC, the Company or any Subsidiary (other than Indebtedness owing to or preferred stock owned by MPC, the Company or any wholly-owned Subsidiary);

        (v) all Contracts (other than Contracts listed pursuant to (vii) through (xvi) below) relating to (A) the future disposition or acquisition by MPC, the Company or any Subsidiary of any Assets and Properties individually or in the aggregate in excess of $1,000,000, and
    (B) any merger or other business combination;

        (vi) all collective bargaining or similar labor Contracts;

       (vii) all Contracts active as of June 30, 2000, relating to MPC's purchase of natural gas in its capacity as the natural gas supplier to MPC's utility customers calling for annual payments in excess of, or potentially in excess of $1,000,000 or having a term in excess of one year;

      (viii) all Contracts active as of June 30, 2000, relating to MPC's purchase of electrical power in its capacity as the electrical power supplier to MPC's utility customers calling for annual payments in excess of, or potentially in excess of, $1,000,000 or having a term in excess of one year;

        (ix) all Contracts active as of June 30, 2000, relating to MPC's sale of electric power as a commodity to third party customers calling for annual payments in excess of, or potentially in excess of, $1,000,000 or having a term in excess of one year;

        (x) all Contracts active as of June 30, 2000, relating to MPC's electric transmission system or the Colstrip Transmission System calling for annual payments in excess of, or potentially in excess of, $1,000,000 or having a term in excess of one year;

        (xi) all Contracts active as of June 30, 2000, relating to MPC's natural gas transmission and storage system calling for annual payments in excess of, or potentially in excess of, $1,000,000 or having a term in excess of one year;

       (xii) all material Contracts active as of June 30, 2000, relating to MPC's interest in Milltown Dam;

      (xiii) all material Contracts active as of June 30, 2000, relating to MPC's interest in Colstrip Unit 4;

       (xiv) all material Contracts between MPC and PPL Montana, LLC relating to the generation assets sale transaction between MPC and PPL Montana, LLC which closed on December 17, 1999;

       (xv) all material Contracts active as of June 30, 2000, to which One Call Locators, Ltd. is a party;

       (xvi) all material Contracts active as of June 30, 2000, to which DES is a party;

      (xvii) all Contracts, correspondence and other documents relating to the buy-out negotiations regarding MPC's contracts to purchase power from QFs, including, without limitation, signed letters of intent, whether or not binding on either or both parties thereto, offers and counteroffers;

      (xviii) all Contracts relating to MPC's electric and gas transmission and distribution business, not included in (i) through (xvi) above, under which MPC made payments to the other party in excess of $1,000,000 in 1999 or under which, as of the date of this Agreement, MPC expects to make payments to the other party in excess of $1,000,000 in 2000;

       (xix) all Contracts relating to MPC's electric and gas transmission and distribution business, not included in (i) through (xvi) above, under which MPC received payments from the other party in excess of $1,000,000 in 1999 or under which, as of the date of this Agreement, MPC expects to receive payments from the other party in excess of $1,000,000 in 2000; and

       (xx) all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of MPC, the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) require MPC, the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition.

    (b) Each Contract required to be disclosed in SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of MPC, the Company or a Subsidiary and, to the Knowledge of Seller and MPC, of each other party thereto; and except as disclosed in SECTION 2.16(b) OF THE DISCLOSURE SCHEDULE neither MPC, the Company, any Subsidiary nor, to the Knowledge of Seller and MPC, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Business or Condition of MPC and the Company.

    (c) Prior to the Closing Date, Seller and MPC have furnished or made available to Purchaser a copy of each Contract or other document required to be disclosed in SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE.

    2.17 LICENSES. Each of MPC, the Company and the Subsidiaries has obtained all Licenses used in and, individually or in the aggregate, with other such Licenses material to the Business or Condition of MPC and the Company. Except as disclosed in SECTION 2.17 OF THE DISCLOSURE SCHEDULE:

        (i) MPC or the Company and each Subsidiary owns or validly holds all such Licenses;

        (ii) each such License is valid, binding and in full force and effect;
    and

       (iii) to the Knowledge of Seller and MPC neither MPC, the Company nor any Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any such License in any material respect.

    2.18 INSURANCE. SECTION 2.18 OF THE DISCLOSURE SCHEDULE contains a true and complete list of all material insurance policies currently in effect that insure the business, operations or employees of MPC, the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of MPC, the Company or any Subsidiary. Except as set forth in SECTION 2.18 OF THE DISCLOSURE SCHEDULE and except for failures to maintain insurance that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company, each of MPC, the Company, and the Subsidiaries has been continuously insured with financially responsible insurers, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by MPC, the Company, and the Subsidiaries. Except as set forth in SECTION 2.18 OF THE DISCLOSURE SCHEDULE, neither Seller, MPC, the Company nor any of the Subsidiaries has received any notice of cancellation, termination or suspension with respect to any of their respective insurance policies, except with respect to any cancellation, termination or suspension that, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.

    2.19 AFFILIATE TRANSACTIONS. Except as disclosed in SECTION 2.19 OF THE DISCLOSURE SCHEDULE, as of Closing, neither MPC, the Company nor the Subsidiaries will have any Contractual obligations with respect to Seller or its Affiliates (other than MPC, the Company or the Subsidiaries).

    2.20 LABOR AND EMPLOYMENT MATTERS. Except as disclosed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE, no employee of MPC, the Company or any Subsidiary is presently a member of a collective bargaining unit and, to the Knowledge of Seller and MPC, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of MPC, the Company or any Subsidiary, and, to the Knowledge of Seller and MPC, there are no threatened or pending actions or proceedings before any Governmental or Regulatory Authority relating to such attempts to organize. Since January 1, 1998, there has been no work stoppage, strike or other concerted action by employees of MPC, the Company or any Subsidiary which materially adversely affected the Business or Condition of MPC and the Company. Except as disclosed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE, there are no unfair labor practice charges or other matters pending before the National Labor Relations Board to which either MPC or any of the Subsidiaries is a party.

    2.21 ENVIRONMENTAL MATTERS. (a) Each of MPC, the Company and the Subsidiaries has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of MPC, the Company or such Subsidiary, except where the failure to obtain any such License could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Business or Condition of MPC and the Company. Each of such Licenses is in full force and effect and each of MPC, the Company and the Subsidiaries is in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Law, except where the failure to be in compliance could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Business or Condition of MPC and the Company.

    (b) Except as noted in the Pilko Environmental Reports and as set forth in
SECTION 2.21 OF THE DISCLOSURE SCHEDULE, (i) neither MPC, the Company, nor any Subsidiary has received written notice of violation of an Environmental Law with respect to any of the Assets and Properties of MPC, the Company, or any Subsidiary, which individually, or in the aggregate with other violations of Environmental Laws, would materially adversely affect the Business or Condition of MPC and the Company; (ii) no site or facility now or previously owned, operated, or leased by MPC, the Company, or any Subsidiary is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up, or would require remediation or response under applicable Environmental Laws that would result in expenditures in excess of $500,000 individually, or $1,000,000 in the aggregate; and (iii) to the Knowledge of MPC and Seller, no facts, events or conditions relating to the past or present facilities, properties or operations of MPC, the Company, or any of the Subsidiaries will prevent continued compliance with Environmental Laws or can reasonably be expected to give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, including without limitation any such liabilities or noncompliance relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, which individually or in the aggregate with other such facts, events or conditions, would materially adversely affect the Business or Condition of MPC and the Company.

    2.22 INFORMATION SUPPLIED. The proxy statement relating to the MPC Stockholders' Meeting (as defined in SECTION 4.11), as amended or supplemented from time to time (as so amended and supplemented, the "PROXY STATEMENT"), and any other documents to be filed by MPC with the SEC or any other Governmental or Regulatory Authority in connection with the Restructuring and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of MPC and at the time of the MPC Stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    2.23 VOTE REQUIRED. Assuming the accuracy of the representation and warranty contained in SECTION 3.09, the affirmative vote of the holders of record of at least two-thirds of the issued and outstanding common stock of MPC with respect to the adoption of this Agreement and the Restructuring is the only vote of the holders of any class or series of the capital stock of MPC required to adopt this Agreement and approve the Restructuring and the other transactions contemplated hereby.

    2.24 BROKERS. Except for Goldman, Sachs & Co., whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller and MPC directly with Purchaser without the intervention of any Person on behalf of Seller and MPC in such manner as to give rise to any valid claim by any Person against Purchaser, MPC, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

    2.25 PUBLIC UTILITY HOLDING COMPANY ACT. As of the date of this Agreement, none of the Subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of SECTION 2(a)(5), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively. Neither MPC, the Company nor any Subsidiary is currently regulated under the 1935 Act.

    2.26 REGULATORY FILINGS. All filings (other than immaterial filings) required to be made by MPC or any of the Subsidiaries since January 1, 1997 under the 1935 Act, the Federal Power Act, the Federal Communications Act of 1934 and applicable state Laws, have been timely filed with the SEC, the FERC, the Department of Energy, the FCC or any applicable state public utility commissions (including, to the extent required, the Montana Public Service Commission), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied in all material respects, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.

    2.27 RIGHTS AGREEMENT. As of the date of this Agreement, MPC, or the Board of Directors of MPC, as the case may be, has taken all necessary actions so as to render the Rights Agreement dated March 2, 1999, as amended, inapplicable to the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the Restructuring, the Divestiture and any other transactions contemplated hereby.

    2.28 EFFECT OF RESTRUCTURING. Except as disclosed in Section 2.28 of the Disclosure Schedule, as a consequence of the Restructuring, as of the Closing Date, by operation of law pursuant to Section 35-1-817 and 35-8-1203 of the Montana Code Annotated (1999), the Company will have succeeded to all of MPC's right, title and interest in the Assets and Properties of MPC and constituting the utility business of MPC (the "UTILITY BUSINESS"), as described in that certain Confidential Offering Memorandum dated May 2000 prepared by Goldman, Sachs & Co., except for Assets or Properties acquired or disposed of in compliance with this Agreement, including SECTION 4.07.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller and MPC as follows:

    3.01 CORPORATE EXISTENCE. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

    3.02 AUTHORITY. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

    3.03 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement do not, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

    (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser;

    (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SCHEDULE 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement); or

    (c) except as disclosed in SCHEDULE 3.03 hereto or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

    3.04  GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in
SCHEDULE 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

    3.05 LEGAL PROCEEDINGS. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of any Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

    3.06 PURCHASE FOR INVESTMENT. The Units will be acquired by Purchaser (or, if applicable, its assignee pursuant to SECTION 13.09(b)) for its own account for the purpose of investment, it being understood that the right to dispose of such Units shall be entirely within the discretion of Purchaser

(or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Units, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

    3.07 BROKERS. Except for Credit Suisse First Boston, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

    3.08 FINANCING. Purchaser has sufficient cash and/or available credit facilities or written commitments for credit facilities (and has provided Seller and MPC with evidence thereof) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

    3.09 OWNERSHIP OF THE CAPITAL STOCK. Purchaser does not beneficially own any of the capital stock of MPC.

    3.10 EXON-FLORIO. Purchaser is not a "foreign person" for purposes of the Exon-Florio Amendment.

    3.11 INDEPENDENT EVALUATION. Purchaser is experienced and knowledgeable in the utility business, and is aware of its risks. Purchaser has been afforded the opportunity to examine the materials made available to it by Seller in Seller's offices in Butte, Montana (the "Data Room") with respect to MPC, the Company, its Subsidiaries and their business (the "Background Materials"). The Background Materials include files, or copies thereof, that MPC, the Company and its Subsidiaries have used in their normal course of business and other information about MPC, the Company and its Subsidiaries and their business that MPC, the Company and its Subsidiaries have compiled or generated; however, Purchaser acknowledges and agrees that neither MPC, the Seller nor the Company, the Subsidiaries or other Person has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to MPC, the Company, the Subsidiaries or their business furnished or to be furnished to Purchaser or its representatives by or on behalf of Seller. In entering into this Agreement, Purchaser acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of and the risks associated with the utility business. Purchaser's representatives have visited the offices of Seller and have been given opportunities to examine the Books and Records Seller has made available relating to MPC, the Company, the Subsidiaries and their business. Except as expressly provided in this Agreement, neither Seller nor MPC, the Company nor the Subsidiaries shall have any liability to Purchaser or its Affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, by Purchaser or its Affiliates, agents, representatives or employees of the Background Materials or other information relating to MPC, the Company, the Subsidiaries or their business provided by or on behalf of MPC, any Seller, the Company or its Subsidiaries.

                                   ARTICLE IV
                          COVENANTS OF SELLER AND MPC

    Each of Seller and MPC covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, Seller and MPC will comply with all covenants and provisions of this ARTICLE IV, except to the extent Purchaser may otherwise consent in writing.

    4.01 REGULATORY AND OTHER APPROVALS. Seller and MPC will, and will cause the Company and the Subsidiaries to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, MPC, the Company or any Subsidiary to consummate the transactions contemplated hereby, including without limitation those described in SECTIONS 2.06 AND 2.07 OF THE DISCLOSURE SCHEDULE, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under SECTIONS
5.01 and 5.02. Seller and MPC will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

    4.02 HSR FILINGS. In addition to and not in limitation of Seller's and MPC's covenants contained in SECTION 4.01, Seller and MPC will (a) take promptly all actions necessary to make the filings required of Seller, MPC or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller, MPC or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general. In the event that a suit or objection is instituted by any Person challenging this Agreement and the transactions contemplated hereby as violative of applicable competition and antitrust laws, each of Purchaser and Seller, MPC and the Company shall use commercially reasonable efforts to resist or resolve such suit or objection.

    4.03 INVESTIGATION BY PURCHASER. Seller and MPC will, and will cause the Company and the Subsidiaries to, (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (together, "REPRESENTATIVES") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of MPC, the Company and the Subsidiaries and their Assets and Properties and Books and Records, but only to the extent that such access does not unreasonably interfere with the business and operations of MPC, the Company and the Subsidiaries, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of MPC, the Company and the Subsidiaries as Purchaser or any of such other Persons reasonably may request in connection with such investigation (and permit the copying thereof), except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Seller, MPC, the Company or any Subsidiary or by which any of their respective Assets and Properties is bound.

    4.04 NO SOLICITATIONS. Seller and MPC will not take, nor will they permit the Company, the Subsidiaries or any Affiliate of Seller or MPC (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, MPC, the Company, the Subsidiaries or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to MPC, the Company or any Subsidiary or permitting access to the Assets and Properties and Books and Records of MPC, the Company or any Subsidiary) or accept any offer or inquiry from any Person concerning an Acquisition Proposal. Notwithstanding the foregoing, MPC or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, or
(B) engage in any discussions or negotiations with, or provide any information to any Person in response to an unsolicited bona fide written Acquisition Proposal, by any such Person, if and only to the extent that, in the case of the actions referred to in clause (B), (i) the MPC Stockholders' Meeting shall not have occurred, (ii) the Board of Directors of MPC, concludes in good faith after consultation with its financial advisors and legal advisors, that such Acquisition Proposal would reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of MPC receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement between MPC and Purchaser regarding the sale of the Utility Business and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of MPC notifies Purchaser immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. Seller and MPC agree immediately to cease and cause to be terminated any existing activities, discussions, or negotiations with any parties heretofore conducted with respect to any Acquisition Proposal. Seller and MPC agree to take the necessary steps promptly to inform all such Persons of its obligations hereunder. Nothing in this Section 4.04 shall (x) permit Seller or MPC to terminate this Agreement (except as specifically provided in Article XI), or
(y) affect any other obligation of Seller or MPC under this Agreement.

    4.05 CONDUCT OF BUSINESS. MPC will, and will cause the Company and the Subsidiaries to, conduct business only in the ordinary course consistent with past practice and in compliance with applicable Law and will timely seek renewal of all Licenses and permits required or necessary for the operation of the Utility Business. Without limiting the generality of the foregoing, and other than with respect to, and in connection with, the Restructuring and the Divestiture, MPC will, and will cause the Company and the Subsidiaries to, use commercially reasonable efforts, to the extent the officers of MPC believe such action to be in the best interests of MPC and the Subsidiaries, to (a) preserve intact the present business organization, reputation and franchises of MPC, the Company and the Subsidiaries in all material respects, (b) keep available (subject to dismissals and retirements (including retirements pursuant to MPC's "Special Retirement Program") in the ordinary course of business and consistent with past practice and transfers to any Affiliate of MPC) the services of the key officers and employees of MPC and the Subsidiaries, (c) maintain the Assets and Properties of MPC, the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (d) maintain the good will of key customers, suppliers and lenders and other Persons with whom MPC or any Subsidiary otherwise has significant business relationships.

    4.06 FINANCIAL STATEMENTS AND REPORTS. (a) As promptly as practicable and in any event no later than forty five (45) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, MPC will deliver to Purchaser true and complete copies of the unaudited consolidated balance sheet and the related unaudited consolidated statement of operations of MPC and the Subsidiaries, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements.

    (b) As promptly as practicable, MPC will deliver to Purchaser true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared or received by MPC, the Company or any Subsidiary relating to the business or operations of MPC, the Company or any Subsidiary.

    4.07 CERTAIN RESTRICTIONS. MPC will, and will cause the Subsidiaries to refrain from:

    (a) except as disclosed in SECTION 4.07(a) OF THE DISCLOSURE SCHEDULE, and except as may be necessary or desirable in connection with the Restructuring, amending their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

    (b) except as disclosed in SECTION 4.07(b) OF THE DISCLOSURE SCHEDULE, and except as may be necessary or desirable in connection with the Restructuring, authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any Option with respect to MPC, the Company or any Subsidiary, or modifying or amending any right of any holder of outstanding shares of capital stock of or Option with respect to MPC, the Company or any Subsidiary;

    (c) except for (i) the declaration of regular quarterly cash dividends on the MPC common stock not to exceed twenty (20) cents per share, and (ii) the payment of dividends required to be paid in respect of MPC outstanding preferred stock, declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of MPC, the Company or any Subsidiary or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option with respect to MPC, the Company or any Subsidiary;

    (d) except as disclosed in SECTION 4.07(d) OF THE DISCLOSURE SCHEDULE and as specified in the Budget, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties individually or in the aggregate material to the Business or Condition of MPC and the Company;

    (e) except (i) as disclosed in SECTION 4.07(e) OF THE DISCLOSURE SCHEDULE, and (ii) in the ordinary course of business consistent with past practices, the Budget and the terms and provisions of this Agreement, entering into, or in any material respect amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contract to which MPC, the Company or any Subsidiary is a party which is material to the Business or Condition of MPC and the Company;

    (f) other than as specified in the Budget, (i) voluntarily incurring Indebtedness in an aggregate principal amount exceeding $5,000,000 (other than refinancings where the principal amount refinanced is no greater than the amount repaid), or (ii) purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Indebtedness in an aggregate principal amount exceeding $1,000,000 (in either case other than Indebtedness of MPC, the Company or a Subsidiary owing to MPC, the Company or a wholly-owned Subsidiary); PROVIDED, HOWEVER, that MPC, Seller, the Company and the Subsidiaries may take any and all actions necessary or appropriate to terminate the Employee Stock Ownership Plan portion of the MPC 401(k) Plan, and to prepay any outstanding Indebtedness of MPC, the Company and the Subsidiaries attributable to such Employee Stock Ownership Plan;

    (g) other than in connection with the Restructuring, engaging with any Person in any merger or other business combination;

    (h) except as set forth in the Budget, making (1) capital expenditures or commitments for additions to property, plant or equipment constituting capital assets or (2) making expenditures with respect to operations and maintenance or incurring general and administrative expenses, in each case in an aggregate amount exceeding $1,000,000;

    (i) except to the extent required by applicable Law or reasonably and in good faith believed by the officers of MPC or the Company to be in the best interests of MPC, the Company and the Subsidiaries (and subject in each case to prior written notice to, and consultation with, Purchaser), making any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

    (j) other than in the ordinary course of business or to the extent required by applicable Law (including without limitation, the duty to bargain in good faith under any collective bargaining agreement) (and subject in each case to prior written notice to, and consultation with, Purchaser), adopting, entering into or becoming bound by any material Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan (other than the Employee Stock Ownership Plan portion of the MPC 401(k) Plan), employment-related Contract or collective bargaining agreement if such action will result in material additional cost to MPC;

    (k) making any change in its fiscal year;

    (l) except as set forth in the Budget, making any loans or advances by it to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or owning, purchasing or acquiring stock, obligations or securities of, or any other interest in, or make any capital contributions to, any Person;

    (m) effectuating a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Act, affecting in whole or in part any site of employment, facility, operating unit or employee of MPC, the Company or any Subsidiary;

    (n) paying, discharging or satisfying any claims, liabilities or obligations (obsolete, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet comprising the Interim Financial Statements;

    (o) making or changing any Tax election, filing any amended Tax Return, settling or compromising any federal, state, local or foreign Tax liability, changing any annual Tax accounting period, changing any method of Tax accounting, entering into any closing agreement relating to any Tax, surrendering any right to claim a Tax refund, or consenting to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case in a manner which could reasonably be expected to have material adverse effect on Purchaser, the Company or the Subsidiaries for any post Closing period; or

    (p) selling any cushion gas other than sales in accordance with prudent utility practices, the proceeds of which will remain with, or be used for the benefit of, MPC; or

    (q) entering into any Contract to do or engage in any of the foregoing.

    Notwithstanding any provision to the contrary, nothing in this SECTION 4.07 or SECTION 4.05 shall require MPC, Seller or the Company to revise, dishonor or delay performance of any obligation under agreements in existence prior to the date hereof.

    4.08 AFFILIATE TRANSACTIONS. Except as disclosed in SECTION 4.08 OF THE DISCLOSURE SCHEDULE, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between Seller, any officer, director or Affiliate (other than MPC, the Company or any Subsidiary) of Seller, on the one hand, and MPC, the Company or any of the Subsidiaries, on the other (each an "AFFILIATE CONTRACT"), including the policy among the members of the MPC Affiliated Group as described in SECTION 2.10(d) OF THE DISCLOSURE SCHEDULE, will be paid in full. With respect to any Affiliate Contract disclosed in
SECTION 4.08 OF THE DISCLOSURE SCHEDULE or entered into after the date hereof, which provides for the provision of services to MPC, the Company or any Subsidiary, Seller and MPC will, at Purchaser's election prior to the Closing Date, either
(i) terminate such Contract or cause it to be terminated, effective as of the Closing Date, or (ii) cause such Contract to provide, effective as of the Closing Date, that the same is terminable at the option of MPC, the Company or the Subsidiary, as applicable, upon not more than 30 days prior notice or such shorter period as may be provided for under the existing provisions of such Contract.

    4.09 FULFILLMENT OF CONDITIONS. Seller and MPC will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

    4.10 COMPLETION OF RESTRUCTURING. Seller and MPC will use their best efforts to cause the Restructuring to become effective prior to the Closing.

    4.11 PREPARATION AND MAILING OF PROXY STATEMENT. As soon as practicable after the date of this Agreement, MPC shall prepare and mail the Proxy Statement to the holders of MPC capital stock entitled to vote at the meeting of the stockholders of MPC to be called by MPC for the purpose of obtaining the MPC Stockholders Approval (the "MPC STOCKHOLDERS' MEETING") at the earliest practicable time following the date hereof.

    4.12 APPROVAL OF MPC STOCKHOLDERS. MPC shall, through its Board of Directors, duly call, give notice of, convene and hold the MPC Stockholders Meeting for the purpose of voting on the approval and adoption of this Agreement and the Restructuring (the "MPC STOCKHOLDERS' APPROVAL") as soon as reasonably practicable after the date hereof. Subject to the following sentence MPC shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of MPC that the stockholders of MPC approve and adopt this Agreement and the Restructuring, and shall use its best efforts to obtain such approval and adoption. The Board of Directors of MPC shall not withdraw, amend or modify in a manner adverse to Purchaser its recommendation referred to in the preceding sentence (or announce publicly its intention to do so), except that such Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if: (i) Seller and MPC have complied with SECTION 4.04; (ii) an unsolicited Superior Proposal shall have been proposed by any Person other than Purchaser and such proposal is pending at the time of such withdrawal, amendment or modification; and (iii) MPC shall have notified Purchaser in writing of such Superior Proposal at least three (3) Business Days in advance of such withdrawal, amendment or modification.

    4.13 COMPLETION OF THE DIVESTITURE. Seller and MPC will use their commercially reasonable efforts to cause the Divestiture to be completed prior to the Closing.

    4.14 REGULATORY PROCEEDINGS. Seller, MPC and the Company will take commercially reasonable steps to enable Purchaser to participate as a party in interest in all current and future FERC proceedings and PSC proceedings, including but not limited to, stranded costs, default supplier rules, regional transmission organizations and electric and gas rate increase requests. In the event that applicable rules will not allow Purchaser to so participate in such proceedings, Seller, MPC and the Company agree to furnish Purchaser with all documentation filed in connection therewith and to consult and cooperate with Purchaser on an ongoing basis regarding the conduct thereof.

    4.15 SALE OF COLSTRIP 1, 2, AND 3 TRANSMISSION SYSTEM. Seller and MPC will use their commercially reasonable efforts to consummate the sale of the interest in the Colstrip 1, 2, and 3 Transmission System to PPL Montana LLC for the agreed consideration of $97 million cash and the proceeds of which will remain with, or be used for the benefit of, MPC.

    4.16 QF CONTRACTS. Seller and MPC agree to advise, consult and cooperate with Purchaser regarding all negotiations for the buyout or buydown of QF contracts and promptly furnish copies to Purchaser of all new letters of intent and definitive agreement for the buyout or buydown of QF contracts.

    4.17 MPC BENEFIT RESTORATION PLANS. Seller and MPC agree that, from and after the date of this Agreement, Seller and MPC will not allow any new participant in the MPC Benefit Restoration Plan for Senior Executives or the MPC Benefit Restoration Plan for Directors nor amend or modify the terms of such plans other than to transfer participants or obligations out of such plans to Seller or its Affiliates in a manner that results in no liability to Purchaser.

    4.18 POWER SUPPLY. Seller and MPC agree to advise, consult and cooperate with Purchaser regarding steps to be taken to manage power supply risks, including (i) securing power to replace that currently supplied under the wholesale buyback agreement with PPL Montana LLC that expires on June 30, 2001,
(ii) supplying MPC's residual customer load in full in the event the PSC proceeding on default supplier rules is not resolved by June 30, 2001, or if MPC's default supplier role is extended beyond July 1, 2002, and (iii) securing power to serve MPC's power supply obligations to Advanced Silicon
Materials, Inc. Seller and MPC agree to take reasonable and prudent steps to mitigate such risk, including contracting for additional power supply, and to consult and cooperate with Purchaser in the taking of such steps.

    4.19 GENERATION SALE PROCEEDS. Seller and MPC agree to maintain the net after tax cash proceeds from the sale of generation and related assets to PPL Montana LLC, after reduction for unrecovered regulatory assets, as cash reserves (which as of the date hereof, shall not be less than $55,000,000) and not to apply the same except as mandated by the PSC or FERC final order (or if such order is appealed by the final non-appealable order of the applicable court with jurisdiction over such appeal) on stranded cost recovery or as otherwise consented to by Purchaser.

    4.20 REGIONAL TRANSMISSION ORGANIZATION AND INDEPENDENT TRANSMISSION COMPANY. Seller and MPC agree to advise, consult and cooperate with Purchaser regarding all negotiations and agreements for the potential inclusion of MPC or the Company in any Independent Transmission Company or Regional Transmission Company or Regional Transmission Organization. Seller and MPC agree to promptly furnish Purchaser copies of all agreements regarding the Independent Transmission Company or Regional Transmission Organization.

    4.21 NOTIFICATION OF CERTAIN MATTERS. Seller and MPC shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller and MPC, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller, MPC, the Company, or any Subsidiary or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be completed with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 4.21 shall not limit or otherwise affect the remedies available hereunder to the party entitled to receive such notice.

    4.22 CONFIDENTIALITY AND STANDSTILL AGREEMENTS. From the date hereof to the Closing Date, neither Seller, MPC, nor the Company shall terminate, amend, modify or waive any provisions of any confidentiality or standstill agreement relating to the Utility Business to which it is a party or by which it is bound. During such period, Seller, MPC and the Company each shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including but not limited to, by obtaining injunctive relief to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                                   ARTICLE V
                             COVENANTS OF PURCHASER

    Purchaser covenants and agrees with Seller and MPC that, at all times from and after the date hereof until the Closing and, in the case of SECTION 5.04 and
SECTION 5.07, thereafter, Purchaser will comply with all covenants and provisions of this ARTICLE V, except to the extent Seller and MPC may otherwise consent in writing.

    5.01 REGULATORY AND OTHER APPROVALS. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those disclosed in SCHEDULES 3.03 and 3.04 hereto, and those that may be required in connection with the transaction structure contemplated by SECTION 5.08, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller, the Company and the Subsidiaries in connection with the performance of their obligations under SECTIONS 4.01 and 4.02. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

    5.02 HSR. In addition to and without limiting Purchaser's covenants contained in SECTION 5.01, Purchaser will (i) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with Seller in connection with Seller's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

    5.03  [INTENTIONALLY OMITTED.]

    5.04  EMPLOYEE MATTERS.

    (a) CONTINUATION OF COMPENSATION AND BENEFITS. Except as otherwise provided in this SECTION 5.04, during the period from the Closing Date until twenty-four months following the Closing Date, the Purchaser will maintain, or shall cause the Company and the Subsidiaries to maintain, base salary, wages, compensation levels (including, without limitation, incentive compensation or comparable cash equivalent plan) and employee pension and welfare benefit plans and programs for the benefit of the employees of MPC, the Company and the Subsidiaries, which, in the aggregate, are at least equal to, or equivalent in value to, the base salary, wages, compensation levels, and Benefit Plans listed in SECTION 2.13(a) OF THE DISCLOSURE SCHEDULE provided to the employees of MPC, the Company and the Subsidiaries on the date of this Agreement, plus any base salary and wage adjustments made in the ordinary course of business between the date of this Agreement and the Closing Date.

    (b) SERVICE CREDIT. The Purchaser shall provide, or shall cause the Company and the Subsidiaries to provide, each employee of MPC, the Company and the Subsidiaries with credit for all service with MPC, the Company and the Subsidiaries for all purposes under each employee benefit plan, program, or arrangement of the Purchaser or its Affiliates in which such employee is eligible to participate, except to the extent that such service credit would result in a duplication of benefits with respect to the same period of service.

    (c) BONUSES; INCENTIVE COMPENSATION. The Purchaser shall maintain, or shall cause the Company and the Subsidiaries to maintain, the bonus plans and other incentive compensation plans and programs maintained by Seller and/or any of its Affiliates or comparable cash equivalent plans in which the employees of MPC, the Company and the Subsidiaries are eligible to participate (including terminated or retired employees) who remain eligible to participate under the terms of such plans, as in effect on the date of this Agreement, through the end of the calendar year in which the Closing Date occurs, with the bonuses and incentive compensation to be paid thereunder by Purchaser and/or its Affiliates determined (i) in accordance with calculation methods directed by Seller, such methods to be consistent with the terms of such incentive compensation plans in effect on the date of this Agreement and MPC's, the Company's and the Subsidiaries' past practices, as appropriate, and (ii) in such a manner so that the effects of the transaction contemplated by this Agreement will not unduly burden or benefit the employees of MPC, the Company and the Subsidiaries.

    (d)  SEVERANCE POLICY; OTHER AGREEMENTS.  Except as disclosed in
SECTION 5.04(d) OF THE DISCLOSURE SCHEDULE, if the employment of any employee of the Company or a Subsidiary, is terminated within twenty-four months after the Closing Date by (i) action of the Purchaser or any of its Affiliates other than for Cause or (ii) action of an employee following (A) a reduction in such employee's base salary equal to or greater than fifteen percent (15%) or
(B) such employee's decision not to relocate more than fifty (50) miles from his or her then current job location, then Purchaser shall pay, or shall cause the Company or the affected Subsidiary to pay, each such employee a lump sum severance benefit (less required tax withholding and other withholding obligations required by Law) in an amount equal to the sum of (x) ten percent (10%) of such employee's base salary multiplied by such employee's "years of service" up to a maximum of one hundred percent (100%) of such base salary, plus
(y) six thousand dollars ($6,000). For purposes of the foregoing, "years of service" shall mean the employee's aggregate total years of service (pro-rated to the date of termination) with MPC, the Purchaser and any of their respective Affiliates. Notwithstanding the foregoing, for those employees disclosed in
SECTION 5.04(d) OF THE DISCLOSURE SCHEDULE who are parties to an individual change in control severance agreement with MPC, the terms of such agreement shall apply with respect to any termination of such employee, and the consummation of the transaction contemplated by this Agreement will be deemed to constitute a "Change in Control" for purposes of each such agreement. The Purchaser shall honor, or shall cause the Company and the Subsidiaries to honor, all such individual change in control severance agreements with such employees, and the Purchaser shall be liable for any amount(s) or benefit(s) due thereunder.

    (e) BENEFIT PLAN OBLIGATIONS. The Purchaser shall be, or shall cause the Company and the Subsidiaries to be, responsible for all obligations existing on the Closing Date (including, without limitation, any such obligations that have been incurred but not yet paid) under any Benefit Plan (including, without limitation, all health and welfare, life insurance and disability plans and programs) applicable to the employees and former employees of MPC, the Company and the Subsidiaries and to certain former employees of Affiliates of MPC, as disclosed in SECTION 5.04(e) OF THE DISCLOSURE SCHEDULE (collectively, the "COVERED PARTICIPANTS") and their covered dependents. Effective as of the Closing Date, Seller and its Affiliates (other than MPC, the Company or any Subsidiary) shall have no liability or responsibility for any obligation under any Benefit Plan applicable to the Covered Participants and their covered dependents with respect to claims incurred by the Covered Participants or their covered dependents prior to the Closing Date under each Benefit Plan. Expenses and benefits with respect to claims incurred by the Covered Participants or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, and, in the case of short-term or long-term disability benefits, when the disability occurs. The Purchaser shall, or shall cause the Company and the Subsidiaries to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Participants and their covered dependents under any Benefit Plan, in which such Covered Participants and their covered dependents may be eligible to participate after the Closing Date and (ii) provide each Covered Participant and their covered dependents with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Benefit Plan in which such Covered Participants and their covered dependents are eligible to participate after the Closing Date.

    (f) MPC 401(k) PLAN. Effective as of the Closing Date, Purchaser shall sponsor and maintain, or shall cause the Company to sponsor and maintain, the MPC 401(k) Plan, or a comparable Qualified Plan (with the employer contribution being made in cash not shares), for the eligible participants and beneficiaries (including continuing the Seller stock investment fund for the exclusive benefit of the eligible participants and beneficiaries who had balances in such fund on the Closing Date) for at least twenty-four months after the Closing Date. Effective as of the Closing Date, employees of the Seller and its Affiliates (other than MPC, the Company and the Subsidiaries) shall cease to accrue benefits and service credits under the MPC 401(k) Plan. To the extent Purchaser sponsors or maintains a comparable plan rather than the MPC 401(k) Plan, such comparable plan shall provide for the acceptance of a trust to trust transfer and rollover distributions from MPC Qualified Plans and/or conduit individual retirement accounts established by such participants and beneficiaries.

    (g) MPC PENSION PLAN. Effective as of the Closing Date, Purchaser shall sponsor and maintain, or shall cause the Company to sponsor and maintain, the Montana Power Company Pension Plan (the "MPC PENSION PLAN"), or a comparable plan, for eligible participants and beneficiaries for at least twenty-four months after the Closing Date. Effective as of the Closing Date, employees of the Seller and its Affiliates (other than MPC, the Company and the Subsidiaries) shall cease to accrue benefits under the MPC Pension Plan.

    (h) SUPPLEMENTAL RETIREMENT PLANS. Except as disclosed in SECTION 5.04(h) OF THE DISCLOSURE SCHEDULE, effective as of the Closing Date the Purchaser shall maintain and shall be responsible for, or shall cause the Company and the Subsidiaries to maintain and be responsible for, all current and future obligations of MPC, the Company and the Subsidiaries under any supplemental pension benefit or benefit replacement or restoration plan, program or individual arrangement maintained by MPC, the Company and the Subsidiaries as in effect on the Closing Date.

    (i) STOCK OPTION OBLIGATION. On the Closing Date, each unvested stock option on MPC common stock issued under any plan or program of MPC or its Affiliates under which the employees of MPC, the Company and the Subsidiaries have previously been awarded stock options on MPC common stock (an "MPC STOCK OPTION") shall be cancelled, and the holder thereof shall be entitled to receive on the Closing Date or as soon as practicable thereafter, from the Purchaser as consideration for such cancellation, either (i) stock options of substantially equivalent value ("SUBSTITUTE STOCK OPTIONS") to such holder's MPC Stock Options (with Seller reserving reasonable discretion to determine whether such Substitute Stock Options are of "substantially equivalent value"), or (ii) an amount in cash (less required tax withholding and other withholding obligations required by Law) equal to the product of (x) the number of shares previously subject to such MPC Stock Option and (y) the excess, if any, of the market price per share (the average of the high and low prices of the underlying MPC common stock as reported on the New York Stock Exchange Composite Tape on the Closing
Date) over the exercise price per share of the cancelled MPC Stock Option; PROVIDED, HOWEVER, that if the Purchaser provides Substitute Stock Options in accordance with (i) of this paragraph, then the Purchaser shall pay, or shall cause the Company or the Subsidiaries to pay, in cash to any employee of MPC, the Company and the Subsidiaries who receives Substitute Stock Options, but whose employment terminates before such Substitute Stock Options vest under circumstances that would entitle the employee to the benefit described in
SECTION 5.04(d), the amount computed under (ii) above as of the Closing Date.

    (j) RETIREE BENEFITS. Except as disclosed in SECTION 5.04(j) OF THE DISCLOSURE SCHEDULE, effective as of the Closing Date, the Purchaser shall maintain and shall be responsible for, or shall cause the Company and the Subsidiaries to maintain and be responsible for, all current and future obligations of MPC, the Company and the Subsidiaries with respect to (i) any post-retirement health or welfare benefit plan, program or arrangement maintained by MPC, the Company and the Subsidiaries as in effect on the Closing Date and (ii) the utility discount provided to certain retired employees and certain other employees, as disclosed in SECTION 5.04(j) OF THE DISCLOSURE SCHEDULE, of MPC, the Company and the Subsidiaries. The post retirement health and welfare benefits described in (i) above shall be continued for their full terms as provided in the applicable plan, program or arrangement as in effect on the Closing Date, and the utility discount described in (ii) above shall be continued at least until residential customer choice for electric and natural gas utility service is fully implemented in Montana.

    (k) COLLECTIVE BARGAINING AGREEMENTS. The wages, compensation levels and employee pension and welfare benefit plans and programs for the benefit of employees of MPC, the Company and the Subsidiaries who are covered by a collective bargaining agreement shall be governed by the terms of such collective bargaining agreement, except (i) to the extent that an employee is eligible for the benefits provided under SECTION 5.04(c) and/or
SECTION 5.04(d)and (ii) SECTION 5.04(b) shall apply with respect to all such employees. To the extent that the terms or provisions of any such collective bargaining agreement conflict with any of the terms or provisions of this Agreement, the terms or provisions of the collective bargaining agreement shall govern.

    (l) CONTINUING OBLIGATION. If the Purchaser sells or otherwise disposes of all or substantially all of the stock or assets of the Company within twenty-four months of the Closing Date, or such other longer time period as may be applicable to any individual change in control severance agreement, the Purchaser shall, in connection with such disposition cause the transferee of such stock or assets to honor the provisions of this SECTION 5.04 until twenty-four months after the Closing Date, or such other longer time period as may be applicable under any individual change in control severance agreement.

    5.05 FULFILLMENT OF CONDITIONS. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

    5.06 COMMUNICATION BETWEEN THE PARTIES. If Purchaser develops information prior to the Closing Date that leads Purchaser to believe that Seller has breached a representation or warranty under this Agreement, Purchaser shall inform Seller of such potential breach as soon as possible, but in any event, at or prior to Closing.

    5.07 CHARITABLE CONTRIBUTIONS. During the period from the Closing Date until twenty-four months following the Closing Date, Purchaser shall, or shall cause the Company and the Subsidiaries to, continue to provide charitable contributions or other financial support for non-profit organizations and educational institutions as disclosed in SECTION 5.07 OF THE DISCLOSURE SCHEDULE, in amounts substantially comparable to MPC's past practices as set forth in SECTION 5.07 OF THE DISCLOSURE SCHEDULE taking into account the Restructuring and the Divestiture.

    5.08 TRANSACTION STRUCTURE. Purchaser may determine, in its discretion, to obtain the approval of the SEC under the 1935 Act, or to make the requisite filing within the SEC under Rule 2 of the 1935 Act, to consummate the transactions contemplated by this Agreement pursuant to an exempt holding company structure under the 1935 Act.

                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser hereunder to purchase the Units are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

    6.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller and MPC in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date; except for such failures of representations and warranties to be true and correct (without regard to any materiality qualifier therein) that, individually or in the aggregate, could not result in a material adverse effect to the Business or Condition of MPC and the Company.

    6.02 PERFORMANCE. Seller and MPC shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller and MPC at or before the Closing.

    6.03 OFFICERS' CERTIFICATES. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of Seller by the Chairman of the Board, the President or any Executive or Senior Vice President of Seller, substantially in the form and to the effect of EXHIBIT A hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of EXHIBIT B hereto.

    6.04 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

    6.05 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority set forth in SCHEDULES 3.03 and 3.04 necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, other than those referred to in SECTION 5.08, shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

    6.06 THIRD PARTY CONSENTS. The consents (or in lieu thereof waivers) listed in SECTION 6.06 OF THE DISCLOSURE SCHEDULE shall have been obtained and shall be in full force and effect.

    6.07 COMPLETION OF THE RESTRUCTURING. The Restructuring shall have been completed.

    6.08 ASSIGNMENT OF CONTRACTS. All rights and obligations under those Contracts listed on SCHEDULE 6.08 hereto shall have been duly and validly assigned to the Company or the Subsidiaries by MPC and any required third party consents shall have been obtained.

    6.09 BENEFITS PLANS. All Benefits Plans listed on SCHEDULE 6.09 OF THE DISCLOSURE SCHEDULE hereto shall either have been terminated to the satisfaction of Purchaser or transferred to Seller in a manner that results in no liability to Purchaser.

    6.10 RESIGNATION OF SELLER AS MANAGER OF THE COMPANY. Immediately prior to Closing, Seller shall have resigned as manager of the Company.

                                  ARTICLE VII
                      CONDITIONS TO OBLIGATIONS OF SELLER

    The obligations of Seller hereunder to sell the Units are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

    7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

    7.02 PERFORMANCE. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

    7.03 OFFICERS' CERTIFICATES. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the Chairman of the Board, the President or any Executive or Senior Vice President of Purchaser, substantially in the form and to the effect of EXHIBIT C hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of EXHIBIT D hereto.

    7.04 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

    7.05 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority set forth in SECTIONS 2.06 AND 2.07 OF THE DISCLOSURE SCHEDULE necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

    7.06 THIRD PARTY CONSENTS. The consents (or in lieu thereof waivers) listed in SECTION 7.06 OF THE DISCLOSURE SCHEDULE shall have been obtained and shall be in full force and effect.

                                  ARTICLE VIII
                       TAX MATTERS AND POST-CLOSING TAXES

    8.01 TAX RETURNS. (a) Seller and MPC will include the income of the Company and the Subsidiaries (including any deferred income triggered into income by Treas. Reg. section 1.1502-13 and any excess loss accounts taken into account under Treas. Reg. section 1.1502-19) on Seller's or MPC's consolidated, combined or unitary federal or state or local Tax Returns for all periods through the Closing Date. Seller shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for MPC, the Company and the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date in accordance with past custom and practice. The Company and the Subsidiaries will furnish Tax information to Seller for inclusion in the relevant Tax Returns in accordance with the past custom and practice of MPC, the Company and the Subsidiaries. Seller shall pay all amounts shown as owing on such Tax Returns, and shall be liable for all such Taxes for periods ending on or prior to the Closing Date.

    (b) Purchaser shall prepare or cause to be prepared and Purchaser shall file or cause to be filed any Tax Returns of MPC, the Company and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date in accordance with past custom and practice. Purchaser will allow Seller an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to MPC, the Company and the Subsidiaries. Purchaser will take no position on such Tax Returns that relate to MPC, the Company and the Subsidiaries that would materially adversely affect Seller after the Closing Date without the prior written consent of Seller. Seller will furnish Tax information to Purchaser for inclusion in the relevant Tax Returns in accordance with the past custom and practice of MPC, the Company and the Subsidiaries. Seller shall pay to Purchaser within fifteen Business Days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of the amounts shown as owing on such Tax Returns which relates to the portion of such Tax period ending on the Closing Date to the extent such amounts are not reflected in a reserve (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax) for tax liability on MPC's, the Company's or the Subsidiaries' financial statements made available to the Purchaser pursuant to SECTION 2.09(ii) or
SECTION 4.06 hereof. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Income Tax, be deemed to be equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made by Purchaser in a manner consistent with prior practice of MPC, the Company and the Subsidiaries. Seller shall be liable for Taxes of MPC, the Company and the Subsidiaries which are attributable to periods ending on or prior to the Closing Date pursuant to this SECTION 8.01(b) to the extent such Taxes are not reflected in a reserve (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax) for tax liability on MPC's, the Company's or the Subsidiaries' financial statements made available to the Purchaser pursuant to SECTION 2.09(ii) or SECTION 4.06 hereof. Purchaser shall be liable for Taxes of the Company and the Subsidiaries which are attributable to periods after the Closing Date pursuant to this SECTION 8.01(b).

    (c) As soon as reasonably practicable after the signing of this Agreement, Seller will deliver to Purchaser true and correct copies of the federal Income Tax workpapers of the Subsidiaries, Income Tax Returns of the Subsidiaries filed on a stand alone basis within any State, and the Canadian Income Tax Returns of CMPL, each with respect to the Tax periods from 1997 through 1999.

    8.02 NOTICE OF AUDIT. Seller and Purchaser agree that if any of them receives any notice of an audit or examination from any Governmental or Regulatory Authority with respect to Taxes of MPC, the Company, or the Subsidiaries for any taxable period or portion thereof ending on or prior to the Closing Date, then the recipient of such notice shall, within ten days of the receipt thereof, notify and provide copies of such notice to the other party, as the case may be, in accordance with the notice provisions of SECTION 13.01.

    8.03 TAX ADJUSTMENTS. (a) Any Tax refunds that are received by Purchaser or MPC, Seller, the Company or any Subsidiary, and any amounts credited against Tax to which Purchaser or MPC, Seller, the Company or any Subsidiary become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within fifteen days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Purchaser or MPC, Seller, the Company or any Subsidiary of any amount accrued on MPC's, Seller's, the Company's or any Subsidiary's financial statements made available to Purchaser pursuant to
SECTION 2.09(a)(ii) or SECTION 4.06 hereof, Purchaser shall pay such amount to Seller within fifteen days after receipt or entitlement thereto.

    (b) Any increase in Tax liability of MPC, the Company or any Subsidiary which is the responsibility of Seller under the provisions of SECTION 8.01(a) or
SECTION 8.01(b) shall be paid by Seller to Purchaser or the relevant Governmental or Regulatory Authority as appropriate. Seller has the right to control the handling and disposition of the audit and any related administrative or court proceeding which might give rise to such increase in Tax liability of MPC, the Company or any Subsidiary; PROVIDED, HOWEVER, that the Seller will not enter into any compromise or agreement to settle any Tax claim pursuant to a Tax audit or proceeding which could reasonably be expected to have a material adverse effect on Purchaser, the Company, MPC, or the Subsidiaries for any post Closing period without the prior written consent of Purchaser (which shall not be unreasonably withheld). Purchaser shall, and shall cause the Company and the Subsidiaries to, cooperate fully with Seller with respect to the handling and disposition of any such audit or related administrative or court proceeding.

    (c) Any increase or decrease in Taxes of MPC, the Company or any Subsidiary resulting from adjustments made for periods after the Closing Date shall be for the account of Purchaser.

    8.04 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving MPC, the Company or the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, MPC, the Company and the Subsidiaries shall not be bound thereby or have any liability thereunder.

    8.05 TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, Seller will, if necessary, join in the execution of any such Tax Returns and other documentation.

    8.06 POST-CLOSING ELECTIONS. At Seller's request, the Purchaser will cause the Company and its Subsidiaries to make and/or join with Seller in making any tax election if the making of such election does not have a material adverse impact on the Purchaser, the Company or the Subsidiaries for any post-acquisition period.

    8.07 POST-CLOSING TRANSACTIONS NOT IN THE ORDINARY COURSE. Purchaser and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Purchaser's purchase of the Units of the Company on Purchaser's federal income tax return to the extent permitted by Treas. Reg. section 1.1502-76(b)(1)(B).

    8.08 ALLOCATION OF PURCHASE PRICE. (a) To the extent that Purchaser and Seller make a Code section 338(h)(10) election (and any corresponding elections under state, local or foreign Tax Law) as provided in SECTION 8.09 of this Agreement, Purchaser and Seller shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, Purchaser shall, within 150 days of the Closing Date, prepare for Seller's review Internal Revenue Service Form 8023, any attachments to be filed therewith, and an allocation of the purchase price attributable thereto, all in accordance with applicable Laws. Upon Seller's approval (which shall not be unreasonably withheld or delayed), Purchaser and Seller shall jointly execute such form. Purchaser, Seller, MPC, the Company and the Subsidiaries will file all Tax Returns (including all amended returns and claims for refund) and information reports in a manner consistent with such form.

    (b) Purchaser shall, within 150 days of the Closing Date, prepare for Seller's review Internal Revenue Service Form 8594, and any attachments to be filed therewith, in accordance with applicable Laws. Upon Seller's approval (which shall not be unreasonably withheld), Purchaser and Seller shall each file such Form 8594 with their Income Tax Returns for the year in which Closing occurs. Purchaser, Seller, MPC, the Company and the Subsidiaries will file all Tax Returns (including all amended returns and claims for refund) and information reports in a manner consistent with the allocation contained on such Form 8594.

    8.09 SECTION 338(H)(10) ELECTION. At Purchaser's option (which must be exercised by written notice to Seller on or before the Closing Date) Seller will join with Purchaser in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) with respect to the purchase and sale of the stock of any of the Subsidiaries hereunder (other than CMPL).

    8.10 SECTION 338(G) ELECTION. At Purchaser's option, Purchaser shall make an election under Code Section 338(g) (and any corresponding election under state, local, or foreign tax law) with respect to the purchase of the stock of CMPL hereunder.

    8.11 NONFOREIGN AFFIDAVIT. Seller shall furnish Purchaser an affidavit, stating under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person pursuant to Code Section 1445(b)(2).

    8.12 CODE SECTION 754 ELECTION. At Purchaser's request, with respect to any interest in a Person that is taxed as a partnership for federal Income Tax purposes (a "Partnership") that Purchaser acquires hereunder, Seller agrees to cause any such Partnership (if Seller has control over such Partnership) to make a Code section 754 election for the Tax period in which the purchase of the Units occurs.

                                   ARTICLE IX
                       SURVIVAL; NO OTHER REPRESENTATIONS

    9.01  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS. Except as otherwise set forth herein, the representations, warranties, covenants and agreements contained in this Agreement shall not survive Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to the Closing Date or after the Closing Date, on the part of either party or its officers, directors, employees, agents and Affiliates. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

    9.02 NO OTHER REPRESENTATIONS. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that neither Seller, MPC nor anyone on their behalf, including its advisor Goldman, Sachs & Co. is making any representation or warranty whatsoever, express or implied, except any representation or warranty contained in ARTICLE II and in any certificate delivered pursuant to SECTION 6.03. In particular, neither Seller nor MPC makes any representation or warranty to Purchaser with respect to
(i) the information set forth in the Confidential Offering Memorandum dated
May 2000 prepared by Goldman, Sachs & Co. or (ii) any financial projection or forecast relating to the Business or Condition of MPC and the Company. With respect to any projection or forecast delivered by or on behalf of Seller or MPC to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against Seller with respect thereto.

                                   ARTICLE X
                                INDEMNIFICATION

    10.01  TAX INDEMNIFICATION.

    (a) Seller agrees to indemnify, defend and hold harmless, Purchaser, any Affiliate of Purchaser and their officers, directors, employees, stockholders, representatives and agents, including after the

Closing Date, the Company, and the Subsidiaries (collectively "PURCHASER INDEMNITEES") from and against any Adverse Consequences the Purchaser Indemnitees may suffer resulting from, arising out of, or relating to any liability of Seller, the Company, MPC, and the Subsidiaries (x) for any Taxes of the Seller, the Company, MPC and any member of the MPC Affiliated Group (other than the Subsidiaries) and for any Taxes of the Subsidiaries, with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with SECTION 8.01(b)) to the portion of such period beginning before and ending on the Closing Date), and
(y) for the unpaid Taxes of any Person under Treas. Reg. Section 1.1502-6.

    (b) Purchaser agrees to indemnify Seller, and their officers, directors, employees, stockholders, representatives and agents (the "SELLER INDEMNITEES"), from and against any Adverse Consequences Seller Indemnitees may suffer resulting from, arising out of, or relating to, any liability of Seller for any Taxes of Purchaser, the Company and the Subsidiaries with respect to any Tax year or portion thereof after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with SECTION 8.01(b)), to the portion of such period ending after the Closing Date.

    (c) The obligations of Seller and Purchaser under this SECTION 10.01 shall survive until the expiration of the applicable statute of limitations.

    10.02  INDEMNIFICATION FOR RESTRUCTURING; DIVESTITURE; OIL AND GAS
SALE. (a) Seller agrees to indemnify Purchaser Indemnitees in respect of and hold each of them harmless from and against any Adverse Consequences suffered, incurred or sustained by any of them and resulting from, arising out of or relating to (i) the Restructuring and/or the Divestiture, (ii) any aspect of the business of Seller (other than the Company and the Subsidiaries) or
(iii) regulatory requirements with respect to the use of the proceeds of the Oil and Gas Sale. Seller's obligations under this SECTION 10.02 shall survive indefinitely.

    (b) To the extent such amount is not paid prior to Closing, Seller agrees to indemnify Purchaser Indemnitees in respect of and hold each of them harmless with respect to the amount of $3,894,823 set forth on PP&L Montana, LLC's Invoice Number 82200, dated September 25, 2000 relating to the Wholesale Transmission Services Agreement.

    10.03  OTHER INDEMNIFICATION.  Subject to the other Sections of this
ARTICLE X, Purchaser shall indemnify the Seller and its directors, officers, employees and agents in respect of, and hold each of them harmless from and against, any and all Adverse Consequences suffered, incurred or sustained by any of them or of or relating to MPC, the Company and the Subsidiaries resulting from or arising out of the operation of the business of MPC, the Company and the Subsidiaries from and after Closing (including, without limitation, Adverse Consequences arising out of or relating to any Environmental Law); PROVIDED, HOWEVER, that such indemnity shall not apply until the total amount of such Adverse Consequences shall exceed $1,000,000 at which time the entire amount of all such Adverse Consequences shall be indemnified hereunder.

    10.04 SPECIAL ENVIRONMENTAL INDEMNITY. Seller shall indemnify, defend and hold harmless Purchaser Indemnitees against any Adverse Consequences which Purchaser Indemnitees may suffer, sustain, or become subject to, resulting from or arising out of: any claims, damages, liabilities, taxes, injuries to Persons, property or natural resources, fines, penalties, costs and expenses, including without limitation, settlement costs and reasonable legal, accounting or other expert fees and costs, incurred in connection with investigating or defending any action (an "ENVIRONMENTAL LOSS") sustained or required to be paid by reason of, or arising out of or caused by any act or omission occurring, or condition existing, on or prior to the Closing Date which related directly or indirectly to the business or operations or facilities (past or present) of MPC, the Company or its Subsidiaries, and which relate to a violation of or liability to pay costs, penalties, fines or damages under Environmental Laws; PROVIDED,

HOWEVER, that such indemnity shall be subject to the following: (i) it shall not apply until the total amount of such Environmental Loss exceeds $50,000,000;
(ii) after the first $50,000,000 of Environmental Loss, Seller shall be liable for the next $25,000,000 of Environmental Loss; (iii) Seller shall be liable for 50% of all Environmental Loss in excess of $75,000,000 in the aggregate; and
(iv) in no event shall Seller's obligations under this SECTION 10.04 exceed $100,000,000. Seller's obligations under this SECTION 10.04 shall survive for a period of five years from the Closing Date.

    10.05 SPECIAL LITIGATION INDEMNITY. Seller shall indemnify, defend and hold harmless Purchaser Indemnitees against and pay on behalf of or reimburse Purchaser Indemnitees as and when incurred for any Adverse Consequences which Purchaser Indemnitees may suffer, sustain or become subject to, resulting from or arising out of those matters set forth on SCHEDULE 10.05 hereto. Seller's obligations under this SECTION 10.05 shall survive indefinitely. Purchaser agrees that it will make any employees of the Company or the Subsidiaries connected to the matters set forth in SCHEDULE 10.05 reasonably available to Seller, upon Seller's reasonable request and at Seller's sole expense, for the purposes of defending the matters set forth in this SECTION 10.05.

    10.06 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under this ARTICLE X will be asserted and resolved as follows:

    (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this ARTICLE X is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or any Affiliate of Seller or of Purchaser (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE X and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

        (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
    SECTION 10.06(A), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof and shall keep the Indemnified Party informed of all material developments relating to such proceedings; PROVIDED, HOWEVER, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party's good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such

    Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this ARTICLE X with respect to such Third Party Claim.

        (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to SECTION 10.06(a), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

       (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under this ARTICLE X or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Adverse Consequences arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under this
    Article X and the Indemnifying Party shall pay the amount of such Adverse Consequences to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

        (iv) Notwithstanding any other provision of this SECTION 10.06(a) to the contrary, Purchaser shall have the right to defend all Third Party Claims covered by SECTION 10.04, by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by Purchaser to a final conclusion or will be settled at the discretion of Purchaser (but only with the consent of Seller, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief involving Seller other than the payment of monetary damages). Purchaser will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof, and shall keep Seller informed of all material developments relating to such proceedings. Seller may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by Purchaser pursuant to this SECTION 10.06(a)(iv) and Seller will bear its own costs and expenses with respect to such counsel.

    (b) In the event any Indemnified Party should have a claim under this
ARTICLE X against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Adverse Consequences arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this ARTICLE X and the Indemnifying Party shall pay the amount of such Adverse Consequences to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

    (c) In the event of any claim for indemnity under this ARTICLE X, each party agrees to give reasonable access to its Books and Records and employees in connection with the matters for which indemnification is sought to the extent a party reasonably deems necessary in connection with its rights and obligations under this ARTICLE X.

    10.07 REQUIREMENTS FOR INDEMNITY. Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of any and all Adverse Consequences arising under this ARTICLE X, (a) unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (i) as soon as practical following the time at which an officer of the Indemnified Party discovered or reasonably should have discovered such claim and (ii) in any event prior to the applicable Cut-off Date, and
(b) to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Adverse Consequences, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.

    10.08 EXCLUSIVITY. After the Closing, to the extent permitted by Law, the indemnities set forth in this ARTICLE X shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

                                   ARTICLE XI
                                  TERMINATION

    11.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, whether prior to or after the MPC Stockholders' Approval:

    (a) by mutual written agreement of Seller, MPC and Purchaser;

    (b) by Seller, MPC or Purchaser, in the event that any Order or Law becomes effective, and is non-appealable, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

    (c) by Seller, MPC or Purchaser if the MPC Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote actually held at the MPC Stockholders' Meeting;

    (d) by Seller, MPC or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or other agreements contained in this Agreement on the part of the other party, which breach either (i) is not cured with fifteen (15) days following written notice by the terminating party to the party committing such breach, or (ii) by its nature, cannot be cured prior to March 31, 2002;

    (e) at any time after March 31, 2002, by Seller, MPC or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party;

    (f) by Purchaser if (i) the Board of Directors of MPC shall have (A) failed to recommend, or withdrawn, modified or amended in any respect adverse to Purchaser its approval or recommendation of, this Agreement or the transactions contemplated herein or resolved to do so, or (B) approved or recommended a Superior Proposal from a Person (other than Purchaser) or resolved to do so, or
(ii) Seller or MPC breaches any of its agreements in SECTION 4.04, SECTION 4.11 or SECTION 4.12; or

    (g) by Seller or MPC (but only prior to adoption of the MPC Stockholders' Approval), if the Board of Directors of MPC, by majority vote, shall have determined that an Acquisition Proposal constitutes a Superior Proposal; provided that, (i) MPC shall have provided to Purchaser three (3) Business Days' notice of its intention to terminate this Agreement pursuant to this
SECTION 11.01(g) (which notice shall include the most current version of the agreement to be entered into in connection with the Superior Proposal (or a description of all of the material terms and conditions thereof)), (ii) MPC has complied with the provisions of SECTION 4.04, SECTION 4.11 and SECTION 4.12,
(iii) the Superior Proposal is pending at the time of such termination,
(iv) the Board of Directors shall have determined in good faith, after giving effect to all concessions and modifications which may be offered by Purchaser pursuant to clause (v) below, and after consultation with its financial advisors and outside legal counsel, that such proposal is a Superior Proposal,
(v) during the three (3) Business Days' notice referred to in (i) above, Seller and MPC shall, and shall cause the financial and legal advisors to, negotiate in good faith with Purchaser with respect to any modifications to the terms of this Agreement proposed by Purchaser that would enable MPC and Purchaser to proceed with the transactions contemplated hereby, and (vi) it shall be a condition precedent to the termination of this Agreement by Seller or MPC pursuant to this
SECTION 11.01(g) that Seller and MPC shall have made the payment of the Fee and Expenses required by SECTION 11.03.

    11.02 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to SECTION 11.01 and subject to the payment of amounts due under
SECTION 11.03 below, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller, MPC or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that (i) the provisions with respect to expenses in SECTION 13.03 and confidentiality in SECTION 13.05 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

    11.03  FEES AND EXPENSES.

    (a) If this Agreement is terminated (i) pursuant to SECTION 11.01(f)or (g), then Seller and MPC, jointly and severally, shall pay to Purchaser,
(A) simultaneously with any termination by Seller or MPC pursuant to
SECTION 11.01(g), and (B) within one Business Day following any termination by Purchaser contemplated by SECTION 11.01(f), a fee, in cash, equal to $50,000,000 (the "FEE"), and (ii) by Purchaser pursuant to SECTION 11.01(d), and any Person shall have made an Acquisition Proposal prior to such termination, then MPC and Seller, jointly and severally, shall pay to Purchaser on the date of execution of a definitive agreement with respect to an Acquisition Proposal, or, if earlier, consummation of an Acquisition Proposal, the Fee, PROVIDED, HOWEVER, that no Fee shall be payable pursuant to clause (ii) of this SECTION 11.03 unless and until, within 12 months of such termination, MPC or Seller enter into a definitive agreement to consummate, or consummates, any transaction the proposal of which would have constituted an Acquisition Proposal, and PROVIDED, FURTHER, that Seller and MPC shall not in any event be obligated to pay more than one such fee with respect to all such occurrences and such termination. It is understood and agreed that the Fee constitutes liquidated damages and not a penalty.

    (b) In addition to the Fee payable pursuant to SECTION 11.03(a), (i) within one Business Day after the termination of this Agreement pursuant to
SECTION 11.01(c), (f) or (g), or (ii) if this Agreement is terminated by Purchaser pursuant to SECTION 11.01(d) and Purchaser is entitled to receive a Fee pursuant to SECTION 11.03(a) in connection with such termination, on the date of the execution of a definitive agreement with respect to an Acquisition Proposal, or, if earlier, consummation of an Acquisition Proposal, Seller and MPC, jointly and severally, shall pay all of Purchaser's Expenses (as defined below) up to a maximum payment pursuant to this SECTION 11.03(b) of $10,000,000. The term "Expenses" shall include all out-of-pocket expenses and fees (including without limitation fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel for arranging or providing financial advice or financing commitments with respect to this Agreement and the transactions contemplated hereby and all reasonable fees and expenses of counsel, accountants, experts and consultants to Purchaser) actually incurred by Purchaser or on its behalf in connection with the consummation of all transactions contemplated by this Agreement.

                                  ARTICLE XII
                                  DEFINITIONS

    12.01 DEFINITIONS. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

    "1935 ACT" has the meaning ascribed to it in SECTION 2.25.

    "ACQUISITION PROPOSAL" means any proposal or offer with respect to (i) a merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving (x) prior to the Restructuring MPC or any of its subsidiaries, and (y) from and after the Restructuring but prior to Closing, Seller or any of its subsidiaries, or
(ii) any direct or indirect acquisition of all or any substantial portion of the assets or 10% or more of the equity securities of (x) prior to the Restructuring, MPC or any of its subsidiaries, and (y) from and after the Restructuring but prior to Closing, Seller or any of its subsidiaries, other than, in any such case, the transactions contemplated by this Agreement and the Divestiture.

    "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, claims, demands, complaints, arbitration or Governmental or Regulatory Authority investigation.

    "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, deficiencies, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment.

    "AFFILIATE" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

    "AFFILIATE CONTRACT" has the meaning ascribed to it in SECTION 4.08.

    "AFFILIATED GROUP" means any affiliated group within the meaning of Code
Section 1504(a), or any similar group defined under a similar provision of state, local or foreign Law.

    "AGREEMENT" means this Stock Purchase Agreement and the Disclosure Schedule and the certificates delivered in accordance with SECTIONS 6.03 and 7.03, as the same shall be amended from time to time.

    "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

    "BENEFICIALLY" means the beneficial owner of such securities under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, including securities which such Person has a right to acquire (whether such right is exercisable immediately or only after the passage of time).

    "BENEFIT PLAN" means any Plan established by MPC, the Company or any Subsidiary, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date (or at any time within the five (5) year period prior thereto for a Plan subject to Title IV of ERISA), to which MPC, the Company or any Subsidiary contributes or has contributed, or under which any employee, former employee or director of MPC, the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

    "BACKGROUND MATERIALS" has the meaning ascribed to it in SECTION 3.11.

    "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or Condition of MPC and the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

    "BUDGET" means, with respect to fiscal year 2000, the FY2000 operating and capital budget of MPC and the Subsidiaries attached as SECTION 12.01 OF THE DISCLOSURE SCHEDULE hereto, and, with respect to fiscal year 2001, the FY2001 operating and capital budget of MPC and the Subsidiaries which shall be delivered to Purchaser not later than December 15, 2000 provided that the amounts budgeted therein shall be within 5% (plus or minus) of the amounts set forth in ANNEX II attached hereto for the line items set forth thereon, unless MPC has previously notified Purchaser and Purchaser has consented to such other amounts, such consent not to be unreasonably withheld or delayed.

    "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Montana are authorized or obligated to close.

    "BUSINESS OR CONDITION OF MPC AND THE COMPANY" means the business, financial condition or results of operations of MPC, the Company and the Subsidiaries taken as a whole.

    "CAUSE" means the failure to satisfactorily perform job duties, disruption of the employer's operation, or other legitimate business reason; provided, however, that legitimate business reasons shall not include reductions in force, reorganizations, nor restructuring.

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and the rules and regulations promulgated thereunder.

    "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided by 40 C.F.R. Section300.5.

    "CLAIM NOTICE" means written notification pursuant to SECTION 10.06(a) of a Third Party Claim as to which indemnity under ARTICLE X is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and the basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under ARTICLE X, together with the amount of, or if not then reasonably determinable, the estimated amount, determined in good faith, of the Adverse Consequences arising from such Third Party Claim.

    "CLOSING" means the closing of the transactions contemplated by
SECTION 1.03.

    "CLOSING DATE" means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in SECTIONS 6.04 through 6.10 and SECTIONS 7.04 through 7.06 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

    "CMPL" means Canadian-Montana Pipe Line Corporation, an Alberta corporation.

    "COAL SALE" means the sale, by Entech, of all the outstanding capital stock of Basin Resources Inc., a Colorado corporation, Horizon Coal Services Inc., a Montana corporation, North Central Energy Company, a Colorado corporation, Northwestern Resources Co., a Montana corporation and Western Energy Company, a Montana corporation.

    "CODE" means the Internal Revenue Code of 1986, as amended, or any replacement, and the rules and regulations promulgated thereunder.

    "COLSTRIP 1, 2 AND 3 TRANSMISSION ASSETS" has the meaning ascribed to it in that certain Asset Purchase Agreement, dated October 31, 1998, as amended, by and between PPL Montana LLC and MPC.

    "COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

    "COMPANY" has the meaning ascribed to it in the forepart of this Agreement.

    "CONTRACT" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract; PROVIDED, HOWEVER, that Contract shall not mean a transaction under a published tariff approved by a Governmental or Regulatory Authority.

    "COVERED PARTICIPANTS" has the meaning ascribed to it in SECTION 5.04(e).

    "CUT-OFF DATE" means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in SECTION 9.01 or
ARTICLE X.

    "DATA ROOM" has the meaning ascribed to it in SECTION 3.11.

    "DEFINED BENEFIT PLAN" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

    "DES" means Discovery Energy Solutions, Inc., a Montana corporation.

    "DISCLOSURE SCHEDULE" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

    "DISPUTE PERIOD" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

    "DIVESTITURE" means the completion of the IPP Sale, the Oil and Gas Sale and the Coal Sale.

    "DOLLAR" or "$" means a United States dollar, the lawful currency of the United States, unless otherwise designated.

    "ENTECH" means Entech, Inc., a Montana corporation.

    "ENVIRONMENTAL LAW" means any Law or Order relating to the regulation or protection of human health, public health or safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

    "ENVIRONMENTAL LOSS" has the meaning ascribed to it in SECTION 10.04.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

    "ERISA AFFILIATE" means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company or any Subsidiary (within the meaning of Section 414 of the Code).

    "EXCHANGE ACT" means the Exchange Act of 1934, as amended.

    "EXON-FLORIO AMENDMENT" means Section 721 of the Defense Production Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto or in consequence thereof.

    "EXPENSES" shall have the meaning ascribed to it in SECTION 11.03(b).

    "FEE" shall have the meaning ascribed to it in SECTION 11.03(a).

    "FCC" means the Federal Communications Commission, or any successor entity thereto.

    "FERC" means the Federal Energy Regulatory Commission, or any successor entity thereto.

    "FINANCIAL STATEMENTS" means the consolidated financial statements of MPC and its consolidated subsidiaries delivered to Purchaser pursuant to
SECTION 2.09 or 4.06.

    "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

    "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or Canada or any state, county, city or other political subdivision.

    "HSR ACT" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

    "INCOME TAXES" means any federal, state, local, or foreign income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

    "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

    "INDEBTEDNESS" means, with respect to any Person, whether recourse is to all or a portion of the Assets or Properties of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation for such Person evidenced by bonds, debentures, notes or similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (iv) every capital lease obligation of such Person, (v) the maximum fixed redemption or repurchase price of mandatorily redeemable stock of such Person at the time of determination, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any sale and leaseback transaction to which such Person is a party, (vii) all obligations under interest rate protection, hedging or similar agreements, (ix) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, or which is secured by a Lien on any Asset or Property of such Person.

    "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of ARTICLE X.

    "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE X.

    "INDEMNITY NOTICE" means written notification pursuant to SECTION 10.06(b) of a claim for indemnity under ARTICLE X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Adverse Consequences arising from such claim.

    "INDEPENDENT TRANSMISSION COMPANY" means a for-profit independent transmission company proposed to be created by MPC, Avista Corp., Portland General Electric Co., Puget Sound Energy, Inc., Sierra Pacific Power Co., and Nevada Power Co., pursuant to the Independent Transmission Company Memorandum of Understanding dated April 26, 2000, or any other independent transmission company of similar nature that conforms to FERC Order 2000, whether in existence or proposed to be created, of which MPC, the Company or any Subsidiary is a member or proposes to be a member.

    "INTELLECTUAL PROPERTY" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes but excluding third party commercial software used in the ordinary course of business) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

    "INTERIM FINANCIAL STATEMENT DATE" means July 31, 2000.

    "INTERIM FINANCIAL STATEMENTS" means the Financial Statements for the most recent fiscal period of MPC delivered to Purchaser pursuant to
SECTION 2.09(a)(ii).

    "IPP SALE" means the sale of the outstanding capital stock of Continental Energy Services, Inc. a Montana corporation, by Entech.

    "IRS" means the United States Internal Revenue Service or any successor agency.

    "KNOWLEDGE OF SELLER AND MPC" (including any correlative term) with respect to a particular fact or other matters, means that any officer of MPC, the Company or any Subsidiary, or a reasonably prudent individual in the position of such officer, after due inquiry, knows or is actually aware of such fact or other matter.

    "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

    "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

    "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

    "MPC" has the meaning ascribed to it in the forepart of this Agreement.

    "MPC AFFILIATED GROUP" means the Affiliated Group of which MPC has been or is the common parent including MPC.

    "MPC 401(k) PLAN" means the Montana Power Company and Subsidiaries Employee Retirement Savings Plan, as in effect from time to time.

    "MPC PENSION PLAN" has the meaning ascribed to it in SECTION 5.04(g).

    "MPC STOCK OPTION" has the meaning ascribed to it in SECTION 5.04(i).

    "MPC STOCKHOLDERS' APPROVAL" has the meaning ascribed to it in
SECTION 4.12.

    "MPC STOCKHOLDERS' MEETING" has the meaning ascribed to it in SECTION 4.11.

    "NPL" means the National Priorities List under CERCLA.

    "OIL AND GAS SALE" means the sale, by Entech, of all the outstanding capital stock and assets of Altana Exploration Company, a Montana corporation, and all the outstanding capital stock of Entech Gas Ventures, Inc., a Montana corporation, Glacier Gas Company, a Montana corporation, North American Resources Company, a Montana corporation, The Montana Power Gas Company, a Montana corporation, The Montana Power Trading & Marketing Company, a Montana corporation, and Altana Exploration Ltd., an Alberta corporation.

    "OPTION" with respect to any Person means any security, convertible security, right, subscription, call, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

    "ORDER" means any writ, judgment, decree, injunction or other order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

    "PARTNERSHIP" has the meaning ascribed to it in SECTION 8.12.

    "PBGC" means the Pension Benefit Guaranty Corporation established under
ERISA.

    "PSC" means the Montana Public Service Commission.

    "PERMITTED LIEN" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the Business or Condition of MPC and the Company.

    "PENSION BENEFIT PLAN" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

    "PERSON" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

    "PILKO ENVIRONMENTAL REPORTS" means the reports prepared by Pilko & Associates, Inc. for MPC, titled as follows: "Environmental Assessment of Montana Power's Utility Business" (including Attachments A and B thereto) dated June, 2000; "Phase II Investigation Colstrip Project" dated August, 1998; "Phase II Investigation Corette Project" dated August, 1998; "Phase II Investigation Hydroelectric Project Portfolio (except Milltown)" dated August, 1998; and "Phase II Investigation Milltown Hydroelectric Project" dated August, 1998.

    "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

    "PROXY STATEMENT" has the meaning ascribed to it in SECTION 2.22.

    "PURCHASE PRICE" has the meaning ascribed to it in SECTION 1.02.

    "PURCHASER" has the meaning ascribed to it in the forepart of this Agreement.

    "PURCHASER INDEMNITEES" has the meaning ascribed to it in SECTION 10.01.

    "QUALIFIED PLAN" means each Benefit Plan which is intended to qualify under
Section 401 of the Code.

    "QF" means Qualified Facilities as defined in the Public Utility Regulatory Policies Act of 1978 and the regulations promulgated thereunder, specifically 18 CFR Part 292.

    "REGIONAL TRANSMISSION ORGANIZATION" means that not-for-profit corporation incorporated in the State of Washington on April 27, 2000 in relation to the creation of a regional transmission organization (having the characteristics and functions set forth in FERC Order 2000) by and among Avista, the Bonneville Power Authority, Idaho Power Company, MPC, Nevada Power Company, PacifiCorp, Portland General Electric Company, Puget Sound Energy, Inc. and Sierra Pacific Power Company and any other electric energy transmission system owners willing to participate.

    "REPRESENTATIVES" has the meaning ascribed to it in SECTION 4.03.

    "RESOLUTION PERIOD" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

    "RESTRUCTURING" means the reorganization of the corporate structure of MPC including, but not limited to, (i) the merger of Entech with and into Entech LLC, a Montana limited liability company wholly owned by MPC, following which Entech LLC shall be the survivor, (ii) the merger of MPC with and into the Company, a Montana limited liability company wholly owned by Seller, pursuant to which shareholders of MPC will receive capital stock of Seller in exchange for capital stock of MPC, and following which the Company shall be the survivor, and (iii) the distribution of the capital stock of Entech LLC by the Company to Seller.

    "RIGHTS AGREEMENT" has the meaning ascribed to it in SECTION 2.27.

    "SEC" means the Securities and Exchange Commission or any successor entity thereto.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SELLER" has the meaning ascribed to it in the forepart of this Agreement.

    "SELLER INDEMNITEES" has the meaning ascribed to it in SECTION 10.01(b).

    "SUBJECT DEFINED BENEFIT PLAN" means each Defined Benefit Plan listed and described in SECTION 2.13(a) OF THE DISCLOSURE SCHEDULE.

    "SUBSIDIARIES" means CMPL, DES, Colstrip Community Services Company, a Montana corporation, Montana Power Services Company, a Montana corporation, and One Call Locators, Ltd., a Montana corporation.

    "SUBSTITUTE STOCK OPTIONS" has the meaning ascribed to it in
SECTION 5.04(i).

    "SUPERIOR PROPOSAL" shall mean a bona fide written Acquisition Proposal which the Board of Directors of MPC (prior to the Restructuring and prior to Closing) or Seller (after the Restructuring but prior to Closing) concludes in good faith after consultation with a financial advisor of nationally recognized reputation, taking into account, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including, but not limited to, any break-up fees, expense reimbursement provisions and conditions to consummation), (i) would, if consummated, result in a transaction that is more favorable to all of the stockholders (in their capacities as stockholders) of MPC (prior to the Restructuring) or Seller (after the Restructuring but prior to Closing), from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated; provided, that for purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in SECTION 12.01 except that (x) the reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "51%", (y) "Acquisition Proposal" shall only be deemed to refer to a transaction involving, prior to the Restructuring MPC, and after the Restructuring, but prior to Closing, Seller, and (z) the reference to "assets" shall refer to the assets of, prior to the Restructuring, MPC and its subsidiaries taken as a whole, and after the Restructuring but prior to Closing to Seller and its subsidiaries, taken as a whole, and not the assets of any of the Subsidiaries alone.

    "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "THIRD PARTY CLAIM" has the meaning ascribed to it in SECTION 10.06(A).

    "TREAS REG." means the regulations (including any proposed or temporary regulations) issued under the Code by the Department of Treasury as they may be amended from time to time, or any applicable successor regulations.

    "UNITS" has the meaning ascribed to it in the recitals to this Agreement.

    "UTILITY BUSINESS" has the meaning ascribed to it in SECTION 2.28.

    "WHOLESALE TRANSMISSION SERVICES AGREEMENT" means the Wholesale Transmission Services Agreement dated December 17, 1999, by and between MPC and PP&L Montana, LLC.

    (b) CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender;
(ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                  ARTICLE XIII
                                 MISCELLANEOUS

    13.01 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

        If to Purchaser, to:

        NorthWestern Corporation
        125 South Dakota Avenue
        Sioux Falls, SD 57104-6403
        Facsimile No.: (605) 978-2910
        Attn: Eric R. Jacobsen
             Vice President, General Counsel

        with a copy to:

        Paul, Hastings, Janofsky, & Walker, LLP
        1299 Pennsylvania Avenue, N.W.
        Washington, D.C. 20004-2400
        Facsimile No.: (202) 508-9700
        Attn: Charles A. Patrizia

        If to Seller, to:

        Touch America Holdings, Inc.
        40 East Broadway Street
        Butte, Montana 59701-9394
        Facsimile No.: (406) 497-2451
        Attn: Vice President and General Counsel

        If to MPC:

        40 East Broadway Street
        Butte, Montana 59701-9394
        Facsimile No.: (406) 497-2451
        Attn: Vice President and General Counsel

        , in each case with a copy to:

        Milbank, Tweed, Hadley & McCloy LLP
        One Chase Manhattan Plaza
        New York, NY 10005
        Facsimile No.: (212) 530-5219
        Attn: John T. O'Connor

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

    13.02 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation that certain confidentiality agreement between the parties dated June 1, 2000, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

    13.03 EXPENSES. Except as otherwise expressly provided in this Agreement (including without limitation as provided in SECTIONS 11.02 and 11.03), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

    13.04 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, MPC, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom MPC, the Company and the Subsidiaries sell goods or provide services or with whom the Company and the Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby (including transition, integration and similar plans) without the consent of the other, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. MPC, Seller and Purchaser will also obtain the other party's prior approval which approval shall not be unreasonably withheld of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

    13.05 CONFIDENTIALITY. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning MPC, the Company and the Subsidiaries furnished by Seller and MPC hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than five
(5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party which furnished such documents and information or its Representatives.

    13.06 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

    13.07 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

    13.08 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

    13.09 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

    13.10 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

    13.11 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

    13.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State.

    13.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    13.14 INSURANCE COVERAGE AFTER CLOSING. The parties hereto agree and acknowledge that, except as disclosed in SECTION 13.14 OF THE DISCLOSURE SCHEDULE, each insurance policy listed in SECTION 2.18 OF THE DISCLOSURE SCHEDULE maintained by Seller and its Affiliates (including MPC, the Company and the Subsidiaries) shall be available to or cover MPC, the Company and the Subsidiaries or their respective assets, properties, operations and liabilities after the Closing Date, and all benefits and coverage under each such insurance policy shall continue following the Closing Date.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                                       NORTHWESTERN CORPORATION

                                                       By:  /s/ ERIC R. JACOBSEN
                                                            -----------------------------------------
                                                            Name: Eric R. Jacobsen
                                                            Title: Vice President, General Counsel

                                                       TOUCH AMERICA HOLDINGS, INC.

                                                       By:  /s/ J.P. PEDERSON
                                                            -----------------------------------------
                                                            Name: J.P. Pederson
                                                            Title: Vice President & Chief Financial
                                                            Officer

                                                       THE MONTANA POWER COMPANY

                                                       By:  /s/ J.P. PEDERSON
                                                            -----------------------------------------
                                                            Name: J.P. Pederson
                                                            Title: Vice President & Chief Financial
                                                            Officer

                                AMENDMENT NO. 1
                                       TO
                            UNIT PURCHASE AGREEMENT

    This Amendment No.1 to the Unit Purchase Agreement (the "AMENDMENT") is entered into as of June 21, 2001 by and among NorthWestern Corporation, a Delaware corporation ("PURCHASER"), Touch America Holdings, Inc., a Delaware corporation ("SELLER") and The Montana Power Company, a Montana corporation ("MPC"). This Amendment is entered into as a material part of the consideration under, and pursuant to the terms of the Unit Purchase Agreement (the "UPA") dated as of September 29, 2000 by and among Purchaser, Seller and MPC. Capitalized terms not otherwise defined herein have the meanings set forth in the UPA.

    WHEREAS, the parties hereto desire to amend the UPA as set forth below, and otherwise to affirm in all respects the terms and conditions of the UPA;

    NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

    FIRST. AMENDMENT TO SECTION 4.18. Section 4.18 is hereby replaced in its entirety and shall read as follows:

    "4.18. POWER SUPPLY.

        (a) Seller and MPC agree to advise, consult and cooperate with Purchaser regarding steps to be taken to manage power supply risks, including
    (i) securing power to replace that currently supplied under the wholesale buyback agreement with PPL Montana LLC that expires on June 30, 2002, and
    (ii) supplying MPC's residual customer load in full in the event the PSC proceeding on default supplier rules is not resolved by June 30, 2002, or if MPC's default supplier role is extended beyond July 1, 2002. Seller and MPC agree to take reasonable and prudent steps to mitigate such risk, including contracting for additional power supply, and to consult and cooperate with Purchaser in the taking of such steps.

        (b) Prior to Closing, MPC shall transfer and assign to Seller, or to an Affiliate of Seller (other than the Company or any of the Subsidiaries), and such assignee shall expressly assume, the ASiMI Contract in accordance with the terms thereof and pursuant to all applicable Laws. As of the date of such assignment, all liabilities, obligations, risks and responsibilities of MPC with respect to the ASiMI Contract shall become liabilities, obligations, risks and responsibilities solely of Seller or an Affiliate of Seller. Neither Purchaser or MPC nor any of their officers, directors, stockholders, representatives, agents, successors or assigns (including the Company) shall have any obligation, liability, risk, or responsibility in relation to the ASiMI Contract, PROVIDED, HOWEVER, THAT to the extent required to accomplish delivery of power to ASiMI under the contract as assigned, MPC may enter into a transmission or distribution services agreement with Seller or Seller's Affiliates on the same terms and conditions as MPC's standard form transmission or distribution services agreement under its then applicable filed tariff, including payment of the standard charges therefor. Seller shall use commercially reasonable efforts to obtain the written release of MPC and its successors (including the Company) from all past and future liability under the ASiMI Contract. From and after the effective date of the First Amendment, neither Seller nor MPC shall have any obligation to consult with Purchaser regarding steps taken to mitigate risk relating to the ASiMI Contract. From and after the effective date of the First Amendment, other than this SECTION 4.18(B) and
    SECTION 6.11, none of the representations, warranties, covenants or agreements of Seller or MPC under the UPA shall apply to the ASiMI Contract or to any actions taken by Seller or MPC with respect to the ASiMI Contract.

    SECOND. NEW SECTION 6.11. New Section 6.11 is hereby added to the UPA to read as follows:

        "6.11 TRANSFER OF THE ASIMI CONTRACT: Prior to Closing, (i) MPC shall have transferred and assigned the ASiMI Contract, in accordance with the terms thereof and pursuant to all applicable

    Laws, to Seller or to an Affiliate of Seller in accordance with
    Section 4.18(b), (ii) the ASiMI Contract shall have been assumed by Seller or such Affiliate as provided in Section 4.18(b), and (iii) Seller or Seller's Affiliate shall have made all required filings and obtained all required consents, in connection with the ASiMI Contract and the transfer thereof, in each instance to Purchaser's reasonable satisfaction. Seller shall have provided a certificate of an officer of Seller or Seller's Affiliate that the assignee is ready and capable of fulfilling the ASiMI Contract and has made all required filings and obtained all required consents incident thereto and the transfer thereof."

    THIRD. AMENDMENT TO SECTION 10.02(A). Section 10.02(a) is hereby replaced in its entirety and shall read as follows:

        "Indemnification for Restructuring; Divestiture; Oil and Gas Sale; ASiMI Contract. (a) Seller agrees to indemnify Purchaser Indemnitees in respect of and hold each of them harmless from and against any Adverse Consequences suffered, incurred or sustained by any of them and resulting from, arising out of or relating to (i) the Restructuring and/or the Divestiture,
    (ii) any aspect of the business of Seller (other than the Company and the Subsidiaries), (iii) regulatory requirements with respect to the use of the proceeds of the Oil and Gas Sale, (iv) the ASiMI Contract or any failure of performance or breach thereof, including, without limitation, any Adverse Consequences related to risk of service, litigation, property damage, personal injury or tort claim or punitive or exemplary damage, regardless of whether a Third Party claim is involved or claim by ASiMI for service under the ASiMI Contract or applicable law. Solely with respect to the indemnification relating to the ASiMI Contract hereunder, notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Sections 10.06 and 10.07), upon receipt of a notice from any Purchaser Indemnitee by Seller of any such indemnification claim, Seller agrees immediately to take whatever steps are necessary to assume the defense of the claim and hold the Purchaser harmless at Seller's sole cost and expense and immediately to reimburse any expenses incurred or to be incurred by any Purchaser Indemnitee as a result of such claim. Thereafter, Seller shall immediately advance any and all costs and expenses incurred by any Purchaser Indemnitee, including, without limitation, costs and expenses incurred by any Purchaser Indemnitee to defend any Third Party claim against it. Such advances or reimbursements, as the case may be, shall be made by Seller to a Purchaser Indemnitee, immediately upon submission by such Purchaser Indemnitee of a written request for advance or reimbursement, along with reasonable evidence of costs or expenses incurred. Seller's obligations under this Section 10.02 shall survive indefinitely. In the event that Seller enters into any agreement to merge, or to sell its assets or otherwise enters into any transaction the effect of which is that other party to such agreement or arrangement effectively becomes the successor to Seller, the successor shall expressly assume all the obligations and duties in relation to this Agreement.

    FOURTH. AMENDMENTS TO SECTION 12.01. Section 12.01 is hereby amended as follows:

        (i) The following definition is hereby added to Section 12.01:

           "ASIMI CONTRACT" means the Agreement For Electric Service by and between MPC and Advanced Silicon Materials, Inc. ("ASIMI") dated
       March 21, 1996, as amended from time to time, and the Agreement between The Montana Power Trading & Marketing Company and ASiMI dated as of June 1, 1998, as amended from time to time, and any agreements entered into in connection therewith or related thereto."

        (ii) The definition of "Budget" in Section 12.01 is hereby replaced in its entirety with the following definition:

    "BUDGET" means with respect to the fiscal year 2000, the FY2000 operating budget of MPC and the Subsidiaries attached as SECTION 12.01 OF THE DISCLOSURE SCHEDULE attached to the UPA, and, with respect to the fiscal year 2001, the FY2001 operating and capital budget of MPC and the Subsidiaries which is attached hereto as Exhibit A."

        (iii) The following definition is hereby added to Section 12.01:

           "FIRST AMENDMENT" means Amendment No. 1 to the UPA dated as of June 21, 2001, by and among Purchaser, Seller and MPC."

    FIFTH. AMENDMENT TO ANNEX I. Annex I to the UPA, the unaudited balance sheet of MPC and the Subsidiaries as of July 31, 2000, shall be modified to the extent necessary so that it does not reflect any liabilities relating to the ASiMI Contract (the "RESTATED BALANCE SHEET"). If the Restated Balance Sheet is required, it will be attached hereto in the form of Exhibit B, which shall replace and be in lieu of the Annex I currently attached to the UPA.

    SIXTH. MISCELLANEOUS. As of the date hereof, (a) Purchaser hereby forebears and waives its rights under the UPA relating to any breach or alleged breach by Seller or MPC of any provision of the UPA known to Purchaser and existing on the date hereof and (b) MPC and Seller hereby forebear and waive their rights under the UPA relating to any breach or alleged breach by Purchaser of any provision of the UPA known to MPC or Seller and existing on the date hereof. The foregoing is not intended to waive either MPC, Seller's or Purchaser's rights to require satisfaction of closing conditions as they relate to matters not addressed by this Amendment, including the parties' rights under Sections 2.09(b), 6.01 and 7.01, respectively, of the UPA.

    This Amendment shall become effective upon execution and delivery hereof.

    Except as set forth in this Amendment, the UPA shall remain in full force and effect and is hereby ratified by Purchaser, Seller and MPC.

    This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to a Contract executed and performed in such State.

    IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                                       NORTHWESTERN CORPORATION

                                                       By:  /s/ ERIC R. JACOBSEN
                                                            -----------------------------------------
                                                            Name: Eric R. Jacobsen
                                                            Title: Vice President, General Counsel

                                                       TOUCH AMERICA HOLDINGS, INC.

                                                       By:  /s/ J.P. PEDERSON
                                                            -----------------------------------------
                                                            Name: J.P. Pederson
                                                            Title: Vice President & Chief Financial
                                                            Officer

                                                       THE MONTANA POWER COMPANY

                                                       BY:  /S/ J.P. PEDERSON
                                                            -----------------------------------------
                                                            Name: J.P. Pederson
                                                            Title: Vice President & Chief Financial
                                                            Officer

                                                                         ANNEX C

                        MONTANA BUSINESS CORPORATION ACT
                       SECTIONS 35-1-826 THROUGH 35-1-839

35-1-826 Definitions.

    As used in 35-1-826 through 35-1-839, the following definitions apply:

    (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporation" includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

    (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

35-1-827 Right to dissent.

    (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

        (a) consummation of a plan of merger to which the corporation is a party if:

           (i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

           (ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

        (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

        (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

        (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           (i) alters or abolishes a preferential right of the shares;

           (ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

          (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

35-1-828 Dissent by nominees and beneficial owners.

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        (a) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

35-1-829 Notice of dissenters' rights.

    (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

    (2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

35-1-830 Notice of intent to demand payment.

    (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

        (a) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b) may not vote his shares in favor of the proposed action.

    (2) A shareholder who does not satisfy the requirements of subsection (1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

35-1-831. Dissenters' notice.

    (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

    (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

        (a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

        (b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

        (c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not he acquired beneficial ownership of the share before the date;

        (d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

        (e) be accompanied by a copy of 35-1-826 through 35-1-839.

35-1-832 Duty to demand payment.

    (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (3) A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

35-1-833 Share restrictions.

    (1) The corporation may restrict the transfer of uncertificated shares from the date of the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

35-1-834 Payment.

    (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

    (2) The payment must be accompanied by:

        (a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b) a statement of the corporation's estimate of the fair value of the shares;

        (c) an explanation of how the interest was calculated;

        (d) a statement of the dissenter's right to demand payment under 35-1-837; and

        (e) a copy of 35-1-826 through 35-1-839.

35-1-835 Failure to take action.

    (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

35-1-836 After-acquired shares.

    (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, and explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

35-1-837 Procedure if shareholder dissatisfied with payment or offer.

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if"

        (a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due in incorrectly calculated;

        (b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

        (c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection
(1) within 30 days after the corporation made or offered payment for his shares.

35-1-838 Court action.

    (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding with 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the district court of the county where the corporation's principal office or, if its principal office is not located in the state, where its registered office located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served by certified mail or by publication as provided by law.

    (4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (5) Each dissenter made a party to the proceeding is entitled to judgment:

        (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or

        (b) for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

35-1-839 Court costs and attorney fees.

    (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

        (b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 (a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

    Section 145 (b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 (g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

    Section 102 (b) (7) of the Delaware Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

    In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article 8 of the Registrant's Certificate of Incorporation provides as follows:

        EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article EIGHTH shall adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

    In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article 5 of the Registrant's Bylaws provide as follows:

        SECTION 5.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such indemnitee in connection therewith; PROVIDED, HOWEVER, that except as provided in Section 5.3 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

        SECTION 5.2 RIGHT TO ADVANCEMENT OF EXPENSES. The right to indemnification conferred in Section 5.1 shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); PROVIDED, HOWEVER, that, if the GCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 5.2 or otherwise.

        SECTION 5.3  RIGHT OF INDEMNITEE TO BRING SUIT.  If a claim under
    Section 5.1 or Section 5.2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right of an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the GCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

        SECTION 5.4 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, provision of these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        SECTION 5.5 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

        SECTION 5.6  INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE
    CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

        SECTION 5.7 CONTRACT RIGHTS. The rights to indemnification and to the advancement of expenses conferred in Section 5.1 and Section 5.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

    A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers of the Registrant and its subsidiaries for losses a result of claims based upon the acts or omissions as directors and officers of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------

         3.1            Certificate of Incorporation of Touch America
                        Holdings, Inc., dated September 27, 2000.*

         3.2            By-laws of Touch America Holdings, Inc., dated
                        September 28, 2000.*

         4.1            Specimen Certificate of common share of the Registrant.*

         4.2            Specimen Certificate of preferred share of the Registrant.*

         4.3            Certificate of Designation of Preferred Stock, $6.875 Series
                        of the Registrant.*

         5.1 Opinion of Milbank, Tweed, Hadley & McCloy LLP as to legality of the Registrant's shares.*

         8.1            Opinion of Thelen Reid & Priest LLP as to tax matters.*

        10.1 Stock and Asset Purchase Agreement, dated August 25, 2000, and as amended August 27, 2000, by and among PanCanadian
                        Petroleum Limited, PanCanadian Energy, Inc., Altana
                        Exploration Company and Entech, Inc. (Incorporated by reference to The Montana Power Company's Form 10-Q filed
                        September 30, 2000).

        10.2            Stock Purchase Agreement, dated September 15, 2000, between
                        Westmoreland Coal Corporation and Entech, Inc. (Incorporated
                        by reference to The Montana Power Company's Form 10-Q filed
                        September 30, 2000).

        10.3            Stock Purchase Agreement, dated September 19, 2000, between
                        BBI Power Corporation and Entech, Inc. (Incorporated by
                        reference to The Montana Power Company's Form 10-Q filed
                        September 30, 2000).

        10.4            Agreement and Plan of Merger, dated as of February 20, 2001, by and among the Registrant, The Montana Power, L.L.C., and
                        The Montana Power Company (attached as Annex A to the proxy statement/prospectus contained in this Registration
                        Statement). Pursuant to Item 601(b)(2) of Regulation S-K,
                        the Exhibits referred to in the Merger Agreement are
                        omitted. The Registrant hereby undertakes to furnish a
                        supplemental copy of any omitted Exhibit to the Commission upon request.

        10.5            Unit Purchase Agreement, dated September 29, 2000, by and
                        among the Registrant, The Montana Power Company and
                        NorthWestern Corporation (attached as Annex B to the proxy statement/prospectus contained in the Registration
                        Statement). Pursuant to Item 601(b)(2) of Regulation S-K,
                        the Schedules referred to in the Purchase Agreement are
                        omitted. The Registrant hereby undertakes to furnish a
                        supplemental copy of any omitted Schedule to the Commission upon request.

        21.             Subsidiaries of Touch America Holdings, Inc.

                        Touch America, Inc., a Montana corporation;
                        Tetragenics Corporation, a Montana corporation;
                        Entech LLC, a Montana limited liability company; and The Montana Power, L.L.C., a Montana limited liability company.

        23.1            Consent of PricewaterhouseCoopers LLP*

        23.2            Consent of Arthur Andersen LLP*

        24. Powers of Attorney (included in the signature page of this Registration Statement)

------------------------

*   Filed herewith

ITEM 22. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

    (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the town of Butte in the State of Montana on July 13, 2001.

                                                       TOUCH AMERICA HOLDINGS, INC.

                                                       By:           /s/ JERROLD P. PEDERSON
                                                            -----------------------------------------
                                                                       Jerrold P. Pederson
                                                             Vice President, Chief Financial Officer,
                                                             Treasurer & Principal Accounting Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerold P. Pederson as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Form S-4 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                /s/ ROBERT P. GANNON
     -------------------------------------------       Chairman, Chief Executive         July 13, 2001
                  Robert P. Gannon                       Officer and Director

               /s/ JERROLD P. PEDERSON
     -------------------------------------------       Vice President, Chief Financial   July 13, 2001
                 Jerrold P. Pederson                     Officer and Director

                  /s/ ADAM F. CAIN
     -------------------------------------------       Director                          July 13, 2001
                    Adam F. Cain

                 /s/ JOHN G. CONNORS
     -------------------------------------------       Director                          July 13, 2001
                   John G. Connors

                  /s/ R. D. CORETTE
     -------------------------------------------       Director                          July 13, 2001
                    R. D. Corette

                   /s/ KAY FOSTER
     -------------------------------------------       Director                          July 13, 2001
                     Kay Foster

                 /s/ JOHN R. JESTER
     -------------------------------------------       Director                          July 13, 2001
                   John R. Jester

               /s/ CARL LEHRIKIND III
     -------------------------------------------       Director                          July 13, 2001
                 Carl Lehrikind III

              /s/ DEBORAH D. MCWHINNEY
     -------------------------------------------       Director                          July 13, 2001
                Deborah D. McWhinney

                /s/ NOBEL E. VOSBURG
     -------------------------------------------       Director                          July 13, 2001
                  Nobel E. Vosburg